    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1996


                                                      REGISTRATION NO. 333-05293
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  DYNAMEX INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            4215                           86-0712225
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification Number)

                              2630 SKYMARK AVENUE
                                   SUITE 610
                          MISSISSAUGA, ONTARIO L4W 5A4
                                 (905) 238-6414
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT P. CAPPS
                VICE PRESIDENT-FINANCE AND CORPORATE DEVELOPMENT
                               ONE GALLERIA TOWER
                          13355 NOEL ROAD, SUITE 1650
                              DALLAS, TEXAS 75240
                                 (214) 960-4859
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies To:

             CROUCH & HALLETT, L.L.P.                         SONNENSCHEIN NATH & ROSENTHAL
           717 NORTH HARWOOD, SUITE 1400                            8000 SEARS TOWER
                DALLAS, TEXAS 75201                              CHICAGO, ILLINOIS 60606
              ATTN: BRUCE H. HALLETT                              ATTN: MICHAEL M. FROY
                  (214) 953-0053                                     (312) 876-8000

                             ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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- --------------------------------------------------------------------------------

                                  DYNAMEX INC.

     Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing Locations in the Prospectus of Information Required by Part I of Form S-1.

       REGISTRATION STATEMENT ITEMS AND HEADINGS       LOCATION OR CAPTIONS IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                      Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page of Prospectus;
                                                      Additional Information; Outside Back
                                                      Cover Page of Prospectus
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; The Company; Risk
                                                      Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page of Prospectus;
                                                      Underwriting
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Not applicable
  8.  Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                      Underwriting
  9.  Description of Securities to be
      Registered.................................  Prospectus Summary; Risk Factors; Dividend
                                                      Policy; Description of Capital Stock;
                                                      Shares Eligible for Future Sale
 10.  Interests of Named Experts and Counsel.....  Legal Matters
 11.  Information with Respect to the
      Registrant.................................  Prospectus Summary; The Company; Risk
                                                      Factors; Dividend Policy;
                                                      Capitalization; Selected Consolidated
                                                      Financial Data; Pro Forma Financial
                                                      Information; Management's Discussion and
                                                      Analysis of Financial Condition and
                                                      Results of Operations; Business;
                                                      Management; Certain Transactions;
                                                      Principal Stockholders; Description of
                                                      Capital Stock; Shares Eligible for
                                                      Future Sale; Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not applicable

PROSPECTUS



                                2,600,000 SHARES


                                 [DYNAMEX LOGO]

                                  COMMON STOCK


     All of the shares of Common Stock offered hereby are being sold by Dynamex Inc. Prior to this Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock offered hereby has been approved for quotation and trading on the Nasdaq National Market under the symbol "DYMX."


      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.




- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)

- ---------------------------------------------------------------------------------------------
Per Share.........................         $8.00               $0.56                $7.44
Total(3)..........................      $20,800,000         $1,456,000           $19,344,000
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $800,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 390,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $23,920,000, $1,674,400 and $22,245,600, respectively.



     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made on or about August 16, 1996.



WILLIAM BLAIR & COMPANY                            HOAK BREEDLOVE WESNESKI & CO.



                 THE DATE OF THIS PROSPECTUS IS AUGUST 13, 1996

               [MAP REPRESENTING COMPANY BRANCHES TO BE INSERTED]

                             ---------------------

     The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information herein
(i) assumes no exercise of the Underwriters' over-allotment option and (ii) has been adjusted to give effect to the 4 for 1 split of Common Stock, par value $.01 per share (including the associated preferred stock purchase rights, the "Common Stock") effected on June 3, 1996. See "Description of Capital Stock" and "Underwriting." References herein to the "Company" or "Dynamex" mean Dynamex Inc., a Delaware corporation and its subsidiaries unless the context otherwise requires. References herein to "Dynamex Express" mean the ground courier operations of Air Canada purchased by the Company in May 1995. References herein to "Mayne Nickless" mean the on-demand ground courier operations of Mayne Nickless Incorporated and Mayne Nickless Canada Inc. purchased by the Company in December 1995.

                                  THE COMPANY

     The Company is a leading provider of same-day delivery and logistics services in the U.S. and Canada. Through internal growth and acquisitions, the Company has built the only national network of same-day delivery and logistics systems in Canada and has established operations in 10 U.S. metropolitan areas from which it intends to build a national network in the U.S. The Company capitalizes on its routing, dispatch and vehicle management expertise developed in the ground courier business to provide its customers with a broad range of value added, same-day distribution and logistics services.

     Through its network of branch offices, the Company provides same-day, door-to-door delivery services utilizing ground couriers for intra-city deliveries and third party air transportation providers in conjunction with ground couriers for inter-city deliveries. The Company's same-day delivery services include both on-demand and scheduled deliveries. On-demand services are typically unscheduled deliveries of time-sensitive materials and include deliveries of inventory made on a just-in-time basis from strategic stocking locations managed by Company personnel. Scheduled distribution services encompass recurring, often daily, deliveries provided on a point-to-point basis or deliveries that require intermediate handling, routing or sorting of items to be delivered to multiple locations. The Company also offers fleet management services, whereby the Company assumes complete responsibility for providing and managing a fleet of dedicated vehicles at a customer site. The Company's on-demand delivery capabilities are available to supplement the scheduled distribution and dedicated fleets as necessary.

     The Company believes that certain industry trends have created significant growth opportunities for the Company. While historically same-day delivery service primarily related to downtown document deliveries, technological developments such as facsimile and electronic mail have increased time sensitivity in a variety of business transactions, thereby increasing the demand for the same-day delivery of non-faxable items. Additionally, in an effort to control costs and focus on primary competencies, many businesses are seeking to reduce their reliance on in-house transportation departments by turning to third party experts to provide transportation logistics services. To date, the same-day delivery and logistics industry has been highly fragmented, and services have been available primarily on a local basis. The Company believes that this market fragmentation creates substantial consolidation opportunities for same-day delivery and logistics companies with national marketing efforts and operations.

     The Company intends to expand its operations in the U.S. and Canada in order to capitalize on the demand of local, regional and national businesses for innovative same-day distribution solutions. The key elements of the Company's business strategy are as follows: (i) increase customer utilization of primary services at each location, (ii) target national and regional accounts, (iii) create alliances with strategic partners and (iv) pursue acquisitions of high quality same-day delivery companies.

     The Company was founded in 1992 as Parcelway Systems Holding Corp. In May 1995, the Company acquired Dynamex Express, the ground courier operations of Air Canada, which was led by Richard K. McClelland, the Company's Chief Executive Officer. In July 1995, the Company changed its name to Dynamex Inc. At the time of its acquisition by the Company, Dynamex Express had developed a national network of 20 locations across Canada and offered an array of services on a national, multi-city and local basis. The Company seeks to expand its operations by implementing and expanding upon the business strategy utilized by Dynamex Express. In December 1995, the Company acquired the ground courier operations of Mayne Nickless which had operations in eight U.S. cities and two Canadian cities. The Company has entered into agreements pursuant to which it will purchase same-day delivery businesses in New York, New York; Columbus, Ohio; Chicago, Illinois; Halifax, Nova Scotia; and Winnipeg, Manitoba on or before the completion of the Offering (collectively, the "Acquisitions"). See
"Business -- Pending Acquisitions."

                                  THE OFFERING


Shares Offered by the Company................   2,600,000
Shares to be Outstanding after the
  Offering...................................   5,856,945(1)
Use of Proceeds..............................   To repay indebtedness and to pay a portion of
                                                the consideration for the Acquisitions. See
                                                "Use of Proceeds."
Proposed Nasdaq National Market Symbol.......   DYMX


- ---------------


(1) Excludes 473,384 additional shares of Common Stock reserved for issuance under the Company's Stock Option Plan, of which 214,384 shares of Common Stock are issuable upon the exercise of stock options outstanding at a weighted average exercise price of $3.84 per share and 259,000 shares of Common Stock which will be issuable upon the exercise of stock options to be granted in connection with the Offering at an exercise price per share equal to the initial public offering price. Includes 173,485 shares of Common Stock to be issued in connection with the Acquisitions and 540,000 shares of Common Stock to be issued upon the mandatory exercise of the Bridge Warrants at the time of the Offering. See "Use of Proceeds" and "Management -- Stock Option Plan."


     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the shares of Common Stock offered hereby.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    YEAR ENDED JULY 31,                    NINE MONTHS ENDED APRIL 30,
                                       ---------------------------------------------    ---------------------------------
                                                                         PRO FORMA                            PRO FORMA
                                        1993       1994      1995(1)      1995(2)        1995      1996(1)     1996(2)
                                       -------    -------    -------    ------------    -------    -------   ------------
STATEMENT OF OPERATIONS DATA:
  Sales..............................  $   728    $ 7,023    $21,032      $ 99,506      $11,350    $50,015      $ 77,243
  Gross profit.......................      309      1,811      6,696        34,004        3,545     14,936        25,619
  Operating income (loss)............     (497)      (960)    (1,062)        3,502       (1,191)     1,479         3,154
  Interest expense...................       25        157        403         2,010          240      1,079         1,673
  Income (loss) before taxes.........     (508)    (1,065)    (1,622)        1,672       (1,431)       400         1,604
  Income taxes.......................       --         --          3           751          --          11           716
  Net income (loss)..................     (508)    (1,065)    (1,625)          921       (1,431)       389           888
  Net income (loss) per common
    share(3).........................  $ (0.33)   $ (0.63)   $ (0.81)     $   0.20      $ (0.85)   $  0.10      $   0.20
  Weighted average common shares
    outstanding......................    1,556      1,691      2,018         4,493        1,679      3,706         4,493
OTHER DATA:
  Earnings (loss) before interest,
    taxes, depreciation and
    amortization(4)..................  $  (429)   $  (586)   $  (529)     $  5,994      $  (682)   $ 2,545      $  5,100



                                                                                                APRIL 30, 1996,
                                                                                           --------------------------
                                                                                                         PRO FORMA
                                                                                           ACTUAL      AS ADJUSTED(5)
                                                                                           -------     --------------
BALANCE SHEET DATA:
  Working capital........................................................................  $ 3,300        $  7,046
  Total assets...........................................................................   32,987          44,130
  Long-term debt, excluding current portion..............................................   18,866          11,258
  Shareholders' equity...................................................................    5,658          25,008


- ---------------

(1) The historical statement of operations data for the year ended July 31, 1995 and for the nine months ended April 30, 1996 include data for (i) Dynamex Express after May 31, 1995, the effective date of its acquisition by the Company and (ii) Mayne Nickless after December 28, 1995, the effective date of its acquisition by the Company.

(2) The pro forma statement of operations data for the year ended July 31, 1995 have been prepared as if the acquisition of Dynamex Express, Mayne Nickless and the Acquired Companies occurred at the beginning of that period and for the nine months ended April 30, 1996 as if the acquisition of Mayne Nickless and the Acquired Companies occurred at the beginning of that period.

(3) See Note 1 of Notes to the Consolidated Financial Statements.

(4) EBITDA is defined as income excluding interest, taxes, depreciation and amortization of goodwill and other intangible assets (as presented on the face of the income statement). EBITDA is supplementally presented because management believes that it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses. EBITDA should not be considered as a substitute for the statement of operations or cash flow data from the Company's financial statements, which have been prepared in accordance with generally accepted accounting principles. Cash flows provided by (used in) operating activities for the three years ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996 were ($636), ($980), ($944), $335 and $1,838, respectively. Cash flows used in investing activities for the three years ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996 were $387, $2,251, $7,995, $194 and $12,724, respectively. Cash flows provided by (used in) financing activities for the three years ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996 were $624, $3,964, $8,580, ($944) and $10,896, respectively.

(5) The pro forma as adjusted balance sheet data have been prepared as if the Acquisitions and the Offering had occurred as of April 30, 1996 and reflect the issuance of the shares offered by the Company hereby, the application by the Company of the net proceeds therefrom, the issuance of shares in connection with the Acquisitions and the mandatory exercise of the Bridge Warrants at the time of the Offering. See "Use of Proceeds."

     The principal executive offices of the Company are located at 2630 Skymark Avenue, Suite 610, Mississauga, Ontario L4W 5A4 and its telephone number is
(905) 238-6414. The Company intends to move its principal executive offices to Dallas, Texas within the next 18 months.

                                  RISK FACTORS

     Prospective investors should carefully review the following risk factors together with the other information in this Prospectus in evaluating the Company and its business prior to purchasing the Common Stock offered by this Prospectus.

ACQUISITION STRATEGY; POSSIBLE NEED FOR ADDITIONAL FINANCING

     In order to expand its network of facilities, the Company plans to acquire local delivery businesses in new geographic regions and in the metropolitan areas where the Company currently operates. Due to consolidation within the same-day delivery and logistics industry, there is significant competition in acquiring such businesses. There can be no assurance that the Company will be able to acquire or profitably manage additional companies or successfully integrate their operations into the Company. In addition, there can be no assurance that companies acquired in the future either will be beneficial to the successful implementation of the Company's overall strategy or will ultimately produce returns that justify the investment therein, or that the Company will be successful in achieving meaningful economies of scale through the acquisition thereof. See "Business -- Business Strategy" and "-- Pending Acquisitions."

     The Company's acquisition strategy may require the Company to incur additional debt in the future, may result in potentially dilutive issuances of securities and may result in increased goodwill, intangible assets and amortization expense. There can be no assurance that the Company's primary lender will consent to acquisitions above a certain annual dollar threshold set forth in the Company's credit facility or that, if additional financing is necessary, it can be obtained on terms the Company deems acceptable. As a result, the Company might be unable to successfully implement its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED COMBINED OPERATING HISTORY; HISTORY OF LOSSES

     Recent acquisitions have greatly expanded the size and scope of the operations of the Company. Additionally, the Company proposes to complete the Acquisitions simultaneously with the closing of the Offering. The process of integrating acquired businesses often involves unforeseen difficulties and may require a disproportionate amount of the Company's financial and other resources, including management time. There can be no assurance that the Company will be able to profitably manage recently acquired companies or successfully integrate their operations into the Company. For the years ended July 31, 1993, 1994, and 1995, the Company incurred actual net losses of approximately $508,000, $1.1 million and $1.6 million, respectively. No assurances can be given that the Company will operate profitably in the future. As of April 30, 1996, the Company had an accumulated deficit of approximately $3.7 million. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The market for same-day delivery and logistics services has been and is expected to remain highly competitive. Competition is often intense, particularly for basic delivery services. The industry is highly fragmented with low barriers to entry, and there is a recent trend toward consolidation. Other companies in the industry compete with the Company not only for provision of services but also for acquisition candidates. Some of these companies have longer operating histories and greater financial and other resources than the Company. Additionally, companies that do not currently operate delivery and logistics businesses may enter the industry in the future. See
"Business -- Competition."

CLAIMS EXPOSURE

     The Company utilizes the services of approximately 2,300 drivers, and from time to time such drivers are involved in accidents or other activities that may give rise to liability claims. The Company currently carries liability insurance with an aggregate limit of $15.0 million, and independent owner/operators are required to maintain liability insurance of at least the minimum amounts required by applicable state or provincial law.

The Company also has insurance policies covering property and fiduciary trust liability, which coverage includes all drivers. There can be no assurance that claims against the Company, whether under the liability insurance or the surety bonds, will not exceed the applicable amount of coverage, that the Company's insurer will be solvent at the time of settlement of an insured claim, or that the Company will be able to obtain insurance at acceptable levels and costs in the future. In addition, the Company's increased visibility and financial strength as a public company may create additional claims exposure. If the Company were to experience a material increase in the frequency or severity of accidents, liability claims, workers' compensation claims, or unfavorable resolutions of claims, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, significant increases in insurance costs could adversely affect the Company's profitability. See "Business -- Safety."

CERTAIN TAX MATTERS RELATED TO DRIVERS

     The Company uses independent owner/operators as drivers in a significant portion of its operations. As of April 30, 1996, approximately 83% of the Company's drivers were independent owner/operators. From time to time, taxing authorities in the U.S. and Canada have sought to assert that independent owner/operators in the transportation industry, including those utilized by the Company, are employees rather than independent contractors. The Company believes that the independent owner/operators utilized by the Company are not employees under existing interpretations of federal (U.S. and Canadian), state and provincial laws. However, there can be no assurance that federal, state or provincial authorities will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company is required to pay for and administer added benefits to independent owner/operators, the Company's operating costs would increase. Additionally, if the Company is required to pay back-up withholding with respect to amounts previously paid to such persons, it may be required to pay penalties which could have a material adverse impact on the Company's financial condition and results of operations. See
"Business -- Services" and "-- Employees."

     In addition, certain of the Company's drivers are employed by the Company and own and operate the vehicles used during the course of their employment. The Company reimburses these employees for all or a portion of the operating costs of those vehicles. The Company believes that these reimbursement arrangements do not represent additional compensation to those employees. However, there can be no assurance that federal (U.S. and Canadian), state or provincial taxing authorities will not seek to recharacterize some or all of such payments as additional compensation. If such amounts were so recharacterized, the Company would have to pay additional employment related taxes on such amounts.

FOREIGN EXCHANGE

     A significant portion of the Company's operations are conducted in Canada. Exchange rate fluctuations between the U.S. and Canadian dollar result in fluctuations in the amounts relating to the Canadian operations reported in the Company's consolidated financial statements. The Company historically has not entered into hedging transactions with respect to its foreign currency exposure. There can be no assurance that fluctuations in foreign currency exchange rates will not have a material adverse effect on the Company's business, financial condition or results of operations. See Note 8 of Notes to the Consolidated Financial Statements.

PERMITS AND LICENSING

     Although recent legislation has significantly deregulated certain aspects of the transportation industry, the Company's delivery operations are still subject to various federal, state, provincial and local laws, ordinances and regulations that in many instances require certificates, permits and licenses. Failure by the Company to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations could result in substantial fines or possible revocation of the Company's authority to conduct certain of its operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain same, could impede the implementation of the Company's acquisition program. See "Business -- Regulation."

DEPENDENCE ON KEY PERSONNEL

     The Company's success is largely dependent on the skills, experience and performance of certain key members of its management, including particularly Richard K. McClelland, the Company's Chief Executive Officer. The loss of the services of any of these key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into an employment contract with Mr. McClelland. The Company's future success and plans for growth also depend on its ability to attract, train and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the same-day delivery and logistics business. See "Management."

EFFECTIVE CONTROL BY CYPRESS CAPITAL PARTNERS I, L.P. AND AFFILIATES


     Upon completion of the Offering, Cypress Capital Partners I, L.P., a Dallas-based private investment partnership ("Cypress"), and certain of its affiliates, including James M. Hoak, the sole stockholder of the general partner of Cypress, will directly and indirectly own an aggregate of 2,356,552 shares of Common Stock, or approximately 40% of the total voting power of the Company (or 38% of the total voting power of the Company if the over-allotment option is exercised in full). Accordingly, Cypress and its affiliates will be in a position to exercise substantial influence over actions that require consent of stockholders, including decisions relating to the election of directors of the Company, mergers and consolidations. See "Principal Stockholders," "Certain Transactions" and "Underwriting."


TECHNOLOGY

     Technological advances in the nature of facsimile and electronic mail have affected the market for on-demand document delivery services. While these technological developments have not had a significant adverse impact on the Company's business to date, and although the Company has shifted its focus to the distribution of non-faxable items and logistics services, there can be no assurance that these or other technologies will not have a material adverse effect on the Company's business, financial condition and results of operations in the future.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding 5,856,945 shares of Common Stock. As part of the consideration for the Acquisitions, the Company has agreed to issue to certain owners of the Acquired Companies an aggregate of 173,485 shares of Common Stock and has agreed to register such shares under the Securities Act of 1933, as amended (the "Securities Act"), within 30 days after the closing of the Acquisitions in order to permit the resale of such shares in the open market from time to time, subject to the lockup period described below. The Company has agreed to maintain the effectiveness of such registration for two years. In addition, 3,083,460 shares previously issued by the Company (including 540,000 shares to be issued upon the mandatory exercise of the Bridge Warrants) will be eligible for resale after the Offering subject to the provisions of Rule 144 under the Securities Act and the lockup period described below. Further, 473,384 shares of Common Stock will be issuable upon exercise of outstanding options and options to be granted in connection with the Offering, 110,754 of which are immediately exercisable (subject to the lockup period described below which affects 105,954 of such shares) and 362,630 of which vest over a five-year period. The Company, the Company's executive officers and directors, previous owners of the companies to be acquired in the Acquisitions to whom shares of Common Stock are being issued in connection therewith and stockholders of the Company that own 1% or more of the Common Stock outstanding prior to the Offering have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. Pursuant to a registration rights agreement with the Company, Cypress may require the Company after the six month anniversary of the Offering to file a registration statement under the Securities Act with respect to its shares of Common Stock, and subject to certain limitations, certain other principal stockholders of the Company are entitled to include their shares of Common Stock therein.

     No predictions can be made as to the effect, if any, that market sales of such shares will have on the market price of shares of Common Stock prevailing from time to time. However, sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price for the Common Stock. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Principal Stockholders."

ABSENCE OF PREVIOUS MARKET

     Prior to the Offering, there has been no public market for any class of stock of the Company. Consequently, the initial public offering price has been determined by negotiations among the Company and the Representatives of the Underwriters and may not necessarily be indicative of the market price of the Common Stock after the Offering. No assurance can be given that an active public trading market for the Common Stock will develop or be sustained, or as to the price at which the Common Stock will trade if and when it is issued. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

     Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company, and general economic and market conditions. Variations in the Company's operating results, general trends in the industry and other factors could cause the market price of the Common Stock to fluctuate significantly. In addition, general trends and developments in the industry, government regulation and other factors could have a significant impact on the price of the Common Stock. The stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of the Common Stock could be affected by such fluctuations.

DILUTION


     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock of $7.87. See "Dilution."


ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), the Company's Bylaws (the "Bylaws") and the Rights Agreement between the Company and Harris Trust and Savings Bank (the "Rights Agreement") may delay, defer, discourage or prevent a merger, proxy contest, tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

     The Bylaws provide that the number of directors shall be fixed, from time to time, by resolution of the Board of Directors of the Company. Neither the Bylaws nor the Restated Certificate of Incorporation permit stockholders to call special meetings or to take actions by written consent in lieu of a meeting, unless such action and the taking of such action by written consent have been approved in advance by the Board of Directors. The Restated Certificate of Incorporation provides that the Board of Directors may amend the Bylaws, subject to the rights of the stockholders to amend such Bylaws. An amendment to the provision of the Restated Certificate of Incorporation which prohibits action by stockholders by written consent in lieu of a meeting requires the affirmative vote of two-thirds of the Company's capital stock then outstanding. Pursuant to the Restated Certificate of Incorporation, additional shares of Common Stock may be issued in the future without further stockholder approval. Furthermore, the Restated Certificate of Incorporation permits the Board of Directors to establish by resolution one or more series of preferred stock ("Preferred Stock") and to establish the powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock. The Preferred Stock could be issued on terms that are unfavorable to the holders of Common Stock or that could make a takeover or change in control of the Company more difficult.

     In June 1996, the Board of Directors of the Company approved the Rights Agreement which is designed to protect stockholders should the Company become a target of coercive and unfair takeover tactics but may discourage takeover attempts that are not approved by the Board of Directors. The Rights could cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. In addition, immediately following the Offering, the Company will be subject to Section 203 of the Delaware General Corporation Law, which places restrictions on certain business combinations with certain stockholders that could render more difficult a change in control of the Company. See "Description of Capital Stock."

NO DIVIDENDS

     The Company has not declared or paid any cash dividends on its Common Stock since its inception. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. In addition, the Company's credit agreement restricts the payment of dividends. See "Dividend Policy" and Note 5 of Notes to the Consolidated Financial Statements.

                                  THE COMPANY

     History. The Company was founded in 1992 as Parcelway Systems Holding Corp. In November 1993, Cypress acquired a controlling interest in the Company with the purpose of building a national same-day delivery and logistics company. During 1993 and 1994, the Company completed acquisitions of same-day delivery companies with operations in Phoenix, Arizona; Chicago, Illinois; Los Angeles, California; and Western Canada. In May 1995, the Company acquired Dynamex Express and subsequently changed the Company's name to Dynamex Inc. At the time of its acquisition, Dynamex Express had developed a national network of same-day delivery and logistics services in Canada and had operations in 20 Canadian cities. In December 1995, the Company significantly expanded the scope of its U.S. operations by acquiring the same-day, on-demand delivery business of Mayne Nickless which had facilities in eight major metropolitan areas in the U.S. and two metropolitan areas in Canada.


     Pending Acquisitions. The Company has entered into agreements (collectively, the "Acquisition Agreements"), pursuant to which it will purchase, on or before the completion of the Offering, the same-day delivery businesses of (i) Action Delivery and Messenger Service Limited ("Action Delivery"), (ii) Seidel Enterprises, Inc. and a related company (together, "Seidel Delivery"), (iii) Seko Enterprises, Inc. and related companies (together, "Seko/Metro"), (iv) Southbank Courier, Inc. ("Southbank") and (v) Zipper Transportation Services, Ltd. ("Zipper"; and collectively with Action Delivery, Seidel Delivery, Southbank and Seko/Metro, the "Acquired Companies"). As consideration for the stock of the Acquired Companies, the stockholders of the Acquired Companies will receive an aggregate of approximately $7.2 million in cash and approximately 173,485 shares of Common Stock and the Company will repay an aggregate amount of approximately $840,000 of the Acquired Companies' indebtedness.


     Certain information regarding each of the Acquired Companies is summarized below:

                                   TWELVE MONTHS ENDED
                       YEAR         DECEMBER 31, 1995        METROPOLITAN
ACQUIRED COMPANY    ESTABLISHED           SALES              AREAS SERVED
- ----------------    -----------    -------------------    --------------------
Action Delivery         1973          $ 2.3 million(1)    Halifax, Nova Scotia
Seidel Delivery         1988            1.8 million       Columbus, Ohio
Seko/Metro              1954            8.5 million       Chicago, Illinois
Southbank               1992            2.0 million       New York, New York
Zipper                  1974            6.3 million(1)    Winnipeg, Manitoba
                                   -------------------
                                      $20.9 million

- ---------------

(1) Amounts have been converted from Canadian dollars to U.S. dollars using an exchange rate of 0.73 U.S. dollars to 1.00 Canadian dollars.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of 2,600,000 shares of Common Stock in the Offering are estimated to be approximately $18.5 million after deducting the underwriting discount and estimated offering expenses.


     The Company will apply approximately $8.4 million of the net proceeds of the Offering to pay (i) the cash portion of the consideration payable in connection with the Acquisitions, including repayment of assumed debt of $840,000 and (ii) the estimated transaction costs to effect the Acquisitions of $400,000. See "Business -- Pending Acquisitions" and "Pro Forma Financial Information."


     The Company will apply approximately $10.1 million of the net proceeds of the Offering to repay indebtedness outstanding as of June 30, 1996 of (i) term bank indebtedness (approximately $2.9 million of a total of $13.0 million principal amount outstanding as of such date), (ii) indebtedness to Air Canada (approximately Cdn $3.2 million principal amount (approximately $2.4 million, as converted using an exchange rate of 0.73 U.S. dollars to 1.00 Canadian dollars)), and (iii) indebtedness under the Bridge Notes, as defined below ($4.8 million principal amount, including $270,000 issued as payment in kind of interest accrued through June 28, 1996). The Company's bank indebtedness was incurred under a Credit Agreement, dated as of December 15, 1995 (as amended and restated, the "Credit Agreement"), and bears interest at a variable rate (9.5% as of June 30, 1996). Such indebtedness, the substantial portion of which matures in installments through March 2001, was incurred principally for the purpose of providing financing for the acquisition of Mayne Nickless and refinancing the indebtedness incurred by the Company in its prior acquisitions. The Company's indebtedness to Air Canada is due on March 28, 2002 and bears interest at an annual rate of 10%. This indebtedness was incurred in connection with the Company's acquisition of Dynamex Express and was refinanced in connection with the Company's acquisition of Mayne Nickless. The bridge facility consists of $4.8 million (approximately $4.2 million carrying value) of junior subordinated debentures (the "Bridge Notes") due June 28, 2001, bearing interest at an initial annual rate of 12%, and related warrants (the "Bridge Warrants") to purchase 540,000 shares of Common Stock at $.025 per share which are mandatorily exercisable upon the completion of the Offering. The Bridge Notes and Bridge Warrants were purchased by Cypress, various limited partners of Cypress and certain affiliates of Cypress' general partner in connection with the acquisition of Mayne Nickless. See Note 5 of Notes to the Consolidated Financial Statements and "Certain Transactions."



                                DIVIDEND POLICY


     The Company has not declared or paid any cash dividends on its Common Stock since its inception. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. In addition, the Credit Agreement restricts the payment of dividends. See Note 5 of Notes to the Consolidated Financial Statements.

                                 CAPITALIZATION


     The following table sets forth the consolidated current portion of long-term debt and capitalization of the Company (i) as of April 30, 1996 and
(ii) after giving pro forma effect to the consummation of the Acquisitions and the issuance of 173,485 shares of Common Stock in connection therewith, as adjusted to reflect (a) the sale by the Company of 2,600,000 shares of Common Stock offered hereby (after deduction of the underwriting discount and estimated offering expenses) and the application of the net proceeds therefrom as described under "Use of Proceeds" and (b) the Company's issuance of 540,000 shares of Common Stock upon the mandatory exercise of the Bridge Warrants. This table should be read in conjunction with the pro forma financial information and the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus.



                                                                         APRIL 30, 1996
                                                                     -----------------------
                                                                                  PRO FORMA
                                                                     ACTUAL      AS ADJUSTED
                                                                     -------     -----------
                                                                         (IN THOUSANDS)
    Current portion of long-term debt..............................  $ 2,044       $   144
                                                                     =======       =======
    Long-term debt and capital leases, excluding current portion...  $18,866       $11,258
                                                                     -------       -------
    Shareholders' equity:
      Preferred Stock, $.01 par value 10,000,000 shares authorized,
         no shares issued..........................................       --            --
      Warrants to purchase Common Stock............................      624            --
      Common Stock, $.01 par value, 50,000,000 shares authorized;
         2,543,460 shares issued, 5,856,945 shares issued pro forma
         as adjusted(1)............................................       25            59
      Additional paid-in capital...................................    8,756        29,292
      Accumulated deficit(2).......................................   (3,749)       (4,345)
      Unrealized foreign currency translation adjustment...........        2             2
                                                                     -------       -------
         Total shareholders' equity................................    5,658        25,008
                                                                     -------       -------
              Total capitalization.................................  $24,524       $36,266
                                                                     =======       =======


- ---------------

(1) Excludes 473,384 additional shares of Common Stock reserved for issuance under the Company's Stock Option Plan, of which 214,384 shares of Common Stock are issuable upon exercise of stock options outstanding at a weighted average exercise price of $3.84 per share and 259,000 shares of Common Stock which will be issuable upon exercise of stock options to be granted in connection with the Offering at an exercise price per share equal to the initial public offering price.

(2) The Company will incur an extraordinary loss in connection with the redemption of the Bridge Notes in the amount of the difference between the carrying value and the principal amount of the Bridge Notes as of April 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION


     The net tangible book value of the Company's Common Stock as of April 30, 1996 was a deficit of approximately $12.2 million, or approximately $4.80 per share, based upon 2,543,460 shares of Common Stock outstanding at such date. "Pro forma, as adjusted net tangible book value per share" is determined by dividing the pro forma, as adjusted net tangible book value by the number of shares of Common Stock assumed to be outstanding. After giving effect to (i) the mandatory exercise of the Bridge Warrants, (ii) the completion of the Acquisitions, including the issuance of 173,485 shares as partial consideration therefor, and (iii) the sale by the Company in the Offering of 2,600,000 shares of Common Stock at the initial public offering price (resulting in net proceeds of approximately $18.5 million after deducting the underwriting discount and estimated expenses of the Offering) the pro forma, as adjusted, net tangible book value of the Company as of April 30, 1996 would have been approximately $743,000, or approximately $0.13 per share. This represents an immediate dilution of $7.87 per share to new investors. The following table illustrates this per share dilution:



    Assumed initial public offering price per share....................             $ 8.00
                                                                                    ------
      Net tangible book value deficit per share........................  $(4.80)
      Increase per share attributable to the Acquisitions..............    0.43
      Decrease per share attributable to the exercise of the Bridge
         Warrants......................................................   (0.01)
      Increase per share attributable to the Offering..................    4.51
                                                                         ------
    Pro forma, as adjusted net tangible book value per share after the
      Offering.........................................................               0.13
                                                                                    ------
    Dilution per share to new investors................................             $ 7.87
                                                                                    ======



     The following table summarizes on a pro forma, as adjusted basis as of April 30, 1996 the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders (giving effect to the adjustments as set forth above) and by the new investors who purchase shares of Common Stock pursuant to the Offering.



                                        SHARES PURCHASED       TOTAL CONSIDERATION
                                      --------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                      ---------    -------    -----------    -------    -------------
    Existing stockholders(1)........  3,256,945      55.6%    $10,806,000      34.2%       $  3.32
    New investors...................  2,600,000      44.4      20,800,000      65.8           8.00
                                      ---------     -----     -----------     -----
              Total.................  5,856,945     100.0%    $31,606,000     100.0%
                                      =========     =====     ===========     =====


- ---------------


(1) Excludes 473,384 additional shares of Common Stock reserved for issuance under the Company's Stock Option Plan, of which 214,384 shares of Common Stock are issuable upon exercise of stock options outstanding at a weighted average exercise price of $3.84 per share and 259,000 shares of Common Stock which will be issuable upon exercise of stock options to be granted in connection with the Offering at an exercise price per share equal to the initial public offering price. Includes 173,485 shares of Common Stock to be issued in connection with the Acquisitions and 540,000 shares of Common Stock to be issued upon the mandatory exercise of the Bridge Warrants upon the completion of the Offering. See "Use of Proceeds" and "Management -- Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected historical financial data for the three years ended July 31, 1995 and the nine months ended April 30, 1996 have been derived from the audited consolidated financial statements of the Company appearing elsewhere herein. The following selected historical financial data for the year ended July 31, 1992 have been derived from the consolidated financial statements of the Company not appearing elsewhere herein. The selected historical financial data for the nine months ended April 30, 1995, have been derived from the unaudited consolidated financial statements, appearing elsewhere herein. The unaudited consolidated financial statements, in the opinion of management, include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the results of operations for that period. Operating results for the nine months ended April 30, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending July 31, 1996. The following selected pro forma financial data for the year ended July 31, 1995, for the nine months ended April 30, 1996, and as adjusted as of April 30, 1996 have been derived from the unaudited pro forma financial information appearing elsewhere herein. The selected financial data are qualified in their entirety, and should be read in conjunction with, the Company's financial statements, including the notes thereto, "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.


                                                          YEAR ENDED JULY 31,                       NINE MONTHS ENDED APRIL 30,
                                          ----------------------------------------------------    -------------------------------
                                                                                     PRO FORMA                          PRO FORMA
                                          1992(1)     1993      1994      1995(2)     1995(3)      1995      1996(2)     1996(3)
                                          -------    ------    -------    -------    ---------    -------    -------    ---------
STATEMENT OF OPERATIONS DATA:
  Sales.................................  $  219     $  728    $ 7,023    $21,032     $99,506     $11,350    $50,015     $77,243
  Cost of sales.........................     148        419      5,212    14,336       65,502      7,805      35,079      51,624
                                          ------     ------    -------    -------     -------     -------    -------     -------
    Gross profit........................      71        309      1,811     6,696       34,004      3,545      14,936      25,619
  Selling, general and administrative
    expenses............................     226        752      2,449     7,068       28,190      4,227      12,391      20,642
  Depreciation and amortization.........      25         54        322       690        2,312        509       1,066       1,823
                                          ------     ------    -------    -------     -------     -------    -------     -------
    Operating income (loss).............    (180 )     (497)      (960)   (1,062 )      3,502     (1,191 )     1,479       3,154
  Interest expense......................      16         25        157       403        2,010        240       1,079       1,673
  Other (income) expense................      (5 )      (14)       (52)      157         (180)        --          --        (123)
                                          ------     ------    -------    -------     -------     -------    -------     -------
    Income (loss) before taxes..........    (191 )     (508)    (1,065)   (1,622 )      1,672     (1,431 )       400       1,604
  Income taxes..........................      --         --         --         3          751         --          11         716
                                          ------     ------    -------    -------     -------     -------    -------     -------
    Net income (loss)...................  $ (191 )   $ (508)   $(1,065)   $(1,625)    $   921     $(1,431)   $   389     $   888
                                          ======     ======    =======    =======     =======     =======    =======     =======
  Net income (loss) per common
    share(4)............................  $(0.12 )   $(0.33)   $ (0.63)   $(0.81 )    $  0.20     $(0.85 )   $  0.10     $  0.20
                                          ======     ======    =======    =======     =======     =======    =======     =======
  Weighted average common shares
    outstanding.........................   1,556      1,556      1,691     2,018        4,493      1,679       3,706       4,493
                                          ======     ======    =======    =======     =======     =======    =======     =======
OTHER DATA:
  Earnings (loss) before interest,
    taxes, depreciation and
    amortization(5).....................  $ (150 )   $ (429)   $  (586)   $ (529 )    $ 5,994     $ (682 )   $ 2,545     $ 5,100



                                                                                                             APRIL 30, 1996
                                                                              JULY 31,                  -------------------------
                                                                 -----------------------------------                 PRO FORMA
                                                                 1992     1993      1994      1995      ACTUAL     AS ADJUSTED(6)
                                                                 ----    ------    ------    -------    -------    --------------
BALANCE SHEET DATA:
  Working capital..............................................  $380    $   36    $  638    $ 1,484    $ 3,300       $  7,046
  Total assets.................................................   599     1,286     8,134     17,194     32,987         44,130
  Long-term debt, excluding current portion....................    --     1,037     1,999      5,924     18,866         11,258
  Shareholders' equity (deficit)...............................   410      (106)    3,389      4,650      5,658         25,008


- ---------------

(1) Represents results for the fourteen months ended July 31, 1992. The Company's predecessors began operations in June 1991.

(2) The historical statement of operations data for the year ended July 31, 1995 and for the nine months ended April 30, 1996 include data for (i) Dynamex Express after May 31, 1995, the effective date of its acquisition by the Company and (ii) Mayne Nickless after December 28, 1995, the effective date of its acquisition by the Company.

(3) The pro forma statement of operations data for the year ended July 31, 1995 have been prepared as if the acquisition of Dynamex Express, Mayne Nickless and the Acquired Companies occurred at the beginning of that period and for the nine months ended April 30, 1996 as if the acquisition of Mayne Nickless and the Acquired Companies occurred at the beginning of that period.

(4) See Note 1 of Notes to the Consolidated Financial Statements.

(5) EBITDA is defined as income excluding interest, taxes, depreciation and amortization of goodwill and other assets (as presented on the face of the income statement). EBITDA is supplementally presented because management believes that it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness, maintain current operating levels of fixed assets and acquire additional operations and businesses. EBITDA should not be considered as a substitute for statement of operations or cash flow data from the Company's financial statements, which have been prepared in accordance with generally accepted accounting principles. Cash flows provided by (used in) operating activities for the three years ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996 were ($636), ($980), ($944), $335 and $1,838, respectively. Cash flows used in investing activities for the three years ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996 were $387, $2,251, $7,995, $194 and $12,724, respectively. Cash flows provided by (used in) financing activities for the three years ended July 31, 1995 and for the nine months ended April 30, 1995 and 1996 were $624, $3,964, $8,580, ($944) and $10,896, respectively.

(6) The pro forma as adjusted balance sheet data have been prepared as if the Acquisitions and the Offering had occurred as of April 30, 1996 and reflect the issuance of the shares offered by the Company hereby, the application by the Company of the net proceeds therefrom, the issuance of shares in connection with the Acquisitions and the mandatory exercise of the Bridge Warrants at the time of the Offering. See "Use of Proceeds."

                        PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma consolidated condensed financial information consists of an Unaudited Pro Forma Consolidated Condensed Balance Sheet as of April 30, 1996 and the Unaudited Pro Forma Consolidated Condensed Statements of Operations for the year ended July 31, 1995 and the nine months ended April 30, 1996 (collectively the "Pro Forma Statements"). The Unaudited Pro Forma Consolidated Condensed Balance Sheet as of April 30, 1996 gives effect to the Acquisitions as if they had occurred on April 30, 1996, including the issuance of 173,485 shares of Common Stock to the previous owners of the Acquired Companies and the issuance of 1,134,000 shares of Common Stock pursuant to the Offering (which amount is sufficient to fund the cash portion of the purchase price, including costs related thereto, of $8.4 million). The Unaudited Pro Forma As Adjusted Consolidated Condensed Balance Sheet as of April 30, 1996 gives additional effect to the issuance of the balance of shares of Common Stock being issued in connection with the Offering, the application of the proceeds thereof and the mandatory exercise of the Bridge Warrants simultaneously therewith. The Unaudited Pro Forma Consolidated Condensed Statements of Operations give effect to the acquisitions of Dynamex Express, Mayne Nickless and the Acquired Companies, including the issuance of 173,485 and 1,134,000 shares of Common Stock as described above, as if all such acquisitions had occurred as of the beginning of those respective periods.


     Each of the Acquisitions will be accounted for utilizing the purchase method of accounting. The purchase price has been allocated in the Pro Forma Statements to the assets to be acquired and the liabilities to be assumed on a preliminary basis based on the Company's estimates of their fair values.

     Unaudited pro forma adjustments are based upon historical information, preliminary estimates and certain assumptions that the Company deems appropriate. The unaudited pro forma condensed financial information presented herein is not necessarily indicative of the results of the Company that would have been obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. The Pro Forma Statements should be read in conjunction with the other financial statements and notes thereto appearing elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 APRIL 30, 1996
                                 (IN THOUSANDS)


                                                 ACQUIRED
                                                COMPANIES                                                          THE COMPANY
                                                PRO FORMA                        THE COMPANY                        PRO FORMA
                              THE COMPANY        COMBINED       PRO FORMA         PRO FORMA        OFFERING        AS ADJUSTED
                             APRIL 30, 1996   MARCH 31, 1996   ADJUSTMENTS      APRIL 30, 1996   ADJUSTMENTS      APRIL 30, 1996
                             --------------   --------------   ------------     --------------   ------------     --------------
Cash and temporary
  investments................    $    516         $   87         $ (7,600)(a)      $    603        $ 10,104 (e)      $    617
                                                                    8,440 (c)                       (10,104)(f)
                                                                     (840)(d)                            14 (g)
Accounts receivable..........      10,768          2,629               --            13,397              --            13,397
Other current assets.........         479            417               --               896              --               896
                                 -------          ------         --------          --------        --------          --------
                                  11,763           3,133               --            14,896              14            14,910
Furniture, fixtures and
  equipment, net.............       1,990          1,463               --             3,453              --             3,453
Intangible assets............      17,867            307            6,091 (b)        24,265              --            24,265
Other assets.................       1,367            135               --             1,502              --             1,502
                                 -------          ------         --------          --------        --------          --------
                                $ 32,987          $5,038         $  6,091          $ 44,116        $     14          $ 44,130
                                 =======          ======         ========          ========        ========          ========
Current liabilities..........    $  8,463         $1,946             (645)(d)      $  9,764        $ (1,900)(f)      $  7,864
Long-term debt...............      18,866            195             (195)(d)        18,866          (7,608)(f)        11,258
Shareholders' equity.........       5,658          2,897            8,988 (a)        15,486          10,104 (e)        25,008
                                                                   (2,897)(b)                          (596)(f)
                                                                      840 (c)                            14 (g)
                                 -------          ------         --------          --------        --------          --------
                                $ 32,987          $5,038         $  6,091          $ 44,116        $     14          $ 44,130
                                 =======          ======         ========          ========        ========          ========


 The accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
             Statements are an integral part of these statements.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED JULY 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   ACQUIRED
                                                                                  COMPANIES
                                                   DYNAMEX          MAYNE         PRO FORMA
                                                   EXPRESS        NICKLESS         COMBINED                        THE COMPANY
                                  THE COMPANY     TEN MONTHS     FISCAL YEAR    TWELVE MONTHS                       PRO FORMA
                                  YEAR ENDED        ENDED           ENDED           ENDED         PRO FORMA        YEAR ENDED
                                 JULY 31, 1995   MAY 31, 1995   JULY 2, 1995    JUNE 30, 1995    ADJUSTMENTS      JULY 31, 1995
                                 -------------   ------------   -------------   --------------   ------------     -------------
Sales..........................     $21,032        $ 28,833        $27,922         $ 21,719        $     --         $ 99,506
Cost of sales..................      14,336          20,914         16,433           13,819              --           65,502
                                    -------        --------        -------         --------        --------         --------
  Gross profit.................       6,696           7,919         11,489            7,900              --           34,004
Selling, general and
  administrative expenses......       7,068           6,612          8,946            5,906            (342)(i)       28,190
Depreciation and
  amortization.................         690             310            666              277             369 (h)        2,312
                                    -------        --------        -------         --------        --------          -------
  Operating income (loss)......      (1,062)            997          1,877            1,717             (27)           3,502
Interest expense...............         403             (42)            74              120           1,455 (j)        2,010
Other (income) expense.........         157            (175)            --             (162)             --             (180)
                                    -------        --------        -------         --------        --------          -------
  Income (loss) before income
     taxes.....................      (1,622)          1,214          1,803            1,759          (1,482)           1,672
Income taxes...................           3              10             --               78             660 (l)          751
                                    -------        --------        -------         --------        --------          -------
  Net income (loss)............     $(1,625)       $  1,204        $ 1,803         $  1,681        $ (2,142)         $   921
                                    =======        ========        =======         ========        ========          =======
Net income (loss) per common
  share........................     $ (0.81)                                                                         $  0.20
                                    =======                                                                          =======
Weighted average common shares
  outstanding..................       2,018                                                                            4,493
                                    =======                                                                          =======


  The accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
             Statements are an integral part of these statements.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED APRIL 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      ACQUIRED
                                                                     COMPANIES
                                                    MAYNE            PRO FORMA                       THE COMPANY
                             THE COMPANY          NICKLESS            COMBINED                        PRO FORMA
                             NINE MONTHS         SIX MONTHS         NINE MONTHS                      NINE MONTHS
                                ENDED               ENDED              ENDED          PRO FORMA         ENDED
                            APRIL 30, 1996    DECEMBER 28, 1995    MARCH 31, 1996    ADJUSTMENTS    APRIL 30, 1996
                            --------------    -----------------    --------------    -----------    --------------
Sales....................      $ 50,015            $14,008            $ 15,287         $(2,067)(k)     $ 77,243
Cost of sales............        35,079              7,985               9,554            (994)(k)       51,624
                               --------            -------            --------         -------         --------
  Gross profit...........        14,936              6,023               5,733          (1,073)          25,619
Selling, general
  and administrative
  expenses...............        12,391              4,924               4,503            (993)(k)       20,642
                                                                                          (183)(i)
Depreciation and
  amortization...........         1,066                312                 224             221 (h)        1,823
                               --------            -------            --------         -------         --------
  Operating income
     (loss)..............         1,479                787               1,006            (118)           3,154
Interest expense.........         1,079                 36                  76             482 (j)         1,673
Other (income) expense...            --                 --                (123)             --             (123)
                               --------            -------            --------         -------         --------
  Income (loss) before
     income taxes........           400                751               1,053            (600)           1,604
Income taxes.............            11                 --                  45             660 (l)           716
                               --------            -------            --------         -------         --------
  Net income (loss)......      $    389            $   751            $  1,008         $(1,260)        $    888
                               ========            ========           ========         =======         ========
Net income per common
  share..................      $   0.10                                                                $   0.20
                               ========                                                                ========
Weighted average common
  shares outstanding.....         3,706                                                                   4,493
                               ========                                                                ========


 The accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
      Statements are an integral part of these statements.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

     BASIS OF PRESENTATION -- The accompanying Unaudited Pro Forma Consolidated Condensed Balance Sheet presents the financial condition of the Company as if the Acquisitions had occurred as of April 30, 1996. The Unaudited Pro Forma As Adjusted Consolidated Condensed Balance Sheet presents the financial condition of the Company as if the Acquisitions, the Offering, including the application of proceeds thereof, and the exercise of the Bridge Warrants had occurred as of April 30, 1996. The Pro Forma Consolidated Condensed Statement of Operations presents the results of operations for the nine months ended April 30, 1996 as if the Acquisitions and the acquisition of Mayne Nickless had occurred at the beginning of that period. In addition, the Unaudited Pro Forma Consolidated Condensed Statement of Operations for the year ended July 31, 1995 has been presented as if the Acquisitions and the acquisition of Mayne Nickless and Dynamex Express had occurred as of the beginning of that period. Each of these acquisitions has been accounted for under the purchase method of accounting. Accordingly, the total purchase price, including transaction costs, has been allocated to the assets and liabilities of the acquired businesses based on their estimated fair value.


     The Acquisitions are being financed by the issuance of Common Stock to the sellers and from a portion of the cash proceeds of the Offering. Accordingly, the pro forma condensed financial statements give effect to the issuance of 173,485 shares of Common Stock to the sellers of the Acquired Companies and 1,134,000 shares of Common Stock pursuant to the Offering. The sale of these shares would result in net proceeds to the Company of approximately $8.4 million, net of underwriting discount and estimated offering expenses, which amount equals the sum of (i) the cash portion of the aggregate purchase price of the Acquisitions, (ii) the aggregate indebtedness of the Acquired Companies which is to be repaid by the Company upon the closing of the Acquisitions and
(iii) estimated transaction costs related to the Acquisitions. The Offering will result in the issuance of 2,600,000 shares of Common Stock, including the 1,134,000 shares issued to finance the cash portion of the Acquisitions. This will result in net proceeds to the Company of approximately $18.5 million, after deducting the underwriting discount and estimated offering expenses. These proceeds will be used to fund the cash portion of the Acquisitions, as described above, and to repay indebtedness of approximately $10.1 million based on outstanding principal balances as of April 30, 1996.


     AMORTIZATION OF INTANGIBLE ASSETS -- Intangible assets, including goodwill, are amortized over periods ranging from 5 to 25 years. The weighted average amortization period for all intangible assets is approximately 20 years.

Adjustments to Pro Forma Condensed Balance Sheet:

     (a) To reflect purchase of Acquired Companies.

         The Purchase price is comprised of:

                                                                         (IN THOUSANDS)
                                                                         --------------
        Cash (including transaction costs of $400,000).................      $7,600
        Common Stock...................................................       1,388
                                                                             ------
        Purchase price.................................................      $8,988
                                                                             ======

     (b) To reflect the Acquisitions and to adjust the assets and liabilities of the Acquired Companies to fair value. The Purchase price of the Acquired Companies is allocated as follows:

                                                                         (IN THOUSANDS)
                                                                         --------------
        Purchase price.................................................      $8,988
        Net book value of Acquired Companies...........................      (2,897)
                                                                             ------
        Excess of purchase price over net book value of assets
          acquired.....................................................      $6,091
                                                                             ======

     The assets and liabilities of the Acquired Companies have been recorded at net book value which is estimated to equal fair value. The excess of the purchase price over this estimated fair value has been allocated to the intangible assets acquired, including goodwill (approximately $5,691,000) and tradenames, agreements not to compete and customer lists (aggregating approximately $400,000).


     (c) To reflect issuance of a portion of 1,134,000 shares of Common Stock in the Offering, which amount will result in net proceeds to the Company of approximately $8.4 million. A portion of the proceeds of the Offering are to be used for the cash and transaction cost components of the Acquisition purchase price and to repay indebtedness of the Acquired Companies (approximately $840,000) in connection with the Acquisitions, which amounts aggregate $8.4 million.


     (d) To reflect repayment of approximately $840,000 of aggregate indebtedness ($645,000 current portion of long-term and $195,000 long-term) of the Acquired Companies in connection with the Acquisitions.

Adjustments to Pro Forma As Adjusted Condensed Balance Sheet:


     (e) To reflect issuance of the balance of the shares of Common Stock pursuant to the Offering (1,466,000 shares).



     (f) To reflect repayment of outstanding debt with principal balance of approximately $10.1 million (and a carrying value of approximately $9.5 million which includes approximately $1.9 million current portion of long-term and approximately $7.6 million long-term) with proceeds from the Offering. The early retirement of the Bridge Facility, which has a principal balance of $4.5 million and a carrying value of approximately $3.9 million, will result in an extraordinary loss of $596,000.


     (g) To reflect exercise of Bridge Warrants, including receipt of aggregate exercise price of $13,500.

Adjustments to Pro Forma Condensed Statements of Operations:

     (h) To reflect adjustment to depreciation and amortization based upon the effects of the purchase price allocation as if the acquisitions of Dynamex Express and Mayne Nickless and the Acquisitions had occurred at the beginning of the period presented.

     (i) To eliminate corporate overhead charges to Mayne Nickless for those periods prior to its acquisition by the Company. These charges represent an allocation of general corporate overhead from the former parent of Mayne Nickless made to allocate all corporate costs to its various operating units. These charges, which the Company will not incur, were in addition to charges for specific services and functions provided by the former parent.

     (j) To reflect net increase in interest expense as a result of debt incurred to acquire Dynamex Express and Mayne Nickless.

     (k) To eliminate operating results of Mayne Nickless for the month of July 1995. By combining the results of operations of the Company for the nine months ended April 30, 1996 (which includes the operations of Mayne Nickless for four months) and the results of operations of Mayne Nickless for the six months ended December 31, 1995, the combined results of operations for the nine months ended April 30, 1996 contain the results of Mayne Nickless for ten months.

     (l) To reflect adjustment to provision for income taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial information appearing elsewhere in this Prospectus.

GENERAL

     The Company had no significant operations prior to the year ended July 31, 1992. Since that date, the Company has completed 10 acquisitions of same-day courier operations in the U.S. and Canada. Each of these acquisitions has been accounted for using the purchase method of accounting. Accordingly, the Company's historical results of operations reflect the results of acquired operations as of the date of acquisition. The most significant of these transactions were (i) the acquisition of Dynamex Express in May 1995, pursuant to which the Company acquired the majority of its Canadian operations and employed its Chief Executive Officer and certain other key employees, and (ii) the acquisition of Mayne Nickless in December 1995. The operating results attributable to the operations of Dynamex Express are included in the Company's historical results after May 31, 1995, and the operations of Mayne Nickless are included in the Company's historical results after December 28, 1995. Consequently, the year ended July 31, 1995 includes Dynamex Express operations for two months and does not include any operations of Mayne Nickless and the nine month period ended April 30, 1996 includes nine months of Dynamex Express operations and four months of Mayne Nickless operations. As a result, the historical operating results of the Company for a given period are not necessarily comparable to prior or subsequent periods, and in particular, the periods prior to the Company's acquisition of Dynamex Express are not necessarily comparable to the periods subsequent to such acquisition.

     Sales consist primarily of charges to customers for individual delivery services and weekly or monthly charges for recurring services, such as fleet management. Sales are recognized when the service is performed. The amount of yield (revenue per transaction) for a particular service is dependent upon a number of factors including size and weight of articles transported, distance transported, special handling requirements, requested delivery time and local market conditions. Generally, articles of greater weight, transported over longer distances and those that require special handling produce higher yields.

     Cost of sales consists of costs relating directly to performance of services, including driver and messenger costs and third party delivery charges, if any. The Company almost exclusively utilizes drivers who own their own vehicles, and approximately 83% of these owner/operators are independent contractors as opposed to employees of the Company. Drivers and messengers are generally compensated based on a percentage of the charge for a delivery. Consequently, the Company's costs directly associated with providing these services are variable in nature. To the extent that the drivers and messengers are employees of the Company, employee benefit costs related to them, such as payroll taxes and insurance, are also included in cost of sales.

     Selling, general and administrative expenses include costs incurred at the branch level related to taking orders, dispatching drivers and messengers, as well as administrative costs related to such functions. Also included in selling, general and administrative expenses are regional and corporate level marketing and administrative costs and occupancy costs related to branch and corporate locations.

     Generally, the Company's on-demand services provide higher gross profit margins than do scheduled distribution or fleet management services because driver compensation for on-demand services is generally lower as a percentage of sales from such service. However, scheduled distribution and fleet management services generally have fewer administrative requirements related to order taking, dispatching drivers and billing. As a result of these variances, the Company's margins are dependent in part on the mix of business for a particular period.

     As the Company has no significant investment in transportation equipment, depreciation and amortization expense relates to depreciation of office, communication and computer equipment and the amortization of intangible assets acquired in the Company's various acquisitions, each of which has been accounted for using the purchase method of accounting. The Company expects to continue to make acquisitions and anticipates that such acquisitions will be accounted for using the purchase method of accounting. As a consequence, it is likely that in the future the Company will incur additional expense from amortization of acquired intangible assets, including goodwill.


     The Company intends to utilize $4.8 million of the net proceeds from the Offering to redeem the Bridge Notes. The carrying value of the Bridge Notes, approximately $4.2 million, is the estimated fair value of such facility at the date of its issuance plus the amortization of the difference between such estimated fair value and the principal amount through June 30, 1996. Consequently, the Company will incur an extraordinary loss in the amount of this difference, approximately $596,000, in connection with the redemption of the Bridge Notes upon the closing of the Offering. See "Use of Proceeds."


RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated, certain items from the Company's consolidated statement of operations, expressed as a percentage of sales:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED JULY 31,             APRIL 30,
                                                 ---------------------------      ----------------
                                                 1993       1994       1995       1995       1996
                                                 -----      -----      -----      -----      -----
Sales..........................................  100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales..................................   57.6       74.2       68.2       68.8       70.1
                                                 -----      -----      -----      -----      -----
  Gross profit.................................   42.4       25.8       31.8       31.2       29.9
Selling, general and administrative expenses...  103.3       34.9       33.6       37.2       24.8
Depreciation and amortization..................    7.4        4.6        3.3        4.5        2.1
                                                 -----      -----      -----      -----      -----
  Operating income.............................  (68.3)     (13.7)      (5.1)     (10.5)       3.0
Interest expense...............................    3.4        2.2        1.9        2.1        2.2
Other (income) expense.........................   (1.9)      (0.7)       0.7         --         --
                                                 -----      -----      -----      -----      -----
  Income (loss) before taxes...................  (69.8)%    (15.2)%     (7.7)%    (12.6)%      0.8%
                                                 =====      =====      =====      =====      =====

NINE MONTHS ENDED APRIL 30, 1996 COMPARED TO NINE MONTHS ENDED APRIL 30, 1995

     The nine months ended April 30, 1996 include the results of Dynamex Express which was acquired by the Company on May 31, 1995. In addition the results for that period include the results from the operations acquired from Mayne Nickless on December 29, 1995 for the period January through April 30, 1996. As a result of the Mayne Nickless acquisition, the Company obtained additional operations in Los Angeles, San Diego, San Francisco, Seattle, Pittsburgh, Boston, Washington D.C., Baltimore and Vancouver and Victoria, British Columbia.

     Sales increased $38.7 million, or 341%, from $11.3 million for the nine months ended April 30, 1995 to $50.0 million for the nine months ended April 30, 1996. Approximately $29.6 million of this increase is attributable to the acquired operations of Dynamex Express and approximately $10.2 million is attributable to the inclusion of the operations of Mayne Nickless. Sales attributable to the previously existing operations of the Company declined by approximately $1.1 million from the nine months ended April 30, 1995 to the nine months ended April 30, 1996 primarily due to a decline in sales in Arizona that was partially offset by increases in sales in Western Canada. In January and February 1996, severe winter storms in the Eastern United States resulted in a general disruption of commerce and therefore a decline in sales for the Company's operations in those areas.

     Cost of sales increased by $27.3 million, or 349%, from $7.8 million for the nine months ended April 30, 1995 to $35.1 million for the nine months ended April 30, 1996. Approximately $21.7 million of this increase is attributable to the operations of Dynamex Express and approximately $6.4 million is attributable to the operations of Mayne Nickless. This increase was partially offset by a decrease in the cost of sales from the existing operations of the Company. The Company's gross profit margin declined from 31.2% in the nine month period ended April 30, 1995 to 29.9% in the nine month period ended April 30, 1996. The decrease was primarily caused by two factors (i) the higher proportion of lower margin scheduled distribution and fleet management business arising from the inclusion of Dynamex Express operations in the 1996 period (which decrease was partially offset by the additional higher margin on-demand business arising from the inclusion of Mayne Nickless operations during four months of such period) and
(ii) the decline in gross margin attributable to the Company's operations in Western Canada and Arizona due to competitive pressures and certain unprofitable business. To a lesser extent, the increased cost of providing service during the winter storms which occurred during the nine months ended April 30, 1996 had a negative impact on the Company's gross profit margin during such period.

     Selling, general and administrative expenses increased $8.2 million, or 193%, from $4.2 million for the nine months ended April 30, 1995 to $12.4 million for the nine months ended April 30, 1996, primarily because the 1996 period includes costs related to Dynamex Express operations and, to a lesser extent, costs related to Mayne Nickless operations. As a percentage of sales, selling, general and administrative expenses decreased from 37.2% for the nine months ended April 30, 1995 to 24.8% for the nine months ended April 30, 1996. This decrease resulted from a larger revenue base which enabled the Company to spread such costs over more sales, and the absence of certain revisions to accounting estimates made in the 1995 period. Despite this decrease, the Company has continued to invest in and to incur significant costs related to its national and regional marketing program. During the nine months ended April 30, 1995 the Company also revised its estimates of uncollectible accounts, accrued insurance costs and other accrued liabilities. As a result of these revisions, the Company recognized additional selling, general and administrative expenses of approximately $715,000.

     Depreciation and amortization expense for the nine months ended April 30, 1996 increased by $557,000, or 109%, from $509,000 for the nine months ended April 30, 1995 to $1.1 million for the nine months ended April 30, 1996. Of this increase, approximately $309,000 relates to depreciation and amortization of assets related to Dynamex Express and approximately $251,000 relates to depreciation and amortization of assets related to Mayne Nickless.

     Interest expense increased $839,000, or 350%, from $240,000 for the nine months ended April 30, 1995 to $1.1 million for the nine months ended April 30, 1996. Increased debt of approximately $4.7 million incurred in connection with the acquisition of Dynamex Express created approximately $350,000 of this increase while additional debt of $12.3 million incurred in connection with the acquisition of Mayne Nickless resulted in increased interest expense of approximately $535,000. These increases were partially offset by lower average balances of other debt and reduced interest rates on certain debt refinanced at the time of the Mayne Nickless acquisition.

YEAR ENDED JULY 31, 1995 COMPARED TO YEAR ENDED JULY 31, 1994

     Effective May 31, 1995, the Company acquired Dynamex Express. As a result, the Company's operating results for the year ended July 31, 1995 include the results of Dynamex Express for the months of June and July. Sales increased by approximately $14.0 million, or 199%, from $7.0 million for fiscal year 1994 to $21.0 million for fiscal year 1995. Approximately $5.9 million of this increase relates to the inclusion of Dynamex Express for two months in fiscal year 1995. The balance of the increase results primarily from the inclusion of a full year of results from acquisitions made by the Company during fiscal year 1994.

     Cost of sales for fiscal 1995 increased approximately $9.1 million, or 175%, from $5.2 million in fiscal year 1994 to $14.3 million in fiscal year 1995, as a result of the increase in sales discussed above. Approximately $4.2 million of this increase is attributable to the inclusion of the operations of Dynamex Express in 1995. The Company's gross profit margin increased to 31.8% in fiscal 1995 as compared to 25.8% in fiscal 1994. This increase resulted primarily from the change in business mix resulting from the acquired businesses, including Dynamex Express. The businesses acquired by the Company during fiscal 1994 had generally higher gross profit margins than the Company's previously existing operations due to a higher proportion of on-demand business, and as a consequence, the Company's average gross profit margin increased during fiscal 1995. The operations of Dynamex Express historically had a lower gross profit margin than the businesses acquired by the Company during 1994, but a higher gross profit margin than the Company's previously existing operations.

     Selling, general and administrative expenses increased approximately $4.7 million, or 189%, from $2.4 million in fiscal 1994 to $7.1 million in fiscal 1995, due in part to the increased administrative activities associated with the growth in revenues and the additional locations of the businesses acquired in fiscal 1995 and 1994. As a percentage of sales, selling, general and administrative expenses decreased in fiscal 1995 to 33.6% compared to 34.9% in fiscal 1994.

     Depreciation and amortization expense increased by $368,000, or 114%, from $322,000 in fiscal 1994 to $690,000 in fiscal 1995. Of this increase, approximately $76,000 relates to depreciation and amortization of assets related to Dynamex Express with the balance relating to amortization of costs attributable to acquisitions made during fiscal 1994.

     Interest expense increased by $246,000, or 157%, from $157,000 in fiscal 1994 to $403,000 in fiscal 1995, as a result of debt incurred or assumed in connection with these acquisitions.

YEAR ENDED JULY 31, 1994 COMPARED TO YEAR ENDED JULY 31, 1993

     The Company's sales increased by approximately $6.3 million, or 865%, from $728,000 in fiscal year 1993 to $7.0 million in fiscal year 1994, primarily as a result of the Company's acquisition of five different courier operations between December 1993 and June 1994. Prior to these acquisitions, the Company operated only in Arizona. With these acquisitions, the Company established operations in Chicago, Illinois; Los Angeles, California; and in Western Canada. During this period, cost of sales increased by approximately $4.8 million, or over 1,000%, from $419,000 in 1993 to $5.2 million in 1994, in conjunction with the increase in sales. Selling, general and administrative expenses increased by approximately $1.7 million, or 226%, from $752,000 in fiscal 1993 to $2.4 million in fiscal 1994 as the Company's sales and administrative activities increased as a result of the newly acquired operations. Depreciation and amortization increased by $268,000, or 496%, from $54,000 in fiscal 1993 to $322,000 in fiscal 1994, due to the amortization of the costs of the acquired operations discussed above in fiscal 1994. These acquisitions were financed partially with debt and consequently, the Company's interest expense increased $132,000, or 528%, from $25,000 in fiscal 1993 to $157,000 in fiscal 1994. Due to the small revenue base of the Company's business in fiscal year 1994, comparisons of costs and expenses, expressed as a percentage of sales, between fiscal 1993 and 1994 are not meaningful.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary capital requirements relate to its acquisition strategy and, to a lesser extent, working capital and capital expenditures. Since July 31, 1992, the Company has completed 10 acquisitions of same-day courier companies with consideration therefor, including transaction costs, aggregating approximately $30.0 million (of which approximately $17.5 million was paid in cash). For the nine months ended April 30, 1996 and for the year ended July 31, 1995, capital expenditures were $446,000 and $213,000, respectively. As of April 30, 1996, the Company's working capital was $3.3 million. Prior to the nine months ended April 30, 1996, the Company's operations did not produce positive cash flow from operations, and the Company's capital needs during these periods were supplied from bank borrowings, seller financing and the private placement of debt and equity securities. In December 1995, the Company entered into a bank credit facility to provide funds for the acquisition of Mayne Nickless and to refinance a significant portion of the seller financing that had been incurred in connection with prior acquisitions. As of April 30, 1996, total funded debt was approximately $21.5 million (principal amount), of which approximately $800,000 was outstanding under the Company's $2.5 million revolving bank line of credit. The Company intends to retire approximately $10.1 million of the outstanding funded debt with a portion of the net proceeds of the Offering. On July 5, 1996 the Company amended and restated the Credit Agreement to provide for a $40.0 million revolving credit facility, of which approximately $11.1 million (principal amount) will be outstanding immediately following the Offering.


     An integral part of the Company's business strategy is to pursue acquisitions. Therefore, the Company's need for capital related to acquisitions is expected to be significant in the future. As a result of increasing sales arising from new acquisitions as well as internal growth, the Company also anticipates that it will need additional working capital from time to time to finance the resulting increase in accounts receivable in relation to accounts payable. Capital expenditures, other than for acquisitions, are not expected to increase materially in relation to total capital needs in the foreseeable future.


     Management expects to fund the capital requirements discussed above primarily from three sources: (i) the issuance of additional common equity in connection with future acquisitions (including the Acquisitions); (ii) cash flow from operations; and (iii) additional borrowings from banks. See "Use of Proceeds" and "Business -- Pending Acquisitions."


     On July 5, 1996, the Company amended and restated the Credit Agreement. The Company's new credit facility under the Credit Agreement consists of a revolving note of up to $40.0 million with interest payable quarterly at the prime rate, or certain other rate options based on certain financial ratios of the Company. Any amounts outstanding under the revolving note on May 31, 1998 will be converted to a term facility which will be repayable in nineteen equal quarterly installments of principal over a five year period. Interest on the term facility is payable quarterly at the prime rate, or certain other rate options based on certain financial ratios of the Company.

     Amounts outstanding under the Credit Agreement are secured by essentially all of the assets of the Company and its subsidiaries. The Credit Agreement also contains restrictions on the payment of dividends, incurring additional debt, capital expenditures and investments by the Company as well as requiring the Company to maintain certain financial ratios. See Note 5 of Notes to the Consolidated Financial Statements.


     Management believes that sources of capital discussed above, namely cash flow from operations and the Company's credit facility will be sufficient to allow the Company to successfully pursue its business strategy over the next 18 to 24 months. It is anticipated that future acquisitions will be structured with a combination of cash and the Company's Common Stock being used as consideration. The amount of capital available for future acquisitions will depend in part on the willingness of sellers to accept the Company's Common Stock as partial consideration. This in turn will be dependent in part on the financial performance and condition of the Company as well as general market conditions. If unable to utilize its Common Stock to finance such acquisitions, or if the size and number of acquisitions utilizes its available resources or exceeds the threshold above which lender approval is required under the Credit Agreement and such approval is not obtained, the Company may be forced to seek other sources of capital such as additional debt or equity financing. There can be no assurance that such additional sources of capital will be available or that they will be available on terms which are acceptable to the Company. These factors could serve to negatively affect the Company's ability to implement its business strategy in the manner, or within the time frame, anticipated by management.


INFLATION

     The Company does not believe that inflation has had a material effect on the Company's results of operations nor does it believe it will do so in the foreseeable future.

ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows companies to continue to measure cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Companies that elect to continue with the accounting under APB 25 must provide certain pro forma disclosures of net income, as if SFAS 123 had been applied. The accounting and disclosure requirements of SFAS 123 are effective for the Company for transactions entered into in fiscal 1997. The Company is currently evaluating its alternatives under SFAS 123, and its impact on operating results, when adopted by the Company, is not presently known.

                                    BUSINESS

GENERAL

     The Company is a leading provider of same-day delivery and logistics services in the U.S. and Canada. Through internal growth and acquisitions, the Company has built the only national network of same-day delivery and logistics systems in Canada and has established operations in 10 U.S. metropolitan areas from which it intends to build a national network in the U.S. The Company capitalizes on its routing, dispatch and vehicle management expertise developed in the ground courier business to provide its customers with a broad range of value added, same-day distribution and logistics services.

     Through its network of branch offices, the Company provides same-day, door-to-door delivery services utilizing ground couriers for intra-city deliveries and third party air transportation providers in conjunction with ground couriers for inter-city deliveries. The Company's same-day delivery services include both on-demand and scheduled deliveries. On-demand services are typically unscheduled deliveries of time-sensitive materials and include deliveries of inventory made on a just-in-time basis from strategic stocking locations managed by Company personnel. Scheduled distribution services encompass recurring, often daily, deliveries provided on a point-to-point basis or deliveries that require intermediate handling, routing or sorting of items to be delivered to multiple locations. With its fleet management services, the Company assumes complete responsibility for providing and managing a fleet of dedicated vehicles at a customer site. The Company's on-demand delivery capabilities are available to supplement the scheduled distribution and dedicated fleets as necessary.

     The Company intends to expand its operations in the U.S. and Canada by (i) increasing customer utilization of its primary services at each location, (ii) targeting national and regional accounts, (iii) creating alliances with strategic partners, and (iv) pursuing acquisitions of high quality same-day delivery companies.

INDUSTRY OVERVIEW

     The delivery and logistics industry is large, highly fragmented and growing. The industry is composed primarily of same-day, next-day and second-day service providers. The Company primarily services the same-day, intra-city delivery market. Historically, same-day delivery service primarily related to downtown document deliveries. Over time, technological developments such as facsimile and electronic mail have increased time sensitivity in a variety of business transactions, thereby increasing demand for the same-day delivery of non-faxable items. The category of non-faxable items that require time sensitive delivery is vast and includes items such as voluminous or confidential documents, critical manufacturing parts, medical devices and replacement computer parts.

     The Company believes that the same-day delivery and logistics industry offers substantial consolidation opportunities as a result of industry fragmentation and the benefits of large scale operations. The same-day delivery and logistics industry in the U.S. and Canada is highly fragmented and primarily consists of several thousand small, independent businesses serving local markets and a small number of multi-location regional or national operators. Relative to smaller companies, the Company believes that national operators such as the Company benefit from several competitive advantages including: national brand identity, professional management, the ability to service national accounts and centralized administrative and management information systems.

     In an effort to control costs and focus on primary competencies, many businesses are seeking to reduce their reliance on in-house transportation departments by turning to third party experts to provide transportation logistics services. These logistics services include designing and managing systems created to maximize efficiencies in transporting, warehousing, sorting and delivering products. Many businesses that outsource their distribution requirements prefer to purchase such services from one source that can service multiple cities, thereby decreasing the number of vendors from whom they purchase services.

THE DYNAMEX EXPRESS BUSINESS MODEL

     The Company was founded in 1992 as Parcelway Systems Holding Corp. In May 1995, the Company acquired Dynamex Express, the ground courier operations of Air Canada, which was led by Richard K. McClelland, the Company's Chief Executive Officer. At the time of its acquisition by the Company, Dynamex Express had developed an integrated network of locations across Canada and offered an array of delivery and logistics services on a national, multi-city and local basis. The Company seeks to expand its operations by implementing and expanding upon the business strategy utilized by Dynamex Express.

     Prior to 1989, Dynamex Express concentrated on same-day document delivery in the central business districts of the major metropolitan cities of Canada. Recognizing that an increasing variety of business transactions were becoming more time sensitive and in order to offset declining volumes in same-day document delivery, Dynamex Express expanded its customer base to include manufacturing companies, pharmaceutical companies, auto parts distributors, governmental agencies and other businesses that require same-day delivery of non-faxable items. Dynamex Express further responded to shifting market conditions by leveraging its ability to efficiently provide same-day delivery of small to mid-size items in metropolitan areas to provide value added services such as fleet management and strategic stocking.

     Dynamex Express also expanded its business by acquiring other same-day, intra-city courier companies within Canada. By May 1995, Dynamex Express had acquired a regional and several single-site courier companies across Canada and had locations in 20 Canadian cities. Dynamex Express expanded the service offerings of these acquired companies to include fleet management and strategic stocking and standardized the operating policies and procedures at each location. At the time of the Company's acquisition of Dynamex Express in May 1995, approximately 46% of Dynamex Express revenues were generated from same-day on-demand delivery, 30% from fleet management and 24% from same-day scheduled distribution services. Approximately 48% of these revenues were generated from services provided to customers on a national or multi-city basis.

BUSINESS STRATEGY

     The Company intends to implement and expand upon the Dynamex Express business model in the U.S. and Canadian markets in order to capitalize on the demand of local, regional and national businesses for innovative same-day distribution solutions. The key elements of the Company's business strategy are as follows:

    - FOCUS ON PRIMARY SERVICES. The Company provides three primary services:
      (i) same-day on-demand delivery, (ii) same-day scheduled distribution and
      (iii) fleet management. To raise the yield per delivery, the Company will continue to focus its same-day on-demand delivery business on non-faxable, time sensitive items that are transported throughout major metropolitan areas and to offer value added on-demand services such as strategic stocking. By concentrating its logistics services in fleet management and same-day scheduled distribution, the Company intends to capitalize on the market trend towards outsourcing transportation requirements. The delivery transactions in a fleet management, scheduled distribution or strategic stocking program are recurring in nature, thus creating the potential for long term customer relationships. Additionally, these services are generally less vulnerable to price competition than traditional delivery services.

    - TARGET NATIONAL AND REGIONAL ACCOUNTS. The Company's sales force focuses on pursuing and maintaining national and regional accounts. The Company anticipates that its (i) existing multi-city network of locations combined with new locations to be acquired, (ii) ability to offer value added services such as strategic stocking and fleet management to complement its basic same-day delivery services and (iii) experienced management team will create further opportunities with many of its existing customers and attract new national and regional accounts.

    - CREATE STRATEGIC ALLIANCES. By forming alliances with strategic partners that offer compatible services or have complex distribution needs, the Company and its partner can jointly market their services, thereby accessing one another's customer base and providing such customers with a broader range of services. Pursuant to its strategic alliance with Purolator Courier Ltd. ("Purolator"), the largest Canadian overnight courier company, the Company and Purolator have agreed to provide one another with wholesale courier services and to market the other partner's delivery services to its customers. See "Sales and Marketing."

     - PURSUE ACQUISITIONS. The Company believes that the highly fragmented nature of the delivery and logistics industry creates significant opportunities for same-day delivery and logistics companies with national marketing efforts and operations. Upon consummation of the Acquisitions, the Company will have substantially completed its Canadian network and will focus its acquisition program on further penetrating the U.S. market.

      The Company will seek to acquire high quality same-day delivery businesses in new cities as well as in markets where it has already established a presence. The Company plans to augment the service offerings of its acquired companies with additional services such as fleet management and strategic stocking and to integrate the acquired operations into the Company's operating environment. Acquisitions in existing markets are expected to give the Company access to an acquired company's customer base while creating operating efficiencies within these markets. The Company believes that its management team's operating and acquisition experience will allow it to remain competitive in the acquisition market.

SERVICES

     The Company capitalizes on its routing, dispatch and vehicle management expertise developed in the ground courier business to provide its customers with a broad range of value added, same-day delivery and logistics services. By creating innovative applications of its core services, the Company intends to expand the market for its distribution solutions and increase the yield per service provided.

  Same-Day On-Demand Delivery

     The Company provides local same-day on-demand delivery services, whereby Company messengers or drivers respond to a customer's request for immediate pick-up and delivery. The Company augments its same-day on-demand services by offering inter-city ground and air transportation and next-flight-out services provided by third party air transportation operators. The Company focuses on the delivery of non-faxable, time sensitive items throughout major metropolitan areas rather than traditional downtown document delivery. By delivering items of greater weight over longer distances and providing value added on-demand services such as strategic stocking, the Company expects to continue to raise the yield per delivery relative to the yield generated from downtown document deliveries.

     The Company's on-demand services include the delivery of a customer's inventory on a just-in-time basis from strategic stocking locations managed by Company personnel. Strategic stocking locates the customer's inventory closer to its ultimate destination, thereby improving the customer's ability to service its own customers. The Company does not take ownership of or title to the inventory but provides the warehouse space or utilizes space provided by its customer to establish and manage a customized, multi-site strategic stocking program. Furthermore, the Company can bundle services such as same-day ground, same-day air and next-day air delivery to replenish stocking locations.

     The benefits of strategic stocking to the customer include (i) faster response time due to broader distribution of inventory locations and emergency transportation capabilities, (ii) decreased lease and employee costs associated with warehouse functions resulting from the Company's ability to consolidate warehouse space and administrative costs for multiple strategic stocking customers and (iii) improved inventory control through improved information systems. For example, when a computer parts and services distributor must quickly replace defective or worn out computer parts, the potential loss to the distributor's customer increases with the length of time it takes the distributor to deliver and install the replacement part. By storing computer parts in the Company's network of strategic stocking locations, the distributor can contact the Company and have the replacement part delivered to its customer within hours instead of days. The Company has targeted the computer and telecommunications industries as primary markets for strategic stocking services and has established a network of parts banks across Canada to serve such markets. Additionally, the Company has introduced a service enhancement, whereby straightforward repairs, such as replacement of a defective keyboard, are performed by Company drivers, thus eliminating the need to dispatch a technician.

     While strategic stocking currently comprises only a small portion of the Company's same-day on-demand business, the Company intends to expand its strategic stocking program and has recently purchased strategic stocking software, hardware and certain other related assets from an experienced strategic stocking operator whom the Company now employs. The Company intends to expand the network of parts banks and courier alliances established by this operator by utilizing its own courier network in the U.S. and Canada and intends to utilize the additional courier alliances to increase its next-flight-out capability.

     For the nine months ended April 30, 1996, approximately 61% of the Company's revenues were generated from on-demand same-day delivery services, including strategic stocking services.

  Same-Day Scheduled Distribution

     The Company provides same-day scheduled distribution services for time-sensitive local deliveries that, by their nature, are recurring. Scheduled distribution services include regularly scheduled deliveries made on a point-to-point basis or deliveries that require intermediate handling, routing or sorting of items to be delivered to multiple locations. A bulk shipment may be received at the Company's warehouse where it is sub-divided into smaller bundles and sorted for delivery to specified locations. Same-day scheduled distribution services are provided on both a local and multi-city basis. The Company's on-demand delivery capabilities are available to supplement the scheduled drivers as needed. In the suburban Washington, D.C./Baltimore area, the Company provides scheduled, as well as on-demand, delivery services for a group of local hospitals and medical laboratories, transferring samples between these facilities. In Ontario, Canada, the Company services the scheduled distribution requirements of a consortium of commercial banks. These banks require regular pick-up of non-negotiable materials that are then delivered by the Company on an intra and inter-city basis. For the nine months ended April 30, 1996, approximately 17% of the Company's revenues were generated from same-day scheduled distribution services.

  Fleet Management

     With its fleet management service, the Company provides transportation services for customers that previously managed such operations in-house. The Company assumes complete responsibility for providing and managing a fleet of dedicated vehicles at the customer's site. This service is generally provided with a fleet of dedicated vehicles that can range from passenger cars to tractor trailers (or any combination) which may display the customer's logo and colors. In addition, the Company's on-demand delivery capability may supplement the dedicated fleet as necessary, thereby allowing a smaller dedicated fleet to be maintained on average. The Company's fleet management services include designing and managing systems created to maximize efficiencies in transporting, sorting and delivering customer's products on a local and multi-city basis. Because the Company generally does not own vehicles but instead hires drivers who do, the Company's fleet management solutions are not limited by the Company's need to utilize its own fleet.

     By outsourcing its fleet management the Company's customer (i) is able to utilize the Company's distribution and route optimization experience to deliver its products more efficiently, (ii) gains the flexibility to expand or contract fleet size as necessary, and (iii) reduces the costs and administrative burden associated with owning or leasing vehicles and hiring and managing transportation employees. For example, the Company recently configured and now manages a distribution fleet for one of the largest distributors to drug stores in Canada. For the nine months ended April 30, 1996, approximately 22% of the Company's revenues were generated from fleet management services.

     While the volume of each service provided and the profitability thereof varies significantly from branch office to branch office, each of the Company's branch offices generally offers the same core services. Factors which impact the business mix per branch include customer base, competition, geographic characteristics, available labor and general economic environment. The Company can bundle its various delivery and logistics services to create customized distribution solutions and to become the single-source for its customers' distribution needs.

OPERATIONS

     The Company's operations are divided into two U.S. regions and two Canadian regions, with each of the Company's 29 branches reporting to a regional office. Branch operations are locally managed with regional and national oversight and support provided as necessary. A branch manager is assigned to each branch office and is accountable for all aspects of branch operations including profitability. Each branch manager reports to a regional manager with similar responsibilities for all branches within his or her region. Certain administrative and marketing functions may be centralized for multiple branches in a given city or region. Prices for the Company's services are determined at the branch level based on the distance, weight and time-sensitivity of a particular delivery.

  Same-Day On-Demand Delivery

     Most locations have operations centers staffed by dispatchers, as well as customer service representatives and operations personnel. Incoming calls are received by trained customer service representatives who use PC-based communications software to instantly provide the customer with a job-specific price quote and to transmit the order to the appropriate dispatch location. Certain of the Company's larger clients can access such software through electronic data interface to enter dispatch requirements, page specific drivers, make inquiries, and receive billing information. A dispatcher coordinates shipments for delivery within a specific time frame. Shipments are routed according to the type and weight of the shipment, the geographic distance between the origin and destination and the time allotted for the delivery. Coordination and deployment of delivery personnel for on-demand deliveries is accomplished either through communications systems linked to the Company's computers, through pagers or by radio. The Company is in the process of integrating the software system utilized by Dynamex Express into each of its branches in order to standardize the reporting, tracking and billing of transactions. To enhance the Company's 24-hour delivery services at all locations, the Company is currently implementing a company-wide centralized answering service to transmit delivery requests made after normal business hours to the appropriate local operations team.

  Same-Day Scheduled Distribution

     A dispatcher coordinates and assigns scheduled deliveries to the drivers and manages the delivery flow. In many cases, certain drivers will handle a designated group of scheduled routes on a recurring basis. Any intermediate handling required for a scheduled distribution is conducted at the Company's warehouse or at a third party facility such as the airport.

  Fleet Management

     Fleet management services are coordinated by the Company's logistics specialists who have experience in designing, implementing and managing integrated networks for transportation services. Based upon the logistics specialist's analysis of a customer's fleet and distribution requirements, the Company develops a plan to optimize fleet configuration and route design. The Company provides the vehicles and drivers necessary to implement the fleet management plan. Such vehicles and drivers are generally dedicated to a particular customer, and the vehicles may display the customer's name and logo. The Company can supplement these dedicated vehicles and drivers with its on-demand capability as necessary.

SALES AND MARKETING

     The Company conducts a comprehensive marketing program involving direct sales and customer service to maintain and increase its customer base. Approximately 50 local employee sales representatives target small and mid-sized businesses while the Company's eight regional and national marketing executives focus on larger accounts and businesses with multi-city requirements. The Company's sales force includes product specialists dedicated to fleet management and strategic stocking, some of whom have developed expertise in servicing certain industries such as banks and telecommunications companies. The Company's product specialists seek new applications of the Company's primary services in an effort to expand the demand for such services.

     The Company's marketing representatives make regular calls on existing and potential customers to identify such customers' delivery and logistics needs. Customer service representatives on the local and national levels regularly communicate with customers to monitor the quality of services and to quickly respond to customer concerns. Through its telemarketing program, the Company maintains a database of its customers' service utilization patterns and satisfaction level. The telemarketing database is used by the sales force to analyze opportunities and conduct performance audits. The telemarketing group seeks to contact most of the Company's recurring customers approximately every 90 days.

     Fostering strategic alliances with customers who offer compatible services or have complex distribution needs is an important component of the Company's marketing strategy. For example, pursuant to a Marketing and Transportation Services Agreement, dated November 20, 1995 between the Company and Purolator, the Company has agreed to provide same-day delivery services to Purolator customers and Purolator has agreed to provide overnight courier services to the Company's customers. Pursuant to this agreement, in June 1996, Purolator began to market and the Company began to offer the following services to Purolator customers: (i) same-day local ground courier services; (ii) same-day inter-city ground courier services; and (iii) next-flight-out service between major cities in Canada and the U.S. When a Purolator customer requests any of these services, Purolator transfers such request to one of the Company's customer service representatives. The Company then dispatches the delivery order and bills Purolator at a discounted rate. Purolator in turn bills the customer at its own rate.

     The Marketing and Transportation Services Agreement is generally terminable upon two years notice but may be terminated upon a breach of the agreement or certain other events of default as set forth therein. The relationship between the Company and Purolator consists of the rights and obligations described in the aforementioned agreement and is not a joint venture or partnership. The Company also provides Purolator with local and inter-city same-day ground courier service for misdirected Purolator shipments. Purolator is the largest overnight courier in Canada with approximately 9,000 employees who handle approximately 300,000 packages daily. The Company believes that the increased transaction volume and marketing efforts contemplated by the Purolator alliance could significantly increase the Company's business in Canada.

     The Company generally enters into customer contracts for scheduled distribution, fleet management and strategic stocking services which are terminable (in selected cases with cancellation penalties) by such customer upon notice generally ranging from 30 to 90 days. The Company does not typically enter into contracts with its customers for on-demand delivery services other than strategic stocking services.

CUSTOMERS


     As of April 30, 1996, the Company had a diversified customer base of approximately 18,000 active customers across the U.S. and Canada. The Company's target customer is a business that distributes time-sensitive, non-faxable items that weigh from one to 70 pounds to multiple locations. The primary industries served by the Company include financial services, pharmaceuticals, medical laboratories and hospitals, auto parts, legal services and Canadian governmental agencies. Management believes that as of April 30, 1996, no single industry accounted for more than 10% of the Company's annual revenues. A significant number of the Company's customers are located in Canada. Approximately 60% of the Company's pro forma revenues for the nine months ended April 30, 1996 were generated in Canada. See Note 8 of Notes to the Consolidated Financial Statements and "Pro Forma Financial Information."


COMPETITION

     The market for same-day delivery and logistics services has been and is expected to remain highly competitive. The Company believes that the principal competitive factors in the markets in which it competes are reliability, quality, breadth of service and price. Price competition for basic delivery services is particularly intense.

     Most of the Company's competitors in the same-day intra-city delivery market are privately held companies that operate in only one location, with no one competitor dominating the market. However, there is a trend toward industry consolidation and companies with greater financial and other resources than the Company that may not currently operate in the delivery and logistics business may enter the industry to capitalize on such trend.

     The market for the Company's logistics services is also highly competitive, and can be expected to become more competitive as additional companies seek to capitalize on the growth in the industry. The Company's principal competitors for such services are other delivery companies and in-house transportation departments. The Company generally competes on the basis of its ability to provide customized service regionally and nationally, which it believes is an important advantage in this highly fragmented industry, and on the basis of price.

     The Company competes for acquisition candidates with other companies in the industry and companies that may not currently operate in the industry but may acquire and consolidate local courier businesses. Management believes that its operating experience and its strategy to fully integrate each acquired company by adding its core services and introducing national marketing will allow it to remain competitive in the acquisition market.

PENDING ACQUISITIONS


     The aggregate consideration to be paid by the Company in the Acquisitions will be approximately $7.2 million in cash and 173,485 shares of Common Stock and the Company will repay an aggregate of approximately $840,000 of the Acquired Companies' indebtedness. The stockholders of each of the Acquired Companies, except for Action Delivery and Southbank, will receive a portion of their consideration for the Acquisitions in the form of Common Stock issued at the initial public offering price and cash. The stockholders of Action Delivery and Southbank will receive only cash. The consideration to be paid by the Company for the Acquired Companies was determined through arms-length negotiations among the Company and the representatives of the stockholders of the Acquired Companies. The factors considered by the parties in determining the purchase price include, among others, the historical operating results and the future prospects of the Acquired Companies.


     Upon consummation of the Acquisitions, the Company intends to integrate the Acquired Companies into the Company's operating environment. Each Acquired Company will be assigned to the appropriate regional division of the Company. A current manager of each Acquired Company has agreed to continue to manage such operation after the consummation of the Acquisitions and will be appointed branch manager at such operation. Management will train the staff of the Acquired Companies so that each branch will be able to provide and market the full range of Company services. As soon as practicable and where appropriate, the Company will assimilate each Acquired Company's accounting, payroll and cash management functions, standardize its insurance coverage and employee benefits and supplement or replace the use of the Acquired Company's tradename with "Dynamex."

     Although the consummation of the transactions contemplated by the Acquisition Agreements is subject to customary conditions, these conditions have been substantially satisfied, and each of the Acquisitions is expected to be consummated in accordance with its terms.


     For purposes of the information set forth below concerning each of the Acquired Companies, the initial Canadian dollar amounts relevant to the Action Delivery and Zipper Acquisitions have been converted to U.S. dollars using an exchange rate of 0.73 U.S. dollars to 1.00 Canadian dollars:


          Action Delivery. Action Delivery is based in metropolitan Halifax, Nova Scotia and operates on-demand and scheduled ground courier services in the greater Halifax metropolitan area. The stockholders of Action Delivery will receive an aggregate of Cdn $200,000 (approximately $146,000) in the Acquisition, and the Company will repay Action Delivery's bank indebtedness of approximately Cdn $705,000 (approximately $515,000). The current general manager of Action Delivery will continue to manage the operations of such company after the closing of the Acquisition. The stockholders of

     Action Delivery have entered into a covenant not to compete with the Company expiring no earlier than the third anniversary of the closing of the Acquisition.


          Seidel Delivery. Seidel Delivery is based in Columbus, Ohio and operates on-demand and scheduled ground courier services in the greater Columbus metropolitan area. The stockholder of Seidel Delivery will receive an aggregate of 41,563 shares of Common Stock and $332,500 in cash in the Acquisition. The stockholder of Seidel Delivery has agreed to continue to manage the operations of such company after the closing of the Acquisition and has agreed to enter into a covenant not to compete with the Company expiring no earlier than the third anniversary of the date of such closing.



          Seko/Metro. Seko/Metro is based in Chicago, Illinois and operates on-demand and scheduled ground courier services in the greater Chicago metropolitan area. The stockholders of Seko/Metro will receive an aggregate of 75,000 shares of Common Stock and $2.4 million in cash in the Acquisition. The current managers of Seko/Metro have agreed to continue to manage the operations of such company after the closing of the Acquisition. The principal stockholders of Seko/Metro have agreed to enter into a covenant not to compete with the Company expiring no earlier than the third anniversary of the date of the closing of the Acquisition.


          Southbank. Southbank is based in New York, New York and operates on-demand ground courier services in the greater New York City metropolitan area, concentrating primarily on Manhattan. The sole stockholder of Southbank, Express It Acquisition, Inc. ("Express It") will receive an aggregate of $2.5 million in cash in the Acquisition. Express It operates an additional on-demand ground courier business in the greater New York City metropolitan area which serves a different customer base than Southbank. The Company and Express It have entered into an Agency and Support Agreement whereby both parties will assist one another in certain operational, administrative and marketing matters with respect to such business. The owners of Express It have also granted the Company an 18 month option to purchase the stock of Express It for $3.25 million payable in Common Stock issued at the initial public offering price.


          Zipper. Zipper is based in Winnipeg, Manitoba and operates on-demand and scheduled ground courier operations in the greater Winnipeg metropolitan area. The stockholder of Zipper's parent corporation, Kenneth Bishop, will receive an aggregate of 56,922 shares of Common Stock and an aggregate of approximately Cdn $2.5 million (approximately $1.8 million) in cash in the Acquisition. In addition, simultaneously with the closing of such Acquisition, the Company will repay Zipper's bank indebtedness of approximately Cdn $445,000 (approximately $325,000). Bruce Bishop, the son of Kenneth Bishop, is the current general manager of sales and support of Zipper and has agreed to continue to manage the operations of such company after the closing of the Acquisition. Kenneth Bishop has been nominated to become a director of the Company upon consummation of the Offering and has agreed to enter into a covenant not to compete with the Company expiring no earlier than the third anniversary of the date of such closing.


REGULATION

     As of January 1, 1995, the U.S. Federal Aviation Administration Authorization Act of 1994 became effective, abolishing all intrastate regulatory control over prices, routes and services to which the Company had previously been subject. This legislation has increased the ability of the Company to expand into new states and to expand its presence in its existing areas of service. The Company holds nationwide general commodities authority from the Interstate Commerce Commission and/or the Federal Highway Administration of the U.S. Department of Transportation to transport certain property as a motor carrier on an interstate basis within the contiguous 48 states. The Trucking Industry Regulatory Reform Act of 1994 further deregulated certain aspects of the transportation industry, so that the Company will no longer be required to file tariffs setting forth its interstate rates. The Company holds permanent extra-provincial (and where required, intra-provincial) operating authority in all Canadian provinces where the Company does business.

     In connection with the operation of certain motor vehicles and the handling of hazardous materials in its courier operations, the Company is subject to regulation by the United States Department of Transportation and the states and by the appropriate Canadian federal and provincial regulations. The Company is also subject to regulation by the Occupational Health and Safety Administration, provincial occupational health and safety legislation and federal and provincial employment laws respecting such matters as hours of work, driver logbooks and workers' compensation. To the extent the Company holds licenses to operate two-way radios to communicate with its fleet, the Company is regulated by the Federal Communications Commission. The Company believes that it is in substantial compliance with all of these regulations.

SAFETY

     From time to time, the Company's drivers are involved in accidents or other activities that may give rise to liability claims. The Company currently carries liability insurance with an aggregate limit of $15.0 million, and independent owner/operators are required to maintain liability insurance of at least the minimum amounts required by applicable state or provincial law. The Company also has insurance policies covering property and fiduciary trust liability, which coverage includes all drivers. The Company reviews prospective drivers to ensure that they have acceptable driving records. In addition, where required by applicable law, the Company requires prospective drivers to take a physical examination and to pass a drug test.

PROPERTIES

     The Company operates its facilities in 42 locations, all of which are leased. These facilities are principally used for operations, general and administrative functions and training. Several of these facilities are primarily used as storage and warehouse space for strategic stocking. The chart below summarizes the locations of facilities which the Company leases as of June 30, 1996:

                                                                   NUMBER OF
                                  LOCATION                     LEASED PROPERTIES
                ---------------------------------------------  -----------------
                CANADA
                Alberta......................................           8
                British Columbia.............................           6
                Manitoba.....................................           1
                Nova Scotia..................................           1
                Ontario......................................          10
                Quebec.......................................           2
                Saskatchewan.................................           3
                                                                     ----
                          Total..............................          31
                                                                     ====
                U.S.
                Arizona......................................           1
                California...................................           3
                District of Columbia.........................           1
                Illinois.....................................           1
                Maryland.....................................           1
                Massachusetts................................           1
                Pennsylvania.................................           1
                Texas........................................           1
                Washington...................................           1
                                                                     ----
                          Total..............................          11
                                                                     ====

     The Company believes that its properties are well maintained, in good condition and adequate for its present needs. The Company anticipates that suitable additional or replacement space will be available when required. The Company's facilities rental expense for the fiscal year ended July 31, 1995 and the nine months ended April 30, 1996 was approximately $458,000 and $842,000, respectively. The Company's principal executive offices are currently located in Mississauga, Ontario, although the Company anticipates that it will move such offices to Dallas, Texas within the next 18 months. See Note 6 of Notes to the Consolidated Financial Statements.

INTELLECTUAL PROPERTY

     The Company has filed applications in the United States and Canada for federal trade mark registration of "Dynamex" and "Dynamex Express." No assurance can be given that any such registration will be granted or that if granted, such registration will be effective to prevent others from using the trade mark concurrently or preventing the Company from using the trade mark in certain locations.

EMPLOYEES

     At June 30, 1996, the Company had approximately 1,100 employees, of which approximately 700 were employed full-time primarily in various management, supervisory, administrative, and corporate positions, approximately 360 were employed full-time as drivers and approximately 40 were employed part-time, primarily as drivers. Additionally at June 30, 1996, the Company had contracts with approximately 1,900 independent owner/operators. Management believes that the Company's relationship with such employees and independent owner/operators is good. See "Risk Factors -- Certain Tax Matters Related to Drivers."

     In Canada, approximately 60% of the Company's drivers are represented by major international labor unions. Management believes that the Company's relationship with such unions is good. None of the Company's U.S. employees or drivers are represented by unions.

LEGAL PROCEEDINGS

     There are no pending legal proceedings involving the Company other than routine litigation incidental to the Company's business, including numerous motor vehicle-related accident claims. In the opinion of the Company's management, such proceedings should not, individually or in the aggregate, have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning each of the persons who are (i) executive officers, (ii) key employees or (iii) directors or persons who have been nominated to become directors. Each person nominated as a director (as indicated below) has agreed to become a director of the Company upon the closing of the Offering.

               NAME                  AGE                   POSITION(S)
- -----------------------------------  ---   --------------------------------------------
Richard K. McClelland..............  44    Chairman of the Board, President, Chief
                                           Executive Officer and Director
Robert P. Capps....................  42    Vice President-Finance and Corporate
                                           Development, Treasurer and Assistant
                                           Secretary
Martin A. Piccolo..................  40    Controller and Secretary
James R. Aitken....................  36    General Manager -- Eastern Canada
Catherine J. Taylor................  41    General Manager -- Midwestern Canada
Ralph Embree.......................  46    General Manager -- Eastern U.S.
Thomas R. Stotler..................  55    General Manager -- Western U.S.
James M. Hoak......................  52    Director
Stephen P. Smiley..................  47    Director(2)
Wayne Kern.........................  63    Director
Brian J. Hughes....................  35    Director(1)(2)
Kenneth H. Bishop..................  58    *Director(1)(2)
E. T. Whalen.......................  63    *Director

- ---------------

 *  Nominee

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Richard K. McClelland became the President and Chief Executive Officer of the Company in May 1995 upon the closing of the Company's acquisition of Dynamex Express, where he also served as President since 1988. He was elected as Chairman of the Board of the Company in February 1996. Prior to joining Dynamex Express in 1986, Mr. McClelland held a number of advisory and management positions with the Irving Group, Purolator Courier Ltd. and Sunbury Transport Ltd., where he was engaged in the domestic and international same-day air, overnight air, and trucking businesses.

     Robert P. Capps has served as Vice President of Finance and Corporate Development, Treasurer and Assistant Secretary of the Company since February 1996. Mr. Capps served in various financial management capacities with Hadson Corporation (an energy company) from February 1986 through June 1995 and was Executive Vice President and Chief Financial Officer from May 1991 through June 1995. In October 1992, Hadson Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code. Hadson Corporation's plan of reorganization was confirmed in November 1992. Mr. Capps is a certified public accountant.

     Martin A. Piccolo became the Controller of the Company in May 1995 upon the closing of the Company's acquisition of Dynamex Express, where he also served in such capacity. He was elected as Secretary of the Company in September 1995 and also served as its Treasurer from September 1995 through January 1996. Mr. Piccolo joined Dynamex Express in January 1989 and has over 15 years experience in the courier industry.

     James R. Aitken has served as the General Manager -- Eastern Canada since February 1996. He joined the Company in May 1995 in conjunction with the Company's acquisition of Dynamex Express. Prior to joining the Company, Mr. Aitken was the Director of Sales and Marketing with Dynamex Express, where he was employed from 1988 to May 1995. During his employment with Dynamex Express, Mr. Aitken worked in sales and marketing, regional and branch management and client development. Mr. Aitken has over 17 years of experience in the courier industry.

     Catherine J. Taylor has served as the General Manager -- Midwestern Canada since May 1996. She joined the Company in August 1995 as Sales
Manager -- Eastern Canada. Prior to joining the Company, Mrs. Taylor was employed by The Swift Transportation Group from 1982 where she held various management and supervisory positions. Ms. Taylor has over 14 years of experience in the courier industry.

     Ralph Embree has served as the General Manager -- Eastern U.S. since February 1996. He joined the Company in December 1995 in conjunction with the Company's acquisition of Mayne Nickless. Prior to joining the Company, Mr. Embree held a variety of operations, sales and management positions with Mayne Nickless where he was employed for seven years. Mr. Embree has over 17 years of experience in the courier industry.

     Thomas R. Stotler has served as the General Manager -- Western U.S. since February 1996. He joined the Company in December 1995 in conjunction with the Company's acquisition of Mayne Nickless. Prior to joining the Company, Mr. Stotler was employed by Mayne Nickless for over eight years as a branch manager and regional operations manager. Mr. Stotler has over 18 years of experience in the courier industry.


     James M. Hoak has served as a director of the Company since February 1996. Mr. Hoak founded Heritage Communications, Inc. (a diversified communications company) in 1971 and served as its Chief Executive Officer until 1991. From 1991 to 1995, Mr. Hoak served as Chairman and Chief Executive Officer of Crown Media, Inc. (a cable television company). Mr. Hoak has served as Chairman of the Board of Heritage Media Corporation (a company engaged in targeted marketing services and broadcasting) since its inception in 1987. Mr. Hoak has served as the Chairman of the general partner of Cypress from its inception in 1992 and as the Chairman of Hoak Capital Corporation (a private investment company) since its inception in 1991. Since July 1996, Mr. Hoak has served as the Chairman and a director of Hoak Breedlove Wesneski & Co. (an investment banker, securities broker-dealer and one of the Representatives). Mr. Hoak is a director of Airgas, Inc., MidAmerican Energy Company, Pier 1 Imports, Inc. and Texas Industries, Inc. See "Certain Transactions" and "Underwriting."


     Stephen P. Smiley has served as a director of the Company since 1993 and was a Vice President of the Company from December 1995 through February 1996. Mr. Smiley was President of Hoak Capital Corporation from 1991 through February 1996 and served as President of the general partner of Cypress from its inception in 1992 through January 1996. Mr. Smiley has been Executive Vice President of Hunt Financial Corp. (a private investment company) since February 1996. Mr. Smiley is also a director of Sun Coast Industries, Inc. (a plastics manufacturer).


     Wayne Kern has served as a director of the Company since February 1996. Mr. Kern has served as Senior Vice President and Secretary of Heritage Media Corporation since 1987. From 1991 to 1995, Mr. Kern also served as Executive Vice President of Crown Media, Inc. From 1979 to 1991, Mr. Kern served as the Executive or Senior Vice President, General Counsel and Secretary of Heritage Communications, Inc.


     Brian J. Hughes has served as a director of the Company since May 1995. Mr. Hughes has served as the Vice President -- Investments of both Preferred Risk Life Insurance Company and Preferred Risk Mutual Insurance Company since September 1992. Mr. Hughes has been a member of the Advisory Board of Cypress since March 1993. From 1986 to 1992, Mr. Hughes served as Assistant Vice President -- Investments at Boatmen's National Bank.

     Kenneth H. Bishop is a nominee to become a director of the Company upon the closing of the Offering. From 1974 to the present, Mr. Bishop has been President and General Manager of Zipper Transportation Services, Ltd., a same-day delivery business in Winnipeg, Manitoba. See "Business -- Pending Acquisitions."

     E. T. Whalen is a nominee to become a director of the Company upon the closing of the Offering. Mr. Whalen is currently a consultant to Gateway Freight Services, an entity providing freight forwarding services to major international airlines. From 1965 until January 1996 Mr. Whalen was employed by Japan Airlines in various management positions, including Staff Vice President-Cargo from October 1986.

BOARD OF DIRECTORS

     Upon the consummation of the Offering, the Board of Directors of the Company will consist of seven members. Each director will hold office until the annual meeting of the stockholders of the Company next following his election, and until his successor is elected and qualified. The holders of a majority of the outstanding shares of Common Stock present and entitled to vote at a meeting of stockholders are entitled to elect all of the directors.

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive an annual fee of $6,000 as compensation for his or her services as a member of the Board of Directors. Non-employee directors will receive an additional fee of $500 for each meeting of the Board of Directors attended in person by such director and $250 for each telephonic meeting in which such director participates. Non-employee directors who serve on a committee of the Board of Directors will receive $500 for each committee meeting attended in person and $250 for each telephonic committee meeting in which such director participates. All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacities as directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established two committees: a Compensation Committee and an Audit Committee. Each of these committees has two or more members who serve at the discretion of the Board of Directors. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's stock option plan. The Audit Committee is responsible for reviewing the Company's financial statements, audit reports, internal financial controls and the services performed by the Company's independent public accountants, and for making recommendations with respect to those matters to the Board of Directors.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the total annual compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and the other executive officer of the Company whose total cash compensation for the fiscal year ended July 31, 1995 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                         ANNUAL         -------------
                                                                      COMPENSATION       SECURITIES
                                                                    ----------------     UNDERLYING
                        NAME AND                          FISCAL    SALARY     BONUS       OPTIONS
                   PRINCIPAL POSITION                      YEAR       ($)       ($)          (#)
- --------------------------------------------------------  ------    -------    -----    -------------
Richard K. McClelland(1)
  President and Chief Executive Officer.................   1995      22,050      --        103,000
George M. Siegel(2)
  Former Vice Chairman..................................   1995     120,000      --             --

- ---------------

(1) Mr. McClelland was employed by the Company as of May 31, 1995, the date of the Company's acquisition of Dynamex Express. Consequently, Mr. McClelland's salary for fiscal year 1995 as set forth above represents only two months of his annual salary. Had Mr. McClelland been employed for the entire twelve months of fiscal year 1995, his salary for such year would have been approximately $132,300.

(2) Mr. Siegel, a founder of the Company, resigned in July 1995.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into an employment agreement with Mr. McClelland. Such agreement provides for the payment of a base salary in the annual amount of $200,000, participation in an executive bonus plan, an auto allowance of approximately Cdn $900 per month and participation in other employee benefit plans. The agreement also provides that upon Mr. McClelland's exercise of certain stock options to purchase 48,000 shares of Common Stock, the Company shall pay Mr. McClelland a bonus equal to the exercise price multiplied by the number of shares to be purchased by virtue of such exercise. Unless terminated earlier, the employment agreement shall continue until May 31, 2000, upon which date, such agreement will be automatically extended for successive one-year renewal terms unless the Company gives Mr. McClelland notice upon the terms provided in such agreement. Additionally, upon a sale or transfer of substantially all of the assets of the Company or certain other events that constitute a change of control of the Company, including the acquisition by a stockholder other than certain named stockholders of securities representing 15% of the votes that may be cast for director elections, the Company or its successor, as the case may be, shall continue to pay Mr. McClelland the compensation set forth in such agreement for the greater of two years from the date of such change of control or the remainder of the term of the agreement.

     The Company has entered into a consulting agreement with Mr. Siegel which provides for the payment of a consulting fee in the amount of $120,000 per year, an auto allowance of $500 per month and participation in certain employee benefit plans. The term expires on November 16, 1998. The Company is required to pay the consulting fee to Mr. Siegel or his designated beneficiary for the three month period following Mr. Siegel's death or total disability, provided that the Company may offset any such amounts against any indebtedness that Mr. Siegel owes to the Company at the time of such termination. See "Certain Transactions."

STOCK OPTION PLAN

     The Company maintains the Dynamex Inc. 1996 Stock Option Plan (the "Option Plan") which provides for the grant of options to eligible employees and directors for the purchase of Common Stock of the Company. The Option Plan covers, in the aggregate, a maximum of 630,000 shares of Common Stock. The Option Plan provides for the granting of both incentive stock options (as defined in Section 422A of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422A). In addition, the Option Plan provides for the granting of restricted stock, which may include, without limitation, restrictions on the right to vote such shares and restrictions on the right to receive dividends on such shares. The grant of options to purchase such restricted stock may be based upon the attainment of performance goals prescribed by the Compensation Committee of the Board of Directors (the "Committee"). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

     The Committee administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Committee designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Options under the Option Plan generally vest over a five year period. Certain changes in control of the Company will cause the options to vest immediately. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

     Non-employee members of the Board of Directors will receive annual grants of options under the Option Plan. The initial grant to such directors shall consist of options to purchase 2,000 shares of Common Stock at fair market value and shall be granted upon the later of (i) the closing of the Offering or (ii) the date such director is initially elected. Thereafter, on the anniversary of the initial grant, options to purchase 2,000 shares of Common Stock at the then fair market value will be automatically granted to each director then serving. Such options will be immediately vested in full. Each option granted to directors under the Option Plan must be exercised, if at all, during a period established in the grant, which may not exceed 10 years from the date of grant. An optionee may not transfer or assign any options granted and may not exercise any options after a specified period subsequent to the termination of the optionee's service on the Board of Directors. Any options granted to an optionee will immediately terminate upon removal of such optionee from the Board of Directors for cause.

     Upon completion of the Offering, options to purchase 473,384 shares will be outstanding and (i) 214,384 of these options have a weighted average exercise price of $3.84 per share and expire between November 2003 and July 2005 and (ii) 259,000 of these options (which will be granted in connection with the Offering and are exercisable at the initial public offering price) expire in July 2006 (99,000 of which will be granted to Mr. McClelland). A total of 156,616 shares remained available for future grants under the Option Plan.

OPTION GRANTS

     The following table sets forth, as to each executive officer named in the Summary Compensation Table above, the number of shares of Common Stock subject to options granted during the year ended July 31, 1995 and the per share exercise price for such options.

                          OPTION GRANTS IN FISCAL 1995

                                                                                              POTENTIAL
                                                                                           REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL
                                                PERCENT OF                                  RATES OF STOCK
                                 NUMBER OF        TOTAL                                   PRICE APPRECIATION
                                SECURITIES       OPTIONS       EXERCISE OR                    FOR OPTION
                                UNDERLYING      GRANTED TO        BASE                        TERM($)(3)
                                  OPTIONS       EMPLOYEES         PRICE      EXPIRATION   ------------------
             NAME               GRANTED(1)    IN FISCAL YEAR    ($/SHARE)       DATE        5%        10%
- ------------------------------  -----------   --------------   -----------   ----------   -------   --------
Richard K. McClelland.........    103,000(2)        74%           $4.25       5/31/2005   275,000    697,310
George M. Siegel..............         --            --              --              --        --         --

- ---------------

(1) All options were granted under the Option Plan.

(2) Includes options to acquire 48,000 shares of Common Stock which are immediately exercisable and were granted to Mr. McClelland pursuant to his employment agreement with the Company. Under such employment agreement, at the time of Mr. McClelland's exercise of all or any of these options, the Company has agreed to pay Mr. McClelland a cash bonus equal to the exercise price multiplied by the number of shares to be purchased by virtue of such exercise. Also includes options to acquire 11,000 shares of Common Stock that became exercisable on May 31,1996 as the first tranche of a five year vesting schedule and options to acquire 44,000 shares of Common Stock which will vest ratably over the remaining four years of such vesting schedule, with 25% of the balance becoming exercisable on each May 31, 1997, 1998, 1999 and 2000.

(3) The amounts shown as potential realizable values are based on assumed annualized rates of appreciation in the price of Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the unexercised options to purchase shares of the Company's Common Stock granted under the Option Plan to the executive officers and held by them at July 31, 1995.

                         FISCAL YEAR-END OPTION VALUES


                                                                   AS OF JULY 31, 1995
                                             ---------------------------------------------------------------
                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                        OPTIONS                   IN-THE-MONEY OPTIONS(1)
                                             -----------------------------     -----------------------------
                    NAME                     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                    ----                     -----------     -------------     -----------     -------------
Richard K. McClelland.......................    48,000           55,000         $ 180,000(2)     $ 206,250
George M. Siegel............................    34,954           52,430           166,381          249,567


- ---------------


(1) Based on the initial public offering price less the exercise price payable for such shares.


(2) Does not give effect to the Company's agreement to pay a cash bonus to Mr. McClelland upon his exercise of his option to purchase all or any of these 48,000 shares of Common Stock equal to the exercise price multiplied by the number of shares to be purchased by virtue of such exercise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors consists of two members, Messrs. Smiley and Hughes. Mr. Bishop, a nominee for director, will become a member of the Compensation Committee concurrently with his election to the Board of Directors upon the completion of the Offering. No member of the Committee was at any time during the fiscal year ended July 31, 1995 an officer or employee of the Company. Mr. Smiley was a Vice President of the Company from December 1995 through February 1996. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware General Corporation Law (the "DGCL"). Accordingly, pursuant to the terms of the DGCL presently in effect, the Company's directors will not be liable to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify each of its directors and officers, acting in such capacity, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Such indemnification may be made only upon a determination by the Board of Directors that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law. The Company is also required to advance to such persons payment for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified.

     The Company has also entered into indemnification agreements with each of its directors and certain of its executive officers. Pursuant to these agreements, the Company is obligated, to the extent permitted by law, to indemnify these persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Company or that they are or were serving at the request of the Company as an officer or director of another corporation or enterprise, except that if the acts of such an indemnitee are found by a court of proper jurisdiction to be intentional or willful, the Company will not be liable to indemnify such indemnitee.

     As of this date hereof, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted, and the Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     In private placements of the Company's securities conducted from November 16, 1993 through May 31, 1995, Cypress, which was not affiliated with the Company prior to its initial investment in November 1993, acquired an aggregate of 2,021,752 shares of Common Stock (after giving effect to the May 1995 conversion of the Company's convertible preferred stock held by Cypress) for aggregate consideration of approximately $7.0 million, including interest and dividends accrued on such preferred stock. James M. Hoak, a director of the Company, is the Chairman and sole stockholder of the general partner of Cypress and such general partner owns a 5% partnership interest in Cypress. Additionally, Mr. Hoak is a limited partner owning a 45% interest in Cypress.

     In December 1995, in connection with the acquisition of Mayne Nickless, the Company issued $4.5 million of Bridge Notes including (i) $1.0 million to Cypress, (ii) an aggregate of approximately $1.8 million to various limited partners of Cypress (including Preferred Risk Mutual Insurance Company and Preferred Risk Life Insurance Company (each a stockholder of the Company and an employer of Brian J. Hughes, a director of the Company) and Stephen P. Smiley (a director of the Company) and certain affiliates of Cypress' general partner and
(iii) an aggregate of approximately $1.8 million to James M. Hoak and the general partner of Cypress. The holders of the Bridge Notes received the Bridge Warrants, which enable the holders to purchase an aggregate of 1,080,000 shares of Common Stock at a price of $.025 per share, which number of shares will be reduced to 540,000 in the event that the Company has redeemed the Bridge Notes by June 30, 1996, which date shall be extended to a date not later than December 31, 1996 if the Company is actively engaged in the initial public offering process during such time. The shares of Common Stock and the Bridge Warrant held by Cypress have been pledged to the Company's senior lender under the Credit Agreement. However, the Company intends to use a portion of the proceeds of the Offering to retire a portion of the outstanding indebtedness under the Credit Agreement and the lender has agreed to surrender its rights with respect to such securities upon such repayment. See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders."

     To finance his acquisition of Common Stock, George M. Siegel issued to the Company, (i) a promissory note dated November 16, 1993 in the original principal amount of $100,000, bearing interest at a rate of 8%, which note has been paid in full, and (ii) a promissory note dated May 31, 1995, in the original principal amount of $84,950, bearing interest at a rate of 8%, which note has been paid in full.


     The Company paid Hoak Capital Corporation fees in the aggregate amount of approximately $146,000 in fiscal 1995 for advisory services rendered in connection with certain acquisitions and financing arrangements. In January 1996, the Company paid HSC Investments Corp. a fee of $70,000 for investment banking services rendered in connection with the Company's acquisition of Mayne Nickless and $165,000 for the arrangement of bank financing related to that acquisition. James M. Hoak is the Chairman and principal shareholder of

HSC Investments Corp., substantially all the assets of which were sold to Hoak Breedlove Wesneski & Co. (one of the Representatives) in July 1996.


     In May 1995, the Company purchased Dynamex Express from Air Canada for approximately Cdn $10.5 million. Richard K. McClelland, who was the chief executive officer of Dynamex Express and unaffiliated with the Company at the time of such transaction, became the chief executive officer and a director of the Company upon consummation of such transaction.


     The Company has entered into an agreement with Kenneth H. Bishop for the purchase of all of the outstanding stock of Zipper for an aggregate purchase price of approximately Cdn $2.5 million (approximately $1.8 million, as converted using an exchange rate of 0.73 U.S. dollars to 1.00 Canadian dollars) in cash and 56,922 shares of Common Stock. In addition, simultaneously with the closing of such Acquisition, the Company will repay Zipper's bank indebtedness of approximately Cdn $445,000 (approximately $325,000, as converted using an exchange rate of 0.73 U.S. dollars to 1.00 Canadian dollars). Mr. Bishop has not been affiliated with the Company prior to the Acquisition and will become a director of the Company upon the consummation thereof. See "Business -- Pending Acquisitions."


     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of (i) May 31, 1996 and (ii) as adjusted to reflect (a) the sale of Common Stock being offered by the Company hereby, (b) the issuance of shares of Common Stock upon the mandatory exercise of the Bridge Warrants, (c) the issuance of shares of Common Stock as partial consideration for the Acquisitions, and (d) the issuance of immediately exercisable stock options to non-employee directors, concurrently with the Offering for (1) each person known by the Company to own beneficially more than 5% of the Common Stock, (2) each director, nominee for director and each executive officer of the Company named in the Summary Compensation Table and (3) all directors, nominees for director and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.



                                                                SHARES BENEFICIALLY OWNED
                                                ---------------------------------------------------------
                                                                                 PERCENT
                                                                 ----------------------------------------
                     NAME                       NUMBER(1)(2)     BEFORE OFFERING(3)     AFTER OFFERING(4)
- ----------------------------------------------  ------------     ------------------     -----------------
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS:
Richard K. McClelland.........................       59,000              2.3%                   1.0%
James M. Hoak(5)(6)...........................    2,353,752             81.9                   40.2
Stephen P. Smiley.............................        4,160           *                      *
Wayne Kern....................................        4,640           *                      *
Brian J. Hughes(7)............................        2,000           *                      *
Kenneth H. Bishop(8)..........................       58,922           *                         1.0
E. T. Whalen..................................        2,000           *                      *
All directors, nominees for director and
  executive officers as a group (9
  individuals)................................    2,486,874             82.3                   41.9
OTHER 5% STOCKHOLDERS:
Cypress Capital Partners I, L.P.(6)...........    2,141,752             80.4                   36.6
  One Galleria Tower,
  Suite 1650, 13355 Noel Road,
  Dallas, Texas 75240
Preferred Risk Mutual Insurance Company(9)....      336,116             13.0                    5.7
  111 Ashworth Road
  West Des Moines, Iowa 50265
George M. Siegel(10)..........................      257,546             10.0                    4.4


- ---------------

  *  Indicates less than 1%


 (1) Includes shares issuable upon the exercise of stock options outstanding at the time of the Offering and stock options to be granted to non-employee directors in connection therewith.



 (2) Includes shares issuable upon the mandatory exercise of the Bridge Warrants and shares to be issued as partial consideration for the Acquisitions upon the completion of the Offering.


 (3) Based upon 2,543,460 shares of Common Stock outstanding upon the completion of this Offering, plus shares issuable upon the exercise of options and Bridge Warrants which are included in the number of shares beneficially owned by such person.


 (4) Based upon 5,856,945 shares of Common Stock outstanding upon the completion of this Offering, plus shares issuable upon the exercise of options which are included in the number of shares beneficially owned by such person.


 (5) Mr. Hoak's address is One Galleria Tower, Suite 1650, 13355 Noel Road, Dallas, Texas 75240. Includes 2,141,752 shares owned by Cypress, of which Mr. Hoak is the Chairman and sole shareholder of its 5% general partner and a 45% limited partner. Excludes 4,800 shares issuable upon the mandatory exercise of the Bridge Warrants owned by Mr. Hoak's wife, as to which shares Mr. Hoak disclaims beneficial ownership.


 (6) Includes 2,141,752 shares beneficially owned by James M. Hoak in his capacity as the Chairman and sole shareholder of the general partner of Cypress. The shares and Bridge Warrants held by Cypress have been pledged to the Company's senior lender under the Credit Agreement. However, the Company intends to use a portion of the proceeds of the Offering to retire a portion of the outstanding indebtedness under the Credit Agreement. The lender has agreed, to release the pledge with respect to such securities in the event of such repayment. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



 (7) Excludes 336,116 shares beneficially owned by Preferred Risk Life Insurance Company and Preferred Risk Mutual Insurance Company, each of which employs Mr. Hughes as Vice President- Investments. Mr. Hughes disclaims beneficial ownership of such shares.



 (8) Includes 56,922 shares to be issued to Mr. Bishop as partial consideration for the Company's acquisition of Zipper upon the consummation of the Offering. These shares are not included in the calculation of Mr. Bishop's "Before Offering" beneficial ownership percentage. See "Business -- Pending Acquisitions."



 (9) Includes 168,056 shares beneficially owned by its affiliate Preferred Risk Life Insurance Company.



(10) Mr. Siegel's address is 37801 N. Stirrup Circle, Carefree, Arizona 85377. Mr. Siegel, founder of the Company, resigned as a director and officer of the Company in July 1995.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 60,000,000 shares of capital stock, par value $.01 per share, of which 50,000,000 are Common Stock and 10,000,000 are Preferred Stock. A total of 500,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") by the Board of Directors in connection with the Rights Agreement discussed below. As of June 30, 1996, there were 2,543,460 shares of Common Stock outstanding held by five holders of record, and there were no shares of Preferred Stock outstanding.


     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation, Bylaws and Rights Agreement, in each case as amended to date.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. Dividends may be paid ratably to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to stockholders after payment of all liabilities and the liquidation preferences of any outstanding Preferred Stock.

     The holders of Common Stock have no preemptive or conversion rights or other subscription rights and are not subject to redemption or sinking fund provisions or to calls or assessments by the Company. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for call or assessment. The Common Stock offered hereby has been approved for quotation and trading on the Nasdaq National Market.

PREFERRED STOCK

     Under governing Delaware law and the Company's Restated Certificate of Incorporation, no action by the Company's stockholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any of the Preferred Stock. The Board of Directors is empowered to establish, and to designate the name of, each class or series of the Preferred Stock.

     Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $0.25 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of the shares of Series A Preferred Stock shall be entitled to an aggregate payment of 100 times the payment made per share of Common Stock, as adjusted to reflect any dividend on the Common Stock payable in shares of Common Stock or any subdivision, combination or reclassification of the Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Although the Company has no present plans to issue additional series of Preferred Stock (other than shares which may be issued in connection with the Rights Agreement), such shares may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. The Board of Directors, without obtaining stockholder approval, may issue such shares with voting or conversion rights or both and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of such stock.

     The existence of authorized Preferred Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a change in control of the Company, a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of authorized Preferred Stock may deny stockholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Common Stock.

RIGHTS AGREEMENT

     In June 1996, the Board of Directors of the Company approved a Rights Agreement which is designed to protect stockholders should the Company become the target of coercive and unfair takeover tactics. Pursuant to the Rights Agreement, the Board of Directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock on May 31, 1996. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Series A Preferred Stock, at a price of $45.00 per one one-hundredth of a share of Series A Preferred Stock, subject to possible adjustment.

     Initially, the Rights are attached to all Common Stock certificates and no separate Rights certificates exist. Until the Rights become separable as described below, an additional Right will be issued with every share of newly issued Common Stock, including the shares of Common Stock issued pursuant to the Offering. Until a Right is exercised, the holder of a Right will have no rights as a stockholder of the Company, including the right to vote or to receive dividends. The Rights will expire on May 31, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

     The Rights will become exercisable and separable from shares of Common Stock upon the earlier to occur of (i) 10 days after the first public announcement that a person or group (an "Acquiring Person"), other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or Cypress, James M. Hoak (or any affiliates thereof), has become the beneficial owner of 15% or more of the outstanding shares of Common Stock or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time any person or group becomes an Acquiring Person) after the commencement of, or the announcement of an intention to commence, a tender or exchange offer the consummation of which would result in any person or group (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company) becoming the beneficial owner of 15% or more of such outstanding shares of Common Stock.

     In the event that any person or group becomes the beneficial owner of 15% or more of the shares of Common Stock then outstanding, each registered holder of a Right will have the right to receive upon exercise of Right at the then current purchase price of the Right that number of shares of Common Stock of the Company having a market value of two times such purchase price. Notwithstanding the foregoing, after the occurrence of the event described in this paragraph, all Rights which are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be void. Under no circumstances may a Right be exercised following the occurrence of a transaction described in this paragraph prior to the expiration of the Company's right of redemption.

     In the event that, on or after the first public announcement by the Company or an Acquiring Person that an Acquiring Person has become such (the "Share Acquisition Date"), the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or transferred (in one transaction or a series of transactions other than in the ordinary course of business), each registered holder of a Right (except Rights which have become void as specified above) will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the Right, the number of shares of common stock of the acquiring company (or of another person or group affiliated with the Acquiring Person as provided in the Rights Agreement) which at the time of such transaction will have a market value of two times such purchase price.

     At any time after any person becomes an Acquiring Person and prior to the time such person or group becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Common Stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right, subject to adjustment as provided in the Rights Agreement.

     At any time prior to the earlier of (i) the 10th business day after the Share Acquisition Date, subject to one or more extensions by a majority of the Disinterested Directors (as defined) and (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, subdivision or combination or any similar transaction occurring after the date of the Rights Agreement (the "Redemption Price"); provided, however, that, under certain circumstances specified in the Rights Agreement, the Rights may not be redeemed unless there are Disinterested Directors in office and such redemption is approved by a majority of such Disinterested Directors. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion shall establish. After the redemption period has expired, the Company's right of redemption may be reinstated, under the circumstances specified in the Rights Agreement, which include the concurrence of a majority of the Disinterested Directors, if an Acquiring Person shall have reduced to 10% or less the number of outstanding shares of Common Stock beneficially owned in a transaction or series of transactions not involving the Company and not constituting specified transactions which result in a discounted purchase price under the Rights Agreement. Immediately after any action by the Board of Directors directing the redemption of the Rights, the right to exercise the Rights shall terminate and thereafter the registered holders of the Rights shall be entitled to receive only the Redemption Price per Right.

     The term "Disinterested Director" means any member of the Company's Board of Directors who is unaffiliated with an Acquiring Person and was a member of the Company's Board of Directors prior to the time that an Acquiring Person became such and any successor of a Disinterested Director who is unaffiliated with an Acquiring Person and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Company's Board of Directors.

     The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors of the Company since the Rights may be redeemed or amended by the Company as described above.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is a Delaware corporation and is subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, Section 203 provides that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" (defined generally as a person who together with affiliates and associates, own (or within three years, did own) 15% or more of a corporation's outstanding voting stock) unless: (a) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (b) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder; or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The Company has outstanding 2,543,460 shares of Common Stock. In addition, the Company has 473,384 shares reserved for issuance upon exercise of options granted or to be granted in connection with the Offering under the Company's Stock Option Plan, 110,754 of which are immediately exercisable, and 540,000 shares reserved for issuance upon the mandatory exercise of the Bridge Warrants concurrently with the consummation of the Offering. Of the 5,856,945 shares to be outstanding after the Offering, the 2,600,000 shares sold to the public hereby will be freely tradeable without restrictions or registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates") may generally only be sold in compliance with the limitations of Rule 144 described below. An aggregate of 173,485 shares will be issued in connection with the Acquisitions. The Company has agreed to register these shares under the Securities Act within 30 days after the closing of the Acquisitions in order to permit the resale of such shares in the open market from time to time and has agreed to maintain the effectiveness of such registration for two years. Following the sale of such shares pursuant to an effective registration statement, these shares, other than shares acquired by Affiliates, shall be freely tradeable. The remaining 3,083,460 shares (including 540,000 shares to be issued upon the mandatory exercise of the Bridge Warrants) were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and are, therefore deemed "restricted securities" under Rule 144 which may not be sold publicly unless the shares are registered under the Securities Act or are sold under Rule 144 or another similar exemption. Under Rule 144, substantially all of the remaining restricted securities will become eligible for resale in accordance with the terms of Rule 144 90 days after the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     In general, under Rule 144 a person (or persons whose sales are aggregated) who beneficially owns restricted securities for at least two years and any Affiliate who beneficially owns restricted securities for at least two years or any other shares not constituting restricted securities without regard to such two-year holding period, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who beneficially owns shares last acquired from the Company or an affiliate of the Company at least three years previously is entitled to sell all such shares under Rule 144 without regard to any of the limitations of the Rule.

     After the Offering, under the terms of agreements between the Company and its principal stockholders entered into in connection with the issuance of the Company's equity securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stock holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include certain shares of Common Stock therein. In addition, Cypress may require the Company on a date after the sixth month anniversary of the Offering to file a registration statement under the Securities Act at the Company's expense with respect to the resale from time to time of its shares of Common Stock. If Cypress exercises this right, the Company would be required to use its best efforts to effect such registration, subject to certain conditions and limitations. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in any such registration. To the extent their shares of Common Stock are not offered hereby, the holders of these registration rights have waived such rights in regard to the Offering.

     The Company, the Company's executive officers and directors, previous owners of the Acquired Companies to whom shares of Common Stock are being issued in connection with the Acquisitions, and stockholders of the Company that own 1% or more of the Common Stock outstanding prior to the Offering have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C.

     The Company cannot predict the effect, if any, that sales of restricted securities or the availability of such securities for sale could have on the market price, if any, prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's securities, including the securities offered hereby, could adversely affect prevailing market prices of the Company's securities and the Company's ability to raise additional capital by occurring at a time when it would be beneficial for the Company to sell securities.

     Upon the expiration of the 180-day period described above, certain shares issued or issuable upon the exercise of options granted prior to the date of this Prospectus also may be issuable for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing at the end of the 90 day period after the Company becomes subject to the reporting requirements of the Exchange Act. If all of the requirements of Rule 701 are satisfied, and upon completion of the 180-day period, an additional 105,924 shares of Common Stock issuable upon the exercise of currently outstanding options or options to be granted in connection with the Offering which are immediately exercisable will be eligible for sale.

     The Company intends to file a registration statement under the Securities Act to register all shares of Common Stock issuable pursuant to the Option Plan. See "Management -- Stock Option Plan." Subject to the completion of the 180-day period described above, shares of Common Stock issued after the effective date of such registration statement upon the exercise of awards issued under such plan generally will be eligible for sale in the public market.

                                  UNDERWRITING


     The several underwriters named below (the "Underwriters"), for whom William Blair & Company, L.L.C. and Hoak Breedlove Wesneski & Co. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock (excluding the over-allotment shares) set forth opposite each Underwriter's name below:



                                                                            NUMBER OF
                                   UNDERWRITERS                              SHARES
        ------------------------------------------------------------------  ---------
        William Blair & Company, L.L.C. ..................................    682,500
        Hoak Breedlove Wesneski & Co. ....................................    682,500
        Bear, Stearns & Co. Inc. .........................................     80,000
        Alex. Brown & Sons Incorporated ..................................     80,000
        Donaldson, Lufkin & Jenrette Securities Corporation ..............     80,000
        A.G. Edwards & Sons, Inc. ........................................     80,000
        Hambrecht & Quist LLC ............................................     80,000
        Nesbitt Burns Securities Inc. ....................................     80,000
        Robertson, Stephens & Company LLC ................................     80,000
        The Chicago Corporation ..........................................     45,000
        Dain Bosworth Incorporated .......................................     45,000
        EVEREN Securities, Inc. ..........................................     45,000
        First of Michigan Corporation ....................................     45,000
        First Southwest Company ..........................................     45,000
        Furman Selz LLC ..................................................     45,000
        McDonald & Company Securities, Inc. ..............................     45,000
        Mesirow Financial, Inc. ..........................................     45,000
        Morgan Keegan & Company, Inc. ....................................     45,000
        Needham & Company, Inc. ..........................................     45,000
        Principal Financial Securities, Inc. .............................     45,000
        Rauscher Pierce Refsnes, Inc. ....................................     45,000
        Rodman & Renshaw, Inc. ...........................................     45,000
        Roney & Co. ......................................................     45,000
        Sanders Morris Mundy Inc. ........................................     45,000
                                                                            ---------
             Total........................................................  2,600,000
                                                                            =========


     The nature of the Underwriters' obligations under the Underwriting Agreement is such that all shares of Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters pertaining to the Underwriting Agreement may be increased or such Underwriting Agreement may be terminated.


     The Representatives have advised the Company that they propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession of not more than $0.30 per share. Additionally, the Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives.



     The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 390,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock offered hereby.

     The Company, the Company's directors and officers, certain stockholders of the Company and the stockholders of Acquired Companies to whom shares of Common Stock are being issued have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into Common Stock for a period of 180 days after the effective date of the Registration Statement of which this Prospectus is a part without the written consent of William Blair & Company, L.L.C., except for the shares of Common Stock offered hereby and the sale of shares pursuant to the over-allotment option. See "Shares Eligible for Future Sale."

     There has been no public market for the shares of Common Stock prior to this Offering. The initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, estimates of the Company's business potential and prospects, the present state earnings of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuations of companies in related businesses.

     The Representatives have informed the Company that the Underwriters will not confirm, without customer authorization, sales to their customer accounts as to which they have discretionary authority.

     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.


     James M. Hoak, a director of the Company, is the Chairman and a director of Hoak Breedlove Wesneski & Co., one of the Representatives. In addition, Mr. Hoak is a principal stockholder and Chairman of Hoak Breedlove Wesneski & Co.'s parent corporation and Wayne Kern, a director of the Company, is the Secretary of such corporation. Mr. Hoak is the sole stockholder of the general partner of Cypress and owns a 45% limited partnership interest in Cypress. Accordingly, Hoak Breedlove Wesneski & Co. is deemed to be an affiliate of the Company for purposes of the NASD Conduct Rules. The Company intends to use a portion of the net proceeds of this Offering to prepay $4.8 million principal amount of indebtedness owed under the Bridge Facility to Cypress, various limited partners of Cypress and certain affiliates of Cypress' general partner. See "Use of Proceeds," "Management," "Certain Transactions" and "Principal Stockholders."



     As members of the National Association of Securities Dealers, Inc. ("NASD"), William Blair & Company, L.L.C. and Hoak Breedlove Wesneski & Co. are underwriting this Offering in compliance with the applicable provisions of
Section 2720 of the NASD Conduct Rules. In connection therewith, William Blair & Company, L.L.C. is acting as a qualified independent underwriter for purposes of determining the initial public offering price per share of Common Stock. In its role as a qualified independent underwriter, William Blair & Company, L.L.C. has performed a due diligence investigation and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus is a part. The initial public offering price set forth on the cover page of this Prospectus is no higher than the price recommended by William Blair & Company, L.L.C.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Crouch & Hallett, L.L.P., Dallas, Texas. Bruce H. Hallett, a partner of Crouch & Hallett, L.L.P., is a limited partner in Cypress and beneficially owns less than 1% of the Bridge Warrants, Bridge Notes and Common Stock of the Company. Certain legal matters related to the Offering will be passed on for the Underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

     The (i) consolidated financial statements of Dynamex Inc. and subsidiaries as of July 31, 1994 and 1995 and April 30, 1996 and for each of the years in the three-year period ended July 31, 1995 and for the nine months ended April 30, 1996, (ii) the statement of operations and changes in financial position of Dynamex Express Inc. for the five months ended May 31, 1995, (iii) the financial statements of each of K.H.B. & Associates Ltd., Action Delivery and Messenger Service Limited, Southbank Courier, Inc. and Seko Enterprises, Inc. and Related Companies as of December 31, 1995 and 1994 and for each of the years in the two year period ended December 13, 1995 have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and elsewhere in this Registration Statement. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The (i) combined financial statements of Seidel Delivery for the years ended December 31, 1994 and 1995 and (ii) the combined statements of operations and cash flows of Mayne Nickless Courier (a wholly owned business of Mayne Nickless Transport, North America until December 28, 1995) for the six months ended December 28, 1995 and each of the three fiscal years in the period ended July 2, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports herein (which report on the combined statements of operations and cash flows of Mayne Nickless Courier expresses an unqualified opinion and includes an explanatory paragraph referring to Mayne Nickless Courier's basis of presentation), and have been so included in reliance upon the reports of such firm given upon their authority as experts on accounting and auditing.

     The statements of operations and changes in financial position of Dynamex Express Inc. for each of the three years in the period ended December 31, 1994 have been audited by Price Waterhouse, independent auditors, as stated in their reports appearing herein and elsewhere in this Registration Statement. Such financial statements have been included herein and elsewhere in this Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained from the Public Reference Section of the Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the fees prescribed by the Securities and Exchange Commission. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
DYNAMEX INC. AND SUBSIDIARIES
  Independent Auditors' Report........................................................  F-3
  Consolidated Balance Sheets, July 31, 1994 and 1995 and April 30, 1996..............  F-4
  Consolidated Statements of Operations for each of the years in the three-year period ended July 31, 1995 and for the nine months ended April 30, 1995 (unaudited) and
     April 30, 1996...................................................................  F-5
  Consolidated Statements of Shareholders' Equity for the three years ended July 31,
     1995 and for the nine months ended April 30, 1996................................  F-6
  Consolidated Statements of Cash Flows for each of the years in the three-year period ended July 31, 1995 and for the nine months ended April 30, 1995 (unaudited) and
     April 30, 1996...................................................................  F-7
  Notes to the Consolidated Financial Statements......................................  F-8
DYNAMEX EXPRESS INC.
  Independent Auditors' Report........................................................  F-16
  Statement of Operations for the five months ended May 31, 1995......................  F-17
  Statement of Changes in Financial Position for the five months ended May 31, 1995...  F-18
  Notes to the Financial Statements...................................................  F-19
  Independent Auditors' Report........................................................  F-21
  Statements of Operations for each of the years in the three-year period ended
     December 31, 1994................................................................  F-22
  Statements of Changes in Financial Position for each of the years in the three-year period ended December 31, 1994...................................................  F-23
  Notes to the Financial Statements...................................................  F-24
  Pro Forma Statement of Operations for the 10 months ended May 31, 1995..............  F-27
MAYNE NICKLESS COURIER
  Independent Auditors' Report........................................................  F-28
  Combined Statements of Operations for each of the fiscal years in the three-year period ended July 2, 1995 and for the six months ended December 31, 1994
     (unaudited) and December 28, 1995................................................  F-29
  Combined Statements of Cash Flows for each of the fiscal years in the three-year period ended July 2, 1995 and for the six months ended December 31, 1994
     (unaudited) and December 28, 1995................................................  F-30
  Notes to the Combined Financial Statements..........................................  F-31
ACQUIRED COMPANIES
  Introduction to Pro Forma Combined Financial Statements.............................  F-34
  Pro Forma Combined Balance Sheet, March 31, 1996 (unaudited)........................  F-35
  Pro Forma Combined Statement of Operations for the nine months ended March 31, 1996
     (unaudited)......................................................................  F-36
  Pro Forma Combined Statement of Operations for the year ended June 30, 1995
     (unaudited)......................................................................  F-37
  Pro Forma Combined Statement of Operations for the year ended December 31, 1995
     (unaudited)......................................................................  F-38
  Pro Forma Combined Statement of Operations for the three months ended March 31, 1996
     (unaudited)......................................................................  F-39
  Notes to the Pro Forma Combined Financial Statements (unaudited)....................  F-40
K.H.B. & ASSOCIATES LTD. (A.K.A. ZIPPER TRANSPORTATION SERVICES LTD.)
  Independent Auditors' Report........................................................  F-41
  Consolidated Balance Sheets, December 31, 1994 and 1995 and March 31, 1996
     (unaudited)......................................................................  F-42
  Consolidated Statements of Operations and Retained Earnings for the years ended
     December 31, 1994 and 1995 and for the three months ended March 31, 1995
     (unaudited) and 1996 (unaudited).................................................  F-43
  Consolidated Statements of Changes in Financial Position for the years ended
     December 31, 1994 and 1995 and for the three months ended March 31, 1995
     (unaudited) and 1996 (unaudited).................................................  F-44
  Notes to the Consolidated Financial Statements......................................  F-45

                                                                                        PAGE
                                                                                        ----
ACTION DELIVERY AND MESSENGER SERVICE LIMITED
  Independent Auditors' Report........................................................  F-49
  Consolidated Balance Sheets, December 31, 1994 and 1995 and March 31, 1996
     (unaudited)......................................................................  F-50
  Consolidated Statements of Operations and Retained Earnings for the years ended
     December 31, 1994 and 1995 and for the three months ended March 31, 1995
     (unaudited) and 1996 (unaudited).................................................  F-51
  Consolidated Statements of Changes in Financial Position for the years ended
     December 31, 1994 and 1995 and for the three months ended March 31, 1995
     (unaudited) and 1996 (unaudited).................................................  F-52
  Notes to the Consolidated Financial Statements......................................  F-53
SOUTHBANK COURIER, INC.
  Independent Auditors' Report........................................................  F-56
  Consolidated Balance Sheets, December 31, 1994 and 1995 and March 31, 1996
     (unaudited)......................................................................  F-57
  Consolidated Statements of Operations and Retained Earnings for the years ended
     December 31, 1994 and 1995 and for the three months ended March 31, 1995
     (unaudited) and 1996 (unaudited).................................................  F-58
  Consolidated Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)...  F-59
  Notes to the Consolidated Financial Statements......................................  F-60
SEKO ENTERPRISES, INC. AND RELATED COMPANIES
  Independent Auditors' Report........................................................  F-62
  Combined Balance Sheets, December 31, 1994 and 1995 and March 31, 1996
     (unaudited)......................................................................  F-63
  Combined Statements of Income and Retained Earnings for the years ended December 31,
     1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996
     (unaudited)......................................................................  F-64
  Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited).......  F-65
  Notes to the Combined Financial Statements..........................................  F-66
SEIDEL DELIVERY
  Independent Auditors' Report........................................................  F-71
  Combined Balance Sheets, December 31, 1994 and 1995 and March 31, 1996
     (unaudited)......................................................................  F-72
  Combined Statements of Income and Retained Earnings for the years ended December 31,
     1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996
     (unaudited)......................................................................  F-73
  Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited).......  F-74
  Notes to the Combined Financial Statements..........................................  F-75

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Dynamex Inc.

     We have audited the accompanying consolidated balance sheets of Dynamex Inc. (formerly Parcelway Systems Holding Corp.) and subsidiaries as of July 31, 1994 and 1995 and April 30, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended July 31, 1995 and for the nine months ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dynamex Inc. and subsidiaries as of July 31, 1994 and 1995 and April 30, 1996, and the results of their operations and their cash flows for each of the years in the three year period ended July 31, 1995 and for the nine months ended April 30, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE

Toronto, Ontario
May 30, 1996, except for Note 13,

  as to which the date is August 8, 1996.

    DYNAMEX INC. (FORMERLY PARCELWAY SYSTEMS HOLDING CORP.) AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                      JULY 31            APRIL
                                                                 ------------------       30
                                                                  1994       1995        1996
                                                                 ------     -------     -------
                                            ASSETS
CURRENT
  Cash and cash equivalents....................................  $  865     $   506     $   516
  Accounts receivable (net of allowance for doubtful accounts of $76, $122 and $184 at July 31, 1994 and 1995 and April
     30, 1996, respectively)...................................   2,298       7,208      10,768
  Prepaid and other current assets.............................     221         390         479
                                                                 ------     -------     -------
                                                                  3,384       8,104      11,763
PROPERTY AND EQUIPMENT -- net (Note 4).........................     817       1,519       1,990
INTANGIBLES -- net (Note 3)....................................   3,889       7,194      17,867
DEFERRED OFFERING EXPENSES.....................................      --          --         370
OTHER ASSETS...................................................      44         377         997
                                                                 ------     -------     -------
                                                                 $8,134     $17,194     $32,987
                                                                 ======     =======     =======
                                          LIABILITIES
CURRENT
  Line of credit...............................................  $  522     $ 2,686     $    --
  Accounts payable trade.......................................     197         481         986
  Accrued liabilities
     Broker commissions........................................     279         808       1,471
     Wages.....................................................      46         177         884
     Outside transportation....................................      67          85         386
     Other.....................................................     505       1,859       2,692
  Dividends payable............................................     299          --          --
  Current portion of long-term debt (Note 5)...................     831         524       2,044
                                                                 ------     -------     -------
                                                                  2,746       6,620       8,463
LONG-TERM DEBT (Note 5)........................................   1,999       5,924      18,866
                                                                 ------     -------     -------
                                                                  4,745      12,544      27,329
                                                                 ------     -------     -------
COMMITMENTS AND CONTINGENCIES (Note 6)
                                     SHAREHOLDERS' EQUITY
     Preferred stock; 10,000,000 shares authorized; none
       outstanding.............................................       3          --          --
     Common stock; 50,000,000 shares authorized; 2,543,460
       shares outstanding (Notes 10 and 13)....................       5          25          25
     Stock warrants (Note 5)...................................      --          --         624
     Additional paid-in capital................................   5,453       8,756       8,756
     Accumulated deficit.......................................  (2,072)     (4,138)     (3,749)
     Unrealized foreign currency translation adjustment (Note
       8)......................................................      --           7           2
                                                                 ------     -------     -------
                                                                  3,389       4,650       5,658
                                                                 ------     -------     -------
                                                                 $8,134     $17,194     $32,987
                                                                 ======     =======     =======

        See accompanying notes to the consolidated financial statements

                         DYNAMEX INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS
                                                       YEAR ENDED                     ENDED
                                                        JULY 31                      APRIL 30
                                              ----------------------------    ----------------------
                                               1993      1994       1995         1995         1996
                                              ------    -------    -------    -----------    -------
                                                                              (UNAUDITED)
SALES........................................ $  728    $ 7,023    $21,032      $11,350      $50,015
COST OF SALES................................    419      5,212     14,336        7,805       35,079
                                              ------    -------    -------      -------      -------
GROSS PROFIT.................................    309      1,811      6,696        3,545       14,936
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES....................    752      2,449      7,068        4,227       12,391
DEPRECIATION AND AMORTIZATION................     54        322        690          509        1,066
                                              ------    -------    -------      -------      -------
OPERATING INCOME (LOSS)......................   (497)      (960)    (1,062)      (1,191)       1,479
INTEREST EXPENSE.............................     25        157        403          240        1,079
OTHER (INCOME) EXPENSE.......................    (14)       (52)       157           --           --
                                              ------    -------    -------      -------      -------
INCOME (LOSS) BEFORE TAXES...................   (508)    (1,065)    (1,622)      (1,431)         400
INCOME TAXES.................................     --         --          3           --           11
                                              ------    -------    -------      -------      -------
NET INCOME (LOSS)............................ $ (508)   $(1,065)   $(1,625)     $(1,431)     $   389
                                              ======    =======    =======      =======      =======
NET INCOME (LOSS) PER COMMON
  SHARE...................................... $(0.33)   $ (0.63)   $ (0.81)     $ (0.85)     $  0.10
                                              ======    =======    =======      =======      =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (Note 13)..................................  1,556      1,691      2,018        1,679        3,706
                                              ======    =======    =======      =======      =======

        See accompanying notes to the consolidated financial statements

                         DYNAMEX INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                      REDEEMABLE                                             UNREALIZED
                                                      PREFERRED                                               FOREIGN
                                COMMON STOCK            STOCK                     ADDITIONAL                  CURRENCY
                             ------------------   ------------------               PAID-IN     ACCUMULATED   TRANSLATION
                             SHARES   PAR VALUE   SHARES   PAR VALUE   WARRANTS    CAPITAL       DEFICIT     ADJUSTMENT    TOTAL
                             ------   ---------   ------   ---------   --------   ----------   -----------   ----------   -------
BALANCE, AUGUST 1, 1993....     17       $--          2      $ 150       $ --       $  451       $  (708)       $ --      $  (107)
  Stock dividend...........    296         3         --         --         --           (3)           --          --           --
  Purchase of redeemable
    preferred
    stock..................     --        --         (2)      (150)        --           75            --          --          (75)
  Sale of common stock.....    345         3         --         --         --        1,114            --          --        1,117
  Sale of redeemable
    preferred stock........     --        --        309          3         --        3,815            --          --        3,818
  Dividends on convertible
    redeemable preferred
    stock..................     --        --         --         --         --           --          (299)         --         (299)
  Escrow shares
    surrendered............   (142)       (1)        --         --         --            1            --          --           --
  Unrealized foreign
    currency...............     --        --         --         --         --           --            --          --           --
  Net translation
    adjustment loss........     --        --         --         --         --           --        (1,065)         --       (1,065)
                             -----       ---       ----      -----       ----       ------       -------         ---      -------
BALANCE, JULY 31, 1994.....    516         5        309          3         --        5,453        (2,072)         --        3,389
  Sale of common stock.....    608         6         --         --         --        2,539            --          --        2,545
  Conversion of redeemable
    preferred stock to
    common stock...........  1,236        12       (309)        (3)        --           (9)           --          --           --
  Dividend on redeemable
    preferred
    stock..................     --        --         --         --         --           --          (441)         --         (441)
  Dividend and interest
    expense converted to
    common stock...........    183         2         --         --         --          773            --          --          775
  Unrealized foreign
    currency translation
    adjustment.............     --        --         --         --         --           --            --           7            7
  Net loss.................     --        --         --         --         --           --        (1,625)         --       (1,625)
                             -----       ---       ----      -----       ----       ------       -------         ---      -------
BALANCE, JULY 31, 1995.....  2,543        25         --         --         --        8,756        (4,138)          7        4,650
  Sale of stock warrants...     --        --         --         --        624           --            --          --          624
  Unrealized foreign
    currency translation
    adjustment.............     --        --         --         --         --           --            --          (5)          (5)
  Net income...............     --        --         --         --         --           --           389          --          389
                             -----       ---       ----      -----       ----       ------       -------         ---      -------
BALANCE, APRIL 30, 1996....  2,543       $25         --      $  --       $624       $8,756       $(3,749)       $  2      $ 5,658
                             =====       ===       ====      =====       ====       ======       =======         ===      =======

        See accompanying notes to the consolidated financial statements

                         DYNAMEX INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                          NINE MONTHS ENDED
                                                                 YEAR ENDED JULY 31            APRIL 30
                                                              -------------------------   ------------------
                                                              1993     1994      1995      1995       1996
                                                              -----   -------   -------   -------   --------
                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss).........................................  $(508)  $(1,065)  $(1,625)  $(1,431)  $    389
  Adjustment to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     54       321       678       509      1,066
    Loss on disposal of property and equipment..............      1         1        12        --         --
    Loss on disposal Tuscon division........................     --        --        18        18         --
    Unrealized foreign currency adjustment..................     --        --         7        (8)        (5)
    Dividend and interest expense converted to common
      stock.................................................     --        --        57        --         --
  Changes in assets and liabilities:
    Cash restricted for acquisition of businesses or payment
      of debt from acquisition of businesses................    (77)       77       (18)      (18)        --
    Accounts receivable.....................................   (115)     (611)       (6)      247       (474)
    Prepaids and other assets...............................    (21)      (89)      172       136        (89)
    Accounts payable and accrued expenses...................     30       386      (239)      564        951
    Dividends payable.......................................     --        --        --       318         --
                                                              -----   -------   -------   -------   --------
  Net cash provided by (used in) operating activities.......   (636)     (980)     (944)      335      1,838
                                                              -----   -------   -------   -------   --------
INVESTING ACTIVITIES
  Payments for acquisitions.................................   (366)   (2,185)   (7,794)       --    (12,267)
  Purchase of property and equipment........................    (27)      (66)     (213)     (194)      (457)
  Proceeds from sale of property and equipment..............      6        --        12        --         --
                                                              -----   -------   -------   -------   --------
  Net cash used in investing activities.....................   (387)   (2,251)   (7,995)     (194)   (12,724)
                                                              -----   -------   -------   -------   --------
FINANCING ACTIVITIES
  Principal payment on long term debt.......................    (12)   (1,361)   (1,110)     (577)    (3,414)
  Net borrowings under line of credit.......................    (55)      522     2,797        (7)    (2,686)
  Proceeds from issuance of long term debt..................    700        --     4,709        --     17,876
  Proceeds from issuance of stock warrants..................     --        --        --        --        624
  Purchase of redeemable preferred stock....................     --       (75)       --        --         --
  Net proceeds from sale of common stock....................     --     4,934     2,460        --         --
  Dividends paid............................................     --        (9)      (21)     (360)        --
  Other assets, deferred offering expenses and
    intangibles.............................................     (9)      (47)     (255)       --     (1,504)
                                                              -----   -------   -------   -------   --------
  Net cash provided by (used in) financing activities.......    624     3,964     8,580      (944)    10,896
                                                              -----   -------   -------   -------   --------
NET INCREASE (DECREASE) IN CASH.............................   (399)      733      (359)     (803)        10
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    531       132       865       865        506
                                                              -----   -------   -------   -------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 132   $   865   $   506   $    62   $    516
                                                              =====   =======   =======   =======   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION
  Cash paid for interest....................................  $   2   $   181   $   403   $   240   $    403
                                                              -----   -------   -------   -------   --------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Capital lease obligation..................................  $  13   $    84   $    --   $    69   $     43
                                                              -----   -------   -------   -------   --------
  Note issued for sale of 30,912 shares of common stock.....  $  --   $   100   $    --   $    --   $     --
                                                              -----   -------   -------   -------   --------
  In conjunction with the acquisitions described in Note 3,
    liabilities were assumed as follows:
      Fair value of assets acquired.........................  $ 885   $ 5,629   $10,188   $    --   $ 14,325
      Cash paid.............................................   (366)   (2,184)   (2,920)       --    (12,267)
                                                              -----   -------   -------   -------   --------
  Liabilities assumed and incurred and issuance of notes
    payable.................................................  $ 519   $ 3,445   $ 7,268   $    --   $  2,058
                                                              =====   =======   =======   =======   ========

        See accompanying notes to the consolidated financial statements

                         DYNAMEX INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Dynamex Inc. (formerly Parcelway Systems Holding Corp.) and Subsidiaries (the "Company") provides same-day delivery and logistics services in the U.S. and Canada. The Company's primary services are (i) same-day, on-demand delivery
(ii) scheduled distribution and (iii) fleet management. The Company intends to continue to expand its business through acquiring or developing businesses in additional areas of the U.S. and Canada and in areas of its existing operations.

     Principles of consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Parcelway Courier Systems, Inc., Parcelway Systems (International), Inc., Parcelway Courier Systems of Illinois, Inc., Parcelway Courier Systems III, Inc., Dynamex Operations East, Inc., Dynamex Operations West, Inc., and Parcelway Courier Systems Canada Ltd. All significant intercompany balances and transactions are eliminated on consolidation.

     The accounts of Parcelway Courier Systems Canada Ltd. ("Canada") have been translated into United States dollars under the provision of Statement of Financial Accounting Standards No. 52 with the Canadian dollar as the functional currency. Translation adjustments arising from the translation of Canada's financial statements into U.S. dollars are reported as a separate component of equity.

     Property and equipment is stated at cost and is depreciated using the straight-line method over their estimated useful lives or the term of the lease, whichever is shorter, as follows:

            Equipment................................................  5 years
            Furniture................................................  5 years
            Vehicles.................................................  7-10 years
            Other....................................................  4 years

     Intangibles arise from the acquisition of operations and include the excess purchase price over net assets acquired, covenants not-to-compete and other intangible costs. The excess purchase price over net assets acquired is being amortized over periods from 5 to 25 years. The Company reviews the value assigned to the excess purchase price over net assets acquired to determine if it has been impaired by adverse conditions affecting the Company. Management is of the opinion that there has been no diminution in the value assigned. Covenants not-to-compete, trademarks and other intangibles are being amortized over their estimated effective lives, generally five years. Total amortization expense was $23,000, $252,000, $450,000, $455,000 (unaudited) and $642,000 for the years ended July 31, 1993, 1994 and 1995 and for the nine months ended April 30, 1995 and 1996, respectively.

     Other assets consist primarily of financing fees incurred. These costs are being amortized on a straight-line basis over the term of the related financing, approximately five years.

     Revenue recognition -- Revenue and direct expenses are recognized when services are rendered to customers.

     Cash and cash equivalents -- The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

     Net income (loss) per common share -- Common share equivalents are considered in the computation of weighted average number of shares and earnings per share for a profitable period, by dividing net income by the average number of common shares and common share equivalents represent dilutive effects of the assumed exercise of outstanding stock options and warrants using the treasury stock method. Fully diluted earnings per share has not been presented because the difference between that and primary earnings per share is not material.

     New accounting standard -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows companies to continue to measure cost for such plans using the method of

                         DYNAMEX INC. AND SUBSIDIARIES
accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Companies that elect to continue with the accounting under APB 25 must provide certain pro forma disclosures of net income, as if SFAS 123 had been applied. The accounting and disclosure requirements of SFAS 123 are effective for the Company for transactions entered into in fiscal 1997. The Company is currently evaluating its alternatives under SFAS 123, and its impact on operating results, when initially adopted by the Company, is not presently known.

     Stock split -- On June 3, 1996, the Company declared a 4 for 1 stock split (Note 13). The effect of such stock split has been retroactively reflected in the accompanying financial statements.

     Reclassifications -- Certain reclassifications of prior year amounts have been made to conform to the current period financial statement reporting format.

2. ACQUISITIONS

     On January 15, 1993, the Company acquired certain assets of Big Apple Courier Service ("Big Apple"), an on-demand courier service operating in Tucson, Arizona, for $50,000 and the assumption of $30,000 of liabilities. Effective April 15, 1993, the Company purchased certain assets and assumed certain obligations of RAD Delivery Messenger Service ("RAD"), an on-demand courier service operating in Phoenix, Arizona, for $16,250 and the assumption of $38,750 in liabilities. On July 1, 1993, the Company acquired certain assets of DLC Consulting Group ("DLC"), an on-demand courier service operating in Phoenix, Arizona, for $300,000 and a $450,000 note.

     During 1994, the Company acquired certain assets of four on-demand courier companies, located in Phoenix, Chicago, Los Angeles and in Canada for $2,184,422, notes of $2,588,780, a $300,000 draw on the line of credit and the assumption of $555,990 in liabilities.

     On May 31, 1995, the Company acquired certain assets of Dynamex Express Inc., the ground courier operations of Air Canada, for cash of $2,920,400 (plus expenses of $164,336), a $4,709,145 note and the assumption of $2,558,047 in liabilities.

     On December 29, 1995, the Company acquired certain assets of Mayne Nickless Courier Systems, Inc., Mayne Nickless Messenger Services, Inc. and Mayne Nickless Canada Inc. (collectively "Mayne Nickless"), a same-day intracity on demand ground courier service operating in various cities in the U.S. and Canada, for cash of $11,868,000 (plus expenses of $399,000) and the assumption of $2,058,418 in liabilities.

     Each of these acquisitions has been accounted for using the purchase method of accounting and the results of operations of these companies have been included in these financial statements from the date of acquisition. The following unaudited pro forma combined results of operations for the year ended July 31, 1995 and for the nine months ended April 30, 1996 are presented as if the acquisitions occurred as of August 1, 1994.

                                                                   YEAR ENDED     NINE MONTHS
                                                                    JULY 31,      ENDED APRIL
                                                                      1995         30, 1996
                                                                   ----------     -----------
                                                                   PRO FORMA       PRO FORMA
                                                                   ----------     -----------
                                                                    (IN THOUSANDS EXCEPT PER
                                                                          SHARE DATA)
    Sales........................................................   $ 77,787        $61,956
    Net income...................................................         54            358
                                                                     =======        =======
    Per share:
      Net income.................................................   $   0.03        $  0.10
                                                                     =======        =======

                         DYNAMEX INC. AND SUBSIDIARIES

     The Company has recorded the assets acquired as shown below (in thousands):

                                                                JULY 31
                                                           ------------------      APRIL 30
                                                            1994       1995          1996
                                                           ------     -------     -----------
    Accounts receivable..................................  $1,553     $ 4,883       $ 3,086
    Property and equipment...............................     652         737           440
    Other assets.........................................     103         976            --
    Intangibles..........................................   3,321       3,756        10,799
                                                           ------     -------       -------
    Assets acquired......................................  $5,629     $10,352       $14,325
                                                           ======     =======       =======

     Consideration for these transactions consisted of the following (in thousands):

                                                                JULY 31
                                                           ------------------      APRIL 30
                                                            1994       1995          1996
                                                           ------     -------     -----------
    Cash.................................................  $2,184     $ 3,085       $12,267
    Long-term debt.......................................   2,889       4,709            --
    Liabilities assumed..................................     556       2,558         2,058
                                                           ------     -------       -------
                                                           $5,629     $10,352       $14,325
                                                           ======     =======       =======

3. INTANGIBLES

     Intangibles from the Company's various acquisitions consist of the following (in thousands):

                                                                JULY 31
                                                           ------------------      APRIL 30
                                                            1994       1995          1996
                                                           ------     -------     -----------
    Excess of purchase price over net assets acquired....  $2,775     $ 6,530       $17,285
    Covenants not to compete.............................   1,206       1,206         1,173
    Other................................................     183         183           602
                                                           ------      ------       -------
                                                            4,164       7,919        19,060
    Less accumulated amortization........................    (275)       (725)       (1,193)
                                                           ------      ------       -------
    Intangibles -- net...................................  $3,889     $ 7,194       $17,867
                                                           ======      ======       =======

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                JULY 31
                                                           ------------------      APRIL 30
                                                            1994       1995          1996
                                                           ------     -------     -----------
    Equipment............................................  $  604     $   506       $ 1,819
    Furniture............................................     231         540           177
    Vehicles.............................................      59         254           244
    Other................................................       2         517           474
                                                             ----      ------        ------
                                                              896       1,817         2,714
    Less accumulated depreciation........................     (79)       (298)         (724)
                                                             ----      ------        ------
    Property and equipment -- net........................  $  817     $ 1,519       $ 1,990
                                                             ====      ======        ======

                         DYNAMEX INC. AND SUBSIDIARIES

5. LONG-TERM DEBT

                                                                   JULY 31
                                                              -----------------     APRIL 30
                                                               1994       1995        1996
                                                              ------     ------     --------
                                                                      (IN THOUSANDS)
    Bank credit agreement(a)................................  $   --     $   --     $ 14,321
    Junior subordinated debentures(b).......................      --         --        3,904
    Note payable(c).........................................      --      4,709        2,369
    Seller financing notes and other(d).....................   2,765      1,660          273
    Capital lease obligations (Note 6)......................      65         79           43
                                                              ------     ------      -------
                                                               2,830      6,448       20,910
    Less current portion....................................     831        524        2,044
                                                              ------     ------      -------
                                                              $1,999     $5,924     $ 18,866
                                                              ======     ======      =======

     (a) Bank Credit Agreement

     In connection with the acquisition of Mayne Nickless (see Note 2) the Company entered into a credit agreement with a bank. Proceeds of the facility were used to fund the acquisition of Mayne Nickless, refinance certain existing debt, and for working capital. The facility consists of a revolving note of up to $2,500,000, a $6,000,000 term facility with the Company's Canadian subsidiary, and a $8,000,000 term facility with the Company and its U.S. subsidiaries. The amount available under the revolving note is subject to a borrowing base formula. At April 30, 1996 $2,500,000 was available under the revolving note of which $800,000 was outstanding. Any amounts outstanding under the revolving facility are due May 30, 1997 with interest payable quarterly at prime, or certain other rate options, plus a premium based on certain financial ratios of the Company. At April 30, 1996 such rate was prime plus 1% or 9.25%.

     The U.S. and Canadian term facilities are repayable in quarterly installments of $400,000 and $75,000, respectively, with any outstanding balances due at December 31, 2000 and March 31, 2001, respectively. Interest is payable quarterly based on prime, or certain other rate options, plus a premium based on certain financial ratios of the Company. At April 30, 1996 such rate was prime plus 1.25% or 9.50%. By June 28, 1996, or sooner under certain circumstances, the Company is required to enter into interest rate hedging arrangements so as to effectively fix the rate of interest on a portion of the outstanding loans. In addition, the Company is required to prepay the term facilities with any "Excess Cash Flow", as defined, as well as with certain proceeds of asset sales, insurance recoveries and the sale of capital stock.

     Amounts outstanding under the credit agreement are secured by essentially all of the assets of the Company and its subsidiaries and by the common stock of the Company owned by a major shareholder. The agreement also contains restrictions on the payment of dividends, incurring additional debt, capital expenditures and investments by the Company as well as requiring the Company to maintain certain financial ratios.

     (b) Junior Subordinated Debentures

     In connection with the acquisition of Mayne Nickless the Company issued $4,500,000 face value of Junior Subordinated Debentures "Debentures" to certain stockholders of the Company. The Debentures are subordinated to all other debt for borrowed money and have been recorded at their estimated fair value as of the date of issue of $3,876,000. Interest is payable semi-annually and accrues at 12% through December 28, 1996 and at 18% thereafter. The Company may elect to pay interest in additional Debentures through December 31, 1998. The principal amount of the Debentures is due June 28, 2001. The Debentures are redeemable at any time at 100% of face value plus accrued and unpaid interest and must be redeemed with the proceeds of an initial public offering of the Company's common stock, subject to their subordination provisions. The purchasers of the Debentures were also issued warrants to purchase an aggregate of 1,080,000

                         DYNAMEX INC. AND SUBSIDIARIES
shares of the Company's common stock at a price of $0.025 per share; however, the number of shares which may be purchased will be reduced to 540,000 if the Debentures are redeemed by June 30, 1996 or by December 31, 1996 if the Company is actively pursuing a public offering of its common stock on June 30, 1996.

     (c) Note Payable

     In connection with the acquisition of Dynamex Express, the Company issued to the seller a note payable in the principal amount of Cdn $6,450,000 ($4,709,000). Upon the acquisition of Mayne Nickless this note was partially repaid and replaced with a new note in the principal amount of Cdn $3,225,000 ($2,369,000). The new note is subordinated to the Company's bank credit agreement above. The note bears interest at 10% which is payable quarterly. The principal amount of the note is due March 28, 2002. The note contains covenants identical to those of the bank credit agreement, subject to amendment under certain conditions.

     (d) Seller Financing Notes and Other

     In connection with various acquisitions (see Note 2) the Company issued various notes to the sellers of those businesses. These notes bore interest at varying rates based primarily on prime. In connection with the acquisition of Mayne Nickless these notes were repaid.

     Principal payments due in each of the next five years for long-term debt are as follows (in thousands):

                1997................................................  $2,044
                1998................................................   2,831
                1999................................................   1,940
                2000................................................   1,901
                2001................................................   5,921

6. COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment under capital leases. The leases expire at various dates through fiscal year 2000. Capital leases included in property and equipment total $45,000 (net of accumulated amortization of $50,000) as of April 30, 1996.

     Future minimum lease payments for such leases are as follows (in thousands):

                                                                  CAPITAL LEASES
                                                                  --------------
                1997............................................       $ 24
                1998............................................         11
                1999............................................          7
                2000............................................          1
                                                                        ---
                                                                         43
                Less amount representing interest...............          3
                                                                        ---
                Net present value of future minimum
                  lease payments................................       $ 40
                                                                       ====

     Rent expense for the years ended July 31, 1993, 1994 and 1995 and the nine months ended April 30, 1995 and 1996 was $31,000, $168,000, $458,000 and
$342,000 (unaudited), and $842,000 respectively.

                         DYNAMEX INC. AND SUBSIDIARIES

7. INCOME TAXES

     As of August 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS No. 109 allows the income tax consequences resulting from utilization of net operating loss carryforwards to be recorded. For purposes of reporting the Company's deferred tax items under the provisions of SFAS No. 109, the deferred tax asset of approximately $865,000 as of July 31, 1995
(1994 -- $485,000), arising principally from the available net operating loss carryforward, has not been reported as an asset due to a valuation allowance.

     The Company has U.S. federal net operating loss carryforwards of approximately $2,152,000 as of July 31, 1995. These net operating loss carryforwards expire as follows: $132,000 (2007), $636,000 (2008), $665,000
(2009) and $719,000 (2010). The Company also has state net operating loss carryforwards in certain states. The utilization of the Company's net operating loss carryforwards is subject to annual limitations under Internal Revenue Code sec. 382, due to a previous change in ownership of the Company and a change in its year-end in prior years.

     The Company also has Canadian non-capital losses carried forward as of July 31, 1995 of approximately $690,000 expiring in 2002, the benefit of which has not been reflected in these financial statements.

8. FOREIGN OPERATIONS

     Amounts included in the consolidated financial statements applicable to Canada were as follows (in thousands):

                                                              JULY 31                 APRIL
                                                    ----------------------------       30
                                                    1993       1994       1995        1996
                                                    -----     ------     -------     -------
    Revenues......................................  $  --     $2,436     $15,094     $38,087
    Operating income (loss).......................     --         24         (78)      1,831
    Identifiable assets...........................     --      3,528      13,324      16,044

9. RELATED PARTY TRANSACTIONS

     As of April 30, 1996, the Company had a note receivable totalling $28,317 from a stockholder related to the purchase of 5,000 shares of the Company's common stock.

     During the year ended July 31, 1995, the Company paid approximately $146,000 to a related party for consulting services in connection with acquisition of Dynamex Express Inc. and other advisory services.

     During the period ended April 30, 1996 the Company paid a related party $70,000 for investment banking services rendered in connection with the Company's acquisition of Mayne Nickless and $165,000 for the arrangement of bank financing related to that acquisition.

10. SHARE CAPITAL

     During 1994, the Company amended its articles of incorporation to authorize an additional 990,000 shares of the Company's common stock and to authorize 309,024 shares of a new class of 12% redeemable convertible preferred stock, $0.01 par value. The Company then effected a common stock split in the form of a dividend where it distributed 17.2542 shares of common stock for each share of common stock outstanding. The effect of this dividend was to increase the number of shares of common stock outstanding from 17,168 to 313,388.

     On November 16, 1993, the Company executed a Securities Purchase Agreement with an unrelated party. Under the terms of the Securities Purchase Agreement, the Company sold to the unrelated party

                         DYNAMEX INC. AND SUBSIDIARIES

309,024 shares of the Company's common stock for $1,000,000 and 1,236,096 shares of the Company's 12% redeemable convertible preferred stock for $4,000,000. In connection with this agreement, the Company sold 5,000 shares of the Company's common stock for $16,175 to another third party and sold 30,912 shares of common stock to the previous sole stockholder for $100,000 for which a promissory note was issued. The Company used a portion of these proceeds to retire the outstanding debt and the accrued interest associated therewith, as well as the Class A redeemable preferred shares and all related unpaid dividends. In connection with the sale of the redeemable preferred stock, a stockholder agreed to place 141,708 shares in escrow, which shares would be surrendered to the Company without consideration over a 42 month period if certain transactions do not occur. These shares of the Company's common stock held in escrow by a stockholder were surrendered to the Company without consideration in July 1994.

     In May 1995, in order to provide financing related to the Dynamex Express Inc. acquisition (Note 2), the Company sold 294,116 shares each of the Company's common stock to two parties: a) the holders of 309,024 shares of the Company's common stock and 309,024 shares of the Company's redeemable convertible preferred stock, and b) an unrelated party. Both parties made a cash payment of $1,250,000 each. In connection with this financing the holders of 309,024 shares of the Company's 12% redeemable convertible preferred stock converted these shares to 1,236,096 shares of the Company's common stock in a dollar for dollar conversion. The company also sold 20,000 shares of the Company's common stock for $85,000 to the stockholder.

     On December 20, 1995, the Company restated its articles of incorporation to change its name from Parcelway Systems Holding Corp. to Dynamex Inc. The articles of incorporation were also restated to increase the authorized capital stock to 10,000,000 shares of $0.01 par value common stock and to 3,000,000 shares of $0.01 par value preferred stock.

11. STOCK OPTION PLAN

     Effective November 16, 1993, the Company's stockholders approved the 1993 Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive and non-qualified stock options to employees of the Company. Eligibility is determined by the Board of Directors who administers the Plan. The Company reserved 131,076 shares of its common stock to be granted under the Plan.

     Options granted under the Plan expire up to 10 years after the date of grant, and become exercisable in accordance with the vesting period as determined by the Board of Directors on the date of the grant. The exercise price of such shares, as determined by the Board of Directors on the date of grant, may be equal to or in excess of the fair market value of the Company's common stock on the date of grant.

     During the year ended July 31, 1994, the Plan provided for options to be issued for the right to purchase 87,384 shares of the Company's common stock to an employee exercisable at $3.24 per share.

     During the year ended July 31, 1995, an additional 118,520 shares of the Company's common stock were reserved to be granted under the Plan and options for the purchase of 139,000 shares of the Company's common stock at $4.25 per share.

12. SELLING, GENERAL AND ADMINISTRATIVE

     Included in selling, general and administrative expenses are bad debt expenses as follows (in thousands):

    For the year ended July 31, 1993..............................................  $  1
    For the year ended July 31, 1994..............................................    61
    For the year ended July 31, 1995..............................................   155
    For the nine months ended April 30, 1995 (unaudited)..........................   122
    For the nine months ended April 30, 1996......................................   300

                         DYNAMEX INC. AND SUBSIDIARIES

13. SUBSEQUENT EVENT

     On June 3, 1996, the Company restated its articles of incorporation to increase the authorized capital stock to 50,000,000 shares of $0.01 par value common stock and to 10,000,000 shares of $0.01 par value preferred stock. The Company then effected a common stock split in the form of a dividend where it distributed three shares of common stock for every share of common stock outstanding. The effect of the dividend was to increase the number of shares of common stock outstanding from 635,865 to 2,543,460.


     The Company has entered into agreements pursuant to which it will purchase, on or before a contemplated initial public offering, the same-day delivery businesses of (i) Action Delivery and Messenger Service Limited (Halifax, Nova Scotia), (ii) Seidel Enterprises, Inc. and a related company (Columbus, Ohio),
(iii) Seko Enterprises, Inc. and related companies (Chicago, Illinois), (iv) Southbank Courier, Inc. (New York, New York), and (v) K.H.B. & Associates Ltd. (Winnipeg, Manitoba). As consideration for the stock of the Acquired Companies, the stockholders of the Acquired Companies will receive an aggregate of approximately $7.2 million cash and approximately 173,845 shares of Common Stock (at the initial public offering price of $8.00 per share) and the Company will repay an aggregate amount of approximately $840,000 of the Acquired Companies' indebtedness.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of
Dynamex Express Inc.

     We have audited the statements of operations and of changes in financial position of Dynamex Express Inc. for the five months ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the results of operations and the changes in financial position of the Company for the five months ended May 31, 1995 in accordance with accounting principles generally accepted in Canada.

DELOITTE & TOUCHE

Toronto, Ontario
September 15, 1995

                              DYNAMEX EXPRESS INC.

                            STATEMENT OF OPERATIONS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                  FIVE MONTHS
                                                                                     ENDED
                                                                                  MAY 31, 1995
                                                                                  ------------
SALES...........................................................................     $19,956
COST OF SALES...................................................................      14,300
                                                                                     -------
GROSS PROFIT....................................................................       5,656
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....................................       4,659
DEPRECIATION AND AMORTIZATION...................................................         212
                                                                                     -------
OPERATING INCOME................................................................         785
INTEREST INCOME.................................................................          44
OTHER INCOME....................................................................         105
                                                                                     -------
INCOME BEFORE INCOME TAXES......................................................         934
INCOME TAXES....................................................................           9
                                                                                     -------
NET INCOME FOR THE PERIOD.......................................................     $   925
                                                                                     =======

               See accompanying notes to the financial statements

                              DYNAMEX EXPRESS INC.

                   STATEMENT OF CHANGES IN FINANCIAL POSITION
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                  FIVE MONTHS
                                                                                     ENDED
                                                                                  MAY 31, 1995
                                                                                  ------------
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES
OPERATING
  Net income for the period.....................................................     $  925
  Items not affecting cash
     Depreciation...............................................................        136
     Amortization of goodwill...................................................         76
     Loss on disposal of property and equipment.................................          1
     Changes in non-cash working capital components.............................       (477)
                                                                                     ------
                                                                                        661
                                                                                     ------
INVESTING
  Purchase of property and equipment............................................       (238)
  Mortgage principal repayments.................................................          2
                                                                                     ------
                                                                                       (236)
                                                                                     ------
FINANCING
  Repayment of long-term debt...................................................       (858)
                                                                                     ------
NET CASH OUTFLOW DURING THE PERIOD..............................................       (433)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..................................      1,321
                                                                                     ------
CASH AND CASH EQUIVALENTS, END OF PERIOD........................................     $  888
                                                                                     ======

               See accompanying notes to the financial statements

                              DYNAMEX EXPRESS INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                                  MAY 31, 1995
                       (IN THOUSANDS OF CANADIAN DOLLARS)

1. INCORPORATION

     Dynamex Express Inc., a wholly-owned subsidiary of Air Canada, was incorporated under the laws of Canada. The Company's principal business activity is the supply of local same day courier and messenger service throughout various centres in Canada.

2. SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with accounting principles generally accepted in Canada and include the following significant accounting policies:

  Property and equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates to write off the cost of fixed assets on a straight-line basis over their estimated useful lives as follows:

                New vehicle trailers.............  10 years
                Old vehicle trailers.............  7 years
                Furniture and office equipment...  5 years
                Other equipment..................  5 years
                Leasehold improvements...........  Term of lease plus 1 renewal
                Software.........................  4 years

  Goodwill

     Goodwill consists of the excess purchase price paid on acquisition of certain assets of a company over the value assigned to the identified assets and the excess of amounts paid over the assigned value of tangible assets upon acquisition of shares in a company.

     These assets are being amortized on a straight-line basis over a period of 29 years and 32 years, respectively. It is management's belief that these unamortized costs will be recoverable from future profitable operations of the Company.

  Foreign currency translation

     Monetary assets and liabilities in foreign currencies are translated at year-end exchange rates. Gains or losses are included in income for the period, except gains or losses relating to long-term assets and liabilities which are deferred and amortized over the remaining life of the items. Other assets and liabilities and items affecting income are converted at rates of exchange in effect at the date of the transaction.

3. LEASE COMMITMENTS

     The Company has lease commitments, mainly for premises, under operating leases. During the period, rental expense under these leases included in the statement of operations amounted to $373. As a result of the acquisition of certain of the Company's assets by Parcelway Courier Systems Canada Ltd. at May 31, 1995, there are no future lease commitments.

                              DYNAMEX EXPRESS INC.

                       (IN THOUSANDS OF CANADIAN DOLLARS)

4. RELATED PARTY TRANSACTIONS

     In addition to amounts disclosed elsewhere in these financial statements, the Company incurred approximately $130 of interest and expenses for contracted advice from its parent and affiliates. Sales to the parent amounted to approximately $594.

5. INCOME TAXES

     At December 31, 1994, the Company's preceding taxation year end, there were approximately $719 of loss carryforwards available to reduce future years' income, the potential benefit of which has not been recorded in the financial statements. These loss carryforwards expire in 1998. In addition, there are approximately $152 of deferred tax debits which have not been recognized as of December 31, 1994.

6. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada and, except as noted below, conform in all material respects with those of the United States. The significant difference between Canadian GAAP and United States GAAP is as follows:

Income Taxes

- - Under Canadian GAAP, tax losses carried forward are only recognized in the year incurred, if it is virtually certain that the benefit will be realized.

- - Under United States GAAP (Statement of Financial Accounting Standards No. 109 (SFAS 109) which became effective for the year ended December 31, 1993), tax losses should be recognized as a deferred tax asset, unless based on the weight of available evidence, it is more likely than not that some portion, or all of the deferred tax asset will not be realized. A deferred tax asset should be recognized effective January 1, 1993 on the adoption of SFAS 109.

Reconciliation of Canadian GAAP net income to United States GAAP net income.

    Net income as reported under Canadian GAAP....................................  $925
    Increase in income tax expense................................................   407
                                                                                    ----
    Net income as reported under United States GAAP...............................  $518
                                                                                    ====

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of
Dynamex Express Inc.

     We have audited the statements of operations and changes in financial position of Dynamex Express Inc. for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the results of operations and the changes in financial position of Dynamex Express Inc. for each of the three years in the period ended December 31, 1994 in accordance with accounting principles generally accepted in Canada.

PRICE WATERHOUSE

Mississauga, Ontario
February 24, 1995

                              DYNAMEX EXPRESS INC.

                            STATEMENTS OF OPERATIONS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                    YEAR ENDED DECEMBER 31
                                                                -------------------------------
                                                                 1992        1993        1994
                                                                -------     -------     -------
SALES.........................................................  $47,068     $43,850     $45,570
COST OF SALES.................................................   34,984      31,665      32,855
                                                                -------     -------     -------
GROSS PROFIT..................................................   12,084      12,185      12,715
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................   12,369      10,741      10,924
DEPRECIATION AND AMORTIZATION.................................      488         501         507
                                                                -------     -------     -------
OPERATING INCOME (LOSS).......................................     (773)        943       1,284
INTEREST (INCOME) EXPENSE.....................................      141         110         (14)
OTHER INCOME..................................................     (195)        (26)       (144)
                                                                -------     -------     -------
INCOME (LOSS) BEFORE INCOME TAXES.............................     (719)        859       1,442
PROVISION FOR (RECOVERY OF) INCOME TAXES......................     (203)         19         (27)
                                                                -------     -------     -------
NET INCOME (LOSS) FOR THE YEAR................................  $  (516)    $   840     $ 1,469
                                                                =======     =======     =======

               See accompanying notes to the financial statements

                              DYNAMEX EXPRESS INC.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                      YEAR ENDED DECEMBER 31
                                                                    ---------------------------
                                                                    1992       1993       1994
                                                                    -----     ------     ------
CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES
  Net income (loss) for the year..................................  $(516)    $  840     $1,469
  Items not affecting cash
     Depreciation.................................................    306        319        325
     Amortization of goodwill.....................................    182        182        182
     (Gain) loss on disposal of property and equipment............     46         10        (28)
     Write-down of assets held for sale...........................     14         --         --
  Changes in non-cash working capital components..................    (11)      (154)       280
                                                                    -----     ------     ------
                                                                       21      1,197      2,228
                                                                    -----     ------     ------
INVESTING ACTIVITIES
  Purchase of property and equipment..............................   (187)      (503)      (397)
  Proceeds from disposal of property and equipment................     97        150         71
  Mortgage principal repayments...................................     --         --         10
                                                                    -----     ------     ------
                                                                      (90)      (353)      (316)
                                                                    -----     ------     ------
FINANCING ACTIVITY
  Repayment of long-term debt.....................................     --       (599)      (842)
                                                                    -----     ------     ------
NET CASH INCREASE (DECREASE) DURING THE YEAR......................    (69)       245      1,070
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......................     75          6        251
                                                                    -----     ------     ------
CASH AND CASH EQUIVALENTS, END OF YEAR............................  $   6     $  251     $1,321
                                                                    =====     ======     ======

               See accompanying notes to the financial statements

                              DYNAMEX EXPRESS INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                       (IN THOUSANDS OF CANADIAN DOLLARS)

1. INCORPORATION

     Dynamex Express Inc., a wholly-owned subsidiary of Air Canada, was incorporated under the laws of Canada. The Company's principal business activity is the supply of local same day courier and messenger service throughout various centres in Canada.

2. SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with accounting principles generally accepted in Canada and include the following significant accounting policies:

  Property and equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates to write-off the cost of fixed assets on a straight-line basis over their estimated useful lives as follows:

                New vehicle trailers........    10 years
                Old vehicle trailers........    5 years
                Furniture and office
                  equipment.................    5 years
                Other equipment.............    5 years
                Leasehold improvements......    Term of lease plus 1 renewal
                Software....................    4 years

  Goodwill

     Goodwill consists of the excess purchase price paid on acquisition of certain assets of a company over the value assigned to the identified assets and the excess of amounts paid over the assigned value of tangible assets upon acquisition of shares in a company.

     These assets are being amortized on a straight-line basis over a period of 29 years and 32 years, respectively. It is management's belief that these unamortized costs will be recoverable from future profitable operations of the Company.

  Foreign currency translation

     Monetary assets and liabilities in foreign currencies are translated at year-end exchange rates. Gains or losses are included in income for the year, except gains or losses relating to long-term assets and liabilities which are deferred and amortized over the remaining life of the items. Other assets and liabilities and items affecting income are converted at rates of exchange in effect at the date of the transaction.

                              DYNAMEX EXPRESS INC.

                       (IN THOUSANDS OF CANADIAN DOLLARS)

3. LEASE COMMITMENTS

     The Company has lease commitments, mainly for premises, under operating leases. Rental expense under these leases included in the statements of operations amounted to $1,007, $1,041 and $1,131 for the years ending December 31, 1992, 1993 and 1994, respectively. Minimum annual rentals under operating leases are as follows as at December 31, 1994:

                1995..................................................  $611
                1996..................................................   337
                1997..................................................   173
                1998..................................................   150
                1999..................................................   156
                2000 and thereafter...................................   771

4. RELATED PARTY TRANSACTIONS

     Transactions with the parent and affiliates include the following:

                                                                        YEAR ENDED
                                                                       DECEMBER 31
                                                               ----------------------------
                                                                1992       1993       1994
                                                               ------     ------     ------
    Interest on long-term debt...............................  $  190     $  147     $   77
    Expenses for contracted services.........................     559        379        330
    Sales....................................................   3,642      3,593      4,333

5. INCOME TAXES

     The Company has applied previously unrecorded tax loss carryforwards amounting to $1,681 in 1994 and $860 in 1993 to reduce income for tax purposes. At December 31, 1994, the Company has $719 of loss carryforwards available to reduce future years' income, the potential benefit of which has not been recorded in the financial statements. These loss carryforwards expire in 1998. In addition, there are approximately $152 of deferred tax debits which have not been recognized as at December 31, 1994.

6. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     Under Canadian GAAP, the tax benefit of all or a portion of tax losses is recognized in the period in which the tax loss occurs, if the corporation is virtually certain of realizing the tax benefit. Where a tax benefit resulting from a loss carry-forward was not recorded in the period in which the loss occurred, it is recognized in the period of realization. Under United States GAAP (Statement of Financial Accounting Standards No. 109 (SFAS 109)), the benefit of tax losses is recognized as a deferred tax asset and reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. SFAS 109 became effective for the year ended December 31, 1993 and a deferred tax asset has been recognized for United States GAAP purposes as at January 1, 1993 for tax losses carried-forward by the Company. A valuation allowance was not provided as it was considered more likely than not that the deferred tax asset would be realized. The effect of this accounting change has been reflected as a cumulative accounting change in 1993.

                              DYNAMEX EXPRESS INC.

                       (IN THOUSANDS OF CANADIAN DOLLARS)

Reconciliation of Canadian GAAP net income to United States GAAP net income.

                                                                             YEAR ENDED
                                                                            DECEMBER 31
                                                                          ----------------
                                                                           1993      1994
                                                                          ------    ------
    Net income (loss) as reported under Canadian GAAP...................  $  840    $1,469
    Increase in income tax expense......................................    (458)     (642)
    Cumulative effect of accounting change -- increase in income........   1,561        --
                                                                          ------    ------
    Net income (loss) as reported under United States GAAP..............  $1,943    $  827
                                                                          ======    ======

                              DYNAMEX EXPRESS INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                         TEN MONTHS ENDED MAY 31, 1995
                                  (UNAUDITED)

                                    (IN THOUSANDS OF CANADIAN DOLLARS)
                          -------------------------------------------------------                (IN THOUSANDS)
                                                           LESS                                  --------------
                          FIVE MONTHS      ADD         SEVEN MONTHS    TEN MONTHS                  TEN MONTHS
                             ENDED      YEAR ENDED        ENDED          ENDED                       ENDED
                            MAY 31,    DECEMBER 31,      JULY 31,       MAY 31,      EXCHANGE       MAY 31,
                             1995          1994            1994           1995         RATE           1995
                          -----------  ------------    ------------    ----------    --------    --------------
SALES....................   $19,956       $45,570         $26,029        $39,497        0.73         $28,833
COST OF SALES............    14,300        32,855          18,506         28,649        0.73          20,914
                            -------       -------         -------        -------                     -------
GROSS PROFIT.............     5,656        12,715           7,523         10,848                       7,919
SELLING, GENERAL AND
  ADMINISTRATIVE
  EXPENSES...............     4,659        10,924           6,526          9,057        0.73           6,612
DEPRECIATION AND
  AMORTIZATION...........       212           507             295            424        0.73             310
                            -------       -------         -------        -------                     -------
OPERATING INCOME.........       785         1,284             702          1,367                         997
INTEREST INCOME -- net...       (44)          (14)             --            (58)       0.73             (42)
OTHER INCOME.............       105           144               9            240        0.73             175
                            -------       -------         -------        -------                     -------
INCOME BEFORE TAXES......       934         1,442             711          1,665                       1,214
INCOME TAXES.............         9           (27)            (32)            14        0.73              10
                            -------       -------         -------        -------                     -------
NET INCOME FOR THE
  PERIOD.................   $   925       $ 1,469         $   743        $ 1,651                     $ 1,204
                            =======       =======         =======        =======                     =======

                          INDEPENDENT AUDITORS' REPORT

Mayne Nickless Courier:

     We have audited the accompanying combined statements of operations and cash flows of Mayne Nickless Courier (a wholly owned business of Mayne Nickless Transport, North America until December 28, 1995) for the six months ended December 28, 1995 and each of the three fiscal years in the period ended July 2, 1995. These financial statements are the responsibility of Mayne Nickless Courier's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the results of operations and cash flows of Mayne Nickless Courier for the six months ended December 28, 1995 and each of the three fiscal years in the period ended July 2, 1995, in conformity with generally accepted accounting principles.

     The accompanying combined financial statements have been prepared from the separate records maintained by Mayne Nickless Courier and may not be indicative of the conditions that would have existed or the results of operations if Mayne Nickless Courier had been operated as an unaffiliated company. As discussed in
Note 2, Statement of Financial Accounting Standards No. 109 requires that the consolidated amount of current and deferred tax expenses for a group that files a consolidated tax return be allocated among members of the group when those members issue separate financial statements. On the basis that Mayne Nickless Courier is a business and not a separate subsidiary, current and deferred income taxes have not been provided for in the accompanying combined financial statements.

DELOITTE & TOUCHE LLP

San Francisco, California
April 19, 1996

                             MAYNE NICKLESS COURIER

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                FISCAL YEAR ENDED               SIX MONTHS ENDED
                                          -----------------------------    --------------------------
                                          JULY 4     JULY 3     JULY 2     DECEMBER 31    DECEMBER 28
                                           1993       1994       1995         1994           1995
                                          -------    -------    -------    -----------    -----------
                                                                           (UNAUDITED)
SALES...................................  $28,858    $28,149    $27,922      $13,904        $14,008
COST OF SALES...........................   17,152     16,808     16,433        8,179          7,985
                                          -------    -------    -------      -------        -------
GROSS PROFIT............................   11,706     11,341     11,489        5,725          6,023
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSE...............................    9,546      9,272      8,946        4,873          4,924
DEPRECIATION AND
  AMORTIZATION..........................    1,410        875        666          331            312
                                          -------    -------    -------      -------        -------
OPERATING INCOME........................      750      1,194      1,877          521            787
INTEREST EXPENSE -- Parent..............      390        111         74           30             36
                                          -------    -------    -------      -------        -------
NET INCOME..............................  $   360    $ 1,083    $ 1,803      $   491        $   751
                                          =======    =======    =======      =======        =======

          See accompanying notes to the combined financial statements

                             MAYNE NICKLESS COURIER

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                FISCAL YEAR ENDED               SIX MONTHS ENDED
                                          -----------------------------    --------------------------
                                          JULY 4     JULY 3     JULY 2     DECEMBER 31    DECEMBER 28
                                           1993       1994       1995         1994           1995
                                          -------    -------    -------    -----------    -----------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES
  Net income............................  $   360    $ 1,083    $ 1,803      $   491        $   751
  Adjustments to reconcile net income to
     net cash provided by operating
     activities
     Depreciation and amortization......    1,410        875        666          331            312
     (Gain) loss on disposal of fixed
       assets...........................        6         --       (127)          --             --
  Changes in assets and liabilities
     Accounts receivable................      156       (491)        35          (22)          (279)
     Prepaid expenses...................      (60)       120         63           40              3
     Accounts payable and accrued
       liabilities......................      365        664        (56)         412            346
     Other..............................      (60)       351        149          (47)            (6)
                                          -------    -------    -------      -------        -------
Net cash provided by operating
  activities............................    2,177      2,602      2,533        1,205          1,127
                                          -------    -------    -------      -------        -------
INVESTING ACTIVITIES
  Proceeds from sale of property and
     equipment..........................      151         --         90           --             --
  Purchase of property and equipment....     (461)      (334)      (263)        (130)           (77)
                                          -------    -------    -------      -------        -------
Net cash used in investing activities...     (310)      (334)      (173)        (130)           (77)
                                          -------    -------    -------      -------        -------
FINANCING ACTIVITIES
  Distributions to Parent...............   (1,946)    (3,065)    (1,783)        (835)        (1,144)
                                          -------    -------    -------      -------        -------
INCREASE (DECREASE) IN CASH
  EQUIVALENTS...........................      (79)      (797)       577          240            (94)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................      887        808         11           11            588
                                          -------    -------    -------      -------        -------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $   808    $    11    $   588      $   251        $   494
                                          =======    =======    =======      =======        =======

          See accompanying notes to the combined financial statements

                             MAYNE NICKLESS COURIER

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

     Mayne Nickless Courier provides on-demand delivery, transportation, fleet management and distribution services. Mayne Nickless Courier is a deliverer of intracity small parcel same-day shipments for medium to large customers principally in Southern California, the San Francisco Bay Area, Seattle, Pittsburgh, Washington D.C., Boston and Vancouver and Victoria, British Columbia.

     Effective December 29, 1995, pursuant to an Asset Purchase Agreement, Dynamex, Inc. acquired certain assets and assumed certain liabilities of the same-day courier business of Mayne Nickless Courier Systems Inc., Mayne Nickless Messenger Service, Inc. and the Canadian same day courier business of Mayne Nickless North America Inc. (collectively, "Mayne Nickless Courier") from Mayne Nickless Transport, North America ("Parent") for approximately $12,200 in cash, including transaction costs and assumption of approximately $2,100 in liabilities.

     The accompanying combined financial statements present operations and cash flows of Mayne Nickless Courier on an historical basis. The accompanying combined financial statements have been prepared from the separate records maintained by Mayne Nickless Courier and may not be indicative of the conditions that would have existed or the results of operations if Mayne Nickless Courier had been operated as an unaffiliated company. All significant intercompany balances and transactions have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

  Fiscal Year

     The Company's fiscal year ends on the Sunday nearest June 30. The last three fiscal years consist of the 52-week periods ended July 2, 1995, July 3, 1994, and July 4, 1993. The audited combined financial statements for the six months ended December 28, 1995 (the date of acquisition by Dynamex) are included herein. The combined statements of operations and cash flows for the six months ended December 31, 1994 are unaudited, but in the opinion of the Company's management, contain all adjustments (consisting only of normal recurring items) necessary for a fair presentation of results of operations and cash flows.

  Use of Estimates

     The preparation of Mayne Nickless Courier's combined financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from such estimates.

  Cash and Cash Equivalents

     For purposes of the combined statements of cash flows, Mayne Nickless Courier considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Depreciation

     Depreciation is calculated using the straight-line method over the estimated useful life of the asset, typically ranging from three to five years for furniture, fixtures and equipment. The cost of leasehold improvements is amortized over the useful life of the asset or the applicable lease term whichever is shorter.

                             MAYNE NICKLESS COURIER

                                 (IN THOUSANDS)

  Intangibles

     Intangibles arise from the acquisition of operations and include the excess of the purchase price over net assets acquired, and covenants not-to-compete. Such excess is being amortized over fifteen years. Covenants not-to-compete are being amortized over the life of those agreements, generally, two or five years. Amortization expense for the six months ended December 28, 1995, for the six months ended December 31, 1994 and the fiscal years ended July 2, 1995, July 3, 1994 and July 4, 1993 was $202, $225 (unaudited), $447, $627, and $1,020, respectively.

  Insurance

     Mayne Nickless Courier participates in the Parent's consolidated insurance program. The Parent is primarily self-insured for workers' compensation, automobile and general liability costs. The estimated self-insurance liability is determined based on claims filed and an estimate of claims incurred but not yet reported. The Parent charges Mayne Nickless Courier for those expenses which it believes is a reasonable estimate of what Mayne Nickless Courier would incur if they did not participate in the Parent's consolidated insurance program. Insurance expense for the six months ended December 28, 1995, for the six months ended December 31, 1994 and the fiscal years ended July 2, 1995, July 3, 1994 and July 4, 1993 was $476, $463 (unaudited), $925, $1,227, and $1,241, respectively.

  Revenue Recognition

     Revenue is recognized when the services are rendered to customers.

  Income Taxes

     The Company has been included in the Parent's consolidated Canadian, United States Federal and state income tax returns. The Parent, on a consolidated basis, has been in a net loss position for income tax purposes for the six months ended December 31, 1994, and for the fiscal years ended July 2, 1995, July 3, 1994 and July 4, 1993. Statement of Financial Accounting Standards No. 109 requires that the consolidated amount of current and deferred tax expenses for a group that files a consolidated tax return be allocated among members of the group when those members issue separate financial statements. On the basis that Mayne Nickless Courier is a business and not a separate subsidiary, current and deferred income taxes have not been provided in the accompanying combined financial statements.

  Translation of Foreign Currencies

     Assets and liabilities of the Company's Canadian operations are translated into U.S. dollars at year-end rates of exchange, and income and expenses are translated at average rates during the year. Adjustments resulting from translating financial statements into U.S. dollars were not material in any of the periods presented.

                             MAYNE NICKLESS COURIER

                                 (IN THOUSANDS)

3. NET CAPITAL INVESTED BY PARENT

     The following is a reconciliation of the net capital invested by the
Parent:

                                               FISCAL YEARS ENDED               SIX MONTHS ENDED
                                          -----------------------------    --------------------------
                                          JULY 4     JULY 3     JULY 2     DECEMBER 31    DECEMBER 28
                                           1993       1994       1995         1994           1995
                                          -------    -------    -------    -----------    -----------
                                                                           (UNAUDITED)
Net invested capital, beginning of
  period................................  $ 7,200    $ 5,614    $ 3,632      $ 3,632        $ 3,652
Net income for the period...............      360      1,083      1,803          491            751
Distributions to the Parent.............   (1,946)    (3,065)    (1,783)        (835)        (1,144)
                                          -------    -------    -------      -------        -------
Net invested capital, end of year.......  $ 5,614    $ 3,632    $ 3,652      $ 3,288        $ 3,259
                                          =======    =======    =======      =======        =======

4. RELATED-PARTY TRANSACTIONS

     The Company uses certain resources and administrative staff of the Parent, including certain finance, legal and office services which are charged to Mayne Nickless Courier. In connection with these services, the amounts Parent charged Mayne Nickless Courier for the six months ended December 28, 1995, for the six months ended December 31, 1994 and the fiscal years ended July 2, 1995, July 3, 1994 and July 4, 1993 was $183, $171 (unaudited), $342, $598, and $841, respectively. Such amounts are included in selling, general and administrative expense.

     In addition, Mayne Nickless Courier is charged interest by the Parent based upon the amount of advances made by the Parent. Such amounts are included in the accompanying combined statements of operations as Interest expense -- Parent.

5. LEASES

     The Company leases certain equipment and office space under operating lease agreements which expire at various dates through June 1998.

     At December 28, 1995, future minimum lease payments for such leases are as follows:

                1996................................................    $156
                1997................................................     160
                1998................................................      25
                                                                        ----
                                                                        $341
                                                                        ====

     Rent expense for the for the six months ended December 31, 1995, for the six months ended December 31, 1994 and the fiscal years ended July 2, 1995, July 3, 1994 and July 4, 1993 was $163, $199 (unaudited), $466, $401, and $393, respectively.

     In the fiscal year ended July 2, 1995, the Company recorded a gain of $127 relating to the sale of the rights to certain radio frequencies, which was included as a reduction in selling, general and administrative expense.

6. CONTINGENT LIABILITIES

     Mayne Nickless Courier is subject to various lawsuits and claims arising out of its businesses. The Asset Purchase Agreement specifies that the Parent will retain responsibility for any such liabilities arising from events prior to December 29, 1995. In the opinion of management of Mayne Nickless Courier, the ultimate resolution of these matters will not have a material adverse effect on Mayne Nickless Courier's combined financial statements taken as a whole.

                               ACQUIRED COMPANIES

            INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma combined financial statements present the combined financial position of the Acquired Companies as of March 31, 1996 and the combined results of operations of the Acquired Companies for the nine months ended March 31, 1996 and for the twelve months ended June 30, 1995. The combined financial statements have been adjusted, on a pro forma basis, to remove the effect of certain assets and liabilities which will not be included in the assets and liabilities of the Acquired Companies upon their acquisition by the Company. In addition, the combined results of operations have been adjusted on a pro forma basis to reflect the effect of changes to certain components of costs and expenses. These items include adjustments to compensation to owners and managers of the Acquired Companies to reflect agreed upon compensation levels subsequent to the acquisition by the Company, adjustments to rental expense to reflect agreed upon modifications to lease agreements to be effective subsequent to the acquisition by the Company and adjustments to certain other costs and expenses which are not ongoing costs of the businesses acquired and would not have been incurred had the Acquisitions by the Company occurred at the beginning of the period presented.

                               ACQUIRED COMPANIES

                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                                   (IN THOUSANDS OF CANADIAN
                                                           DOLLARS)
                                                -------------------------------
                                                              ACTION                               (IN THOUSANDS)
                                                             DELIVERY                      -------------------------------
                                                                AND                                               SEKO
                                                 K.H.B. &    MESSENGER             EX-                         ENTERPRISES
                                                ASSOCIATES    SERVICE     COM-    CHANGE    COM-     SEIDEL    AND RELATED
                                                   LTD.       LIMITED    BINED     RATE    BINED    DELIVERY    COMPANIES
                                                ----------   ---------   ------   ------   ------   --------   -----------
ASSETS
CURRENT
  Cash and cash equivalents.....................   $   --     $    --    $   --    0.74    $   --     $ 64       $    --
  Accounts receivable -- net....................    1,398         536     1,934    0.74     1,431      175           922
  Other current assets..........................      164          37       201    0.74       148       40           341
                                                  ------       ------    ------            ------     ----        ------
                                                   1,562          573     2,135             1,579      279         1,263
PROPERTY AND EQUIPMENT -- net...................      543         731     1,274    0.74       943       46         1,790
INTANGIBLES -- net..............................       --          --        --    0.74        --       --           307
OTHER ASSETS -- net.............................      363          --       363    0.74       269       --            18
                                                  ------       ------    ------            ------     ----        ------
                                                  $2,468      $ 1,304    $3,772            $2,791     $325       $ 3,378
                                                  ======       ======    ======            ======     ====        ======
LIABILITIES
CURRENT LIABILITIES.............................   $1,494     $   515    $2,009    0.74    $1,487     $ 71       $ 1,234
LONG-TERM DEBT AND OTHER........................      191         500       691    0.74       511       --         1,170
                                                  ------       ------    ------            ------     ----        ------
                                                   1,685        1,015     2,700             1,998       71         2,404
SHAREHOLDERS' EQUITY............................      783         289     1,072    0.74       793      254           974
                                                  ------       ------    ------            ------     ----        ------
                                                  $2,468      $ 1,304    $3,772            $2,791     $325       $ 3,378
                                                  ======       ======    ======            ======     ====        ======

                                                             (IN THOUSANDS)
                                                  ------------------------------------
                                                  SOUTHBANK
                                                  COURIER,    ADJUST-            COM-
                                                    INC.       MENTS    NOTES   BINED
                                                  ---------   -------   -----   ------
ASSETS
CURRENT
  Cash and cash equivalents.....................    $  61     $   (38)  3(b)    $   87
  Accounts receivable -- net....................      338        (237)  3(a)     2,629
  Other current assets..........................       25        (137)  3(a)       417
                                                     ----     -------           ------
                                                      424        (412)           3,133
PROPERTY AND EQUIPMENT -- net...................       23      (1,339)  3(a)     1,463
INTANGIBLES -- net..............................       --          --              307
OTHER ASSETS -- net.............................       --        (152)  3(a)       135
                                                     ----     -------           ------
                                                    $ 447     $(1,903)          $5,038
                                                     ====     =======           ======
LIABILITIES
CURRENT LIABILITIES.............................    $  26     $  (872)  3(a)    $1,946
LONG-TERM DEBT AND OTHER........................       --      (1,486)  3(a)       195
                                                     ----     -------           ------
                                                       26      (2,358)           2,141
SHAREHOLDERS' EQUITY............................      421         455   3(a)     2,897
                                                     ----     -------           ------
                                                    $ 447     $(1,903)          $5,038
                                                     ====     =======           ======

     See accompanying notes to the pro forma combined financial statements

                               ACQUIRED COMPANIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     TWELVE          ADD           LESS
                                     MONTHS      THREE MONTHS   SIX MONTHS                        NINE MONTHS
                                     ENDED          ENDED         ENDED                              ENDED
                                  DECEMBER 31,    MARCH 31,      JUNE 30,                          MARCH 31,
                                      1995           1996          1995      ADJUSTMENTS   NOTE      1996
                                  ------------   ------------   ----------   -----------   ----   -----------
SALES............................    $20,836        $5,260        $10,809       $  --               $15,287
COST OF SALES....................     13,199         3,363          7,008          --                 9,554
                                     -------        ------        -------       -----               -------
GROSS PROFIT.....................      7,637         1,897          3,801          --                 5,733
SELLING, GENERAL AND
  ADMINISTRATIVE
  EXPENSES.......................      7,042         1,602          3,389        (752)     4(b)       4,503
DEPRECIATION AND AMORTIZATION....        368            87            185         (46)     4(a)         224
                                     -------        ------        -------       -----               -------
OPERATING INCOME.................        227           208            227         798                 1,006
INTEREST EXPENSE.................        262            76            131        (131)     4(a)          76
OTHER INCOME.....................        160            47             84          --                   123
                                     -------        ------        -------       -----               -------
INCOME BEFORE TAXES..............        125           179            180         929                 1,053
INCOME TAXES.....................         45            29             29          --                    45
                                     -------        ------        -------       -----               -------
NET INCOME.......................    $    80        $  150        $   151       $ 929               $ 1,008
                                     =======        ======        =======       =====               =======

     See accompanying notes to the pro forma combined financial statements

                               ACQUIRED COMPANIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1995
                                  (UNAUDITED)

                                                                        YEAR ENDED DECEMBER 31, 1994
                                             ----------------------------------------------------------------------------------
                                                (IN THOUSANDS OF CANADIAN
                                                         DOLLARS)                                   (IN THOUSANDS)
                                             --------------------------------          ----------------------------------------
                                                           ACTION
                                                          DELIVERY                                          SEKO
                                                             AND                                         ENTERPRISES
                                              K.H.B. &    MESSENGER             EX-                          AND      SOUTHBANK
                                             ASSOCIATES    SERVICE     COM-    CHANGE   COM-    SEIDEL     RELATED    COURIER,
                                                LTD.       LIMITED     BINED    RATE   BINED   DELIVERY   COMPANIES     INC.
                                             ----------   ---------   -------  ------  ------  --------  -----------  ---------
SALES........................................   $8,502     $ 3,100    $11,602   0.73   $8,469   $1,929     $ 9,053     $ 1,597
COST OF SALES................................    6,394       2,728      9,122   0.73    6,659    1,184       4,838         739
                                               ------       ------    -------          ------   ------      ------      ------
GROSS PROFIT.................................    2,108         372      2,480           1,810      745       4,215         858
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES....................................    1,761         244      2,005   0.73    1,464      701       3,825         759
DEPRECIATION AND AMORTIZATION................      121          55        176   0.73      128       20         196           8
                                               ------       ------    -------          ------   ------      ------      ------
OPERATING INCOME.............................      226          73        299             218       24         194          91
INTEREST EXPENSE.............................       55         109        164   0.73      120       --         129          13
OTHER INCOME.................................       37          20         57   0.73       42        3         113          --
                                               ------       ------    -------          ------   ------      ------      ------
INCOME BEFORE TAXES..........................      208         (16)       192             140       27         178          78
INCOME TAXES.................................       67          (3)        64   0.73       47        2           3          14
                                               ------       ------    -------          ------   ------      ------      ------
NET INCOME...................................   $  141     $   (13)   $   128          $   93   $   25     $   175     $    64
                                               ======       ======    =======          ======   ======      ======      ======

                                                             YEAR ENDED DECEMBER 31, 1994
                                               --------------------------------------------------------
                                                                   (IN THOUSANDS)
                                               --------------------------------------------------------
                                                          ADD
                                                          SIX        LESS
                                                         MONTHS   SIX MONTHS                     YEAR
                                                         ENDED      ENDED                       ENDED
                                                COM-    JUNE 30,   JUNE 30,   ADJUST-          JUNE 30,
                                                BINED     1995       1994      MENTS   NOTE      1995
                                               -------  --------  ----------  -------  -----   --------
SALES........................................  $21,048  $ 10,809   $ 10,138   $    --          $ 21,719
COST OF SALES................................   13,420     7,008      6,609        --            13,819
                                               -------   -------    -------   -------           -------
GROSS PROFIT.................................    7,628     3,801      3,529        --             7,900
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES....................................    6,749     3,389      3,161    (1,071)  4(b)      5,906
DEPRECIATION AND AMORTIZATION................      352       185        199       (61)  4(a)        277
                                               -------   -------    -------   -------           -------
OPERATING INCOME.............................      527       227        169     1,132             1,717
INTEREST EXPENSE.............................      262       131        114      (159)  4(a)        120
OTHER INCOME.................................      158        84         80        --               162
                                               -------   -------    -------   -------           -------
INCOME BEFORE TAXES..........................      423       180        135     1,291             1,759
INCOME TAXES.................................       66        29         17        --                78
                                               -------   -------    -------   -------           -------
NET INCOME...................................  $   357  $    151   $    118   $ 1,291          $  1,681
                                               =======   =======    =======   =======           =======

     See accompanying notes to the pro forma combined financial statements

                               ACQUIRED COMPANIES

             SCHEDULE TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                        (IN THOUSANDS OF CANADIAN DOLLARS)
                                                        -----------------------------------                (IN THOUSANDS)
                                                                       ACTION                            -------------------
                                                                      DELIVERY
                                                         K.H.B. &        AND
                                                        ASSOCIATES    MESSENGER               EXCHANGE               SEIDEL
                                                           LTD.        SERVICE     COMBINED     RATE     COMBINED   DELIVERY
                                                        ----------    ---------    --------   --------   --------   --------
SALES...................................................   $8,615       $3,118     $11,733      0.73      $8,565     $1,776
COST OF SALES...........................................    6,504        2,681       9,185      0.73       6,705      1,116
                                                           ------       ------     -------                ------     ------
GROSS PROFIT............................................    2,111          437       2,548                 1,860        660
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...............................................    1,819          272       2,091      0.73       1,526        628
DEPRECIATION AND AMORTIZATION...........................      146           63         209      0.73         153         19
                                                           ------       ------     -------                ------     ------
OPERATING INCOME........................................      146          102         248                   181         13
INTEREST EXPENSE........................................       80          102         182      0.73         133         --
OTHER INCOME............................................       37            9          46      0.73          34         21
                                                           ------       ------     -------                ------     ------
INCOME BEFORE TAXES.....................................      103            9         112                    82         34
INCOME TAXES............................................       20            2          22      0.73          16          7
                                                           ------       ------     -------                ------     ------
NET INCOME..............................................   $   83       $    7     $    90                $   66     $   27
                                                           ======       ======     =======                ======     ======

                                                                      (IN THOUSANDS)
                                                          ---------------------------------------
                                                              SEKO
                                                          ENTERPRISES
                                                          AND RELATED      SOUTHBANK
                                                           COMPANIES     COURIER, INC.   COMBINED
                                                          ------------   -------------   --------
SALES...................................................     $8,489          $2,006      $20,836
COST OF SALES...........................................      4,421             957       13,199
                                                             ------          ------      -------
GROSS PROFIT............................................      4,068           1,049        7,637
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...............................................      3,886           1,002        7,042
DEPRECIATION AND AMORTIZATION...........................        174              22          368
                                                             ------          ------      -------
OPERATING INCOME........................................          8              25          227
INTEREST EXPENSE........................................        129              --          262
OTHER INCOME............................................        105              --          160
                                                             ------          ------      -------
INCOME BEFORE TAXES.....................................        (16)             25          125
INCOME TAXES............................................         11              11           45
                                                             ------          ------      -------
NET INCOME..............................................     $  (27)         $   14      $    80
                                                             ======          ======      =======

     See accompanying notes to the pro forma combined financial statements

                               ACQUIRED COMPANIES

             SCHEDULE TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                    (IN THOUSANDS OF CANADIAN DOLLARS)                                      (IN THOUSANDS)
                   ------------------------------------              ------------------------------------------------------------
                                   ACTION                                                     SEKO
                    K.H.B. &    DELIVERY AND                                               ENTERPRISES
                   ASSOCIATES    MESSENGER                EXCHANGE               SEIDEL    AND RELATED     SOUTHBANK
                      LTD.        SERVICE      COMBINED     RATE     COMBINED   DELIVERY    COMPANIES    COURIER, INC.   COMBINED
                   ----------   ------------   --------   --------   --------   --------   -----------   -------------   --------
SALES.............   $2,202         $818        $3,020      0.73      $2,205      $417        $2,062          $576        $5,260
COST OF SALES.....    1,661          709         2,370      0.73       1,730       263         1,111           259         3,363
                     ------         ----        ------                ------      ----        ------          ----        ------
GROSS PROFIT......      541          109           650                   475       154           951           317         1,897
SELLING, GENERAL
  AND
  ADMINISTRATIVE
  EXPENSES........      391           35           426      0.73         311       137           941           213         1,602
DEPRECIATION AND
  AMORTIZATION....       40           19            59      0.73          43         5            38             1            87
                     ------         ----        ------                ------      ----        ------          ----        ------
OPERATING INCOME
  (LOSS)..........      110           55           165                   121        12           (28)          103           208
INTEREST
  EXPENSE.........       20           32            52      0.73          38        --            38            --            76
OTHER INCOME......        8            2            10      0.73           7         7            33            --            47
                     ------         ----        ------                ------      ----        ------          ----        ------
INCOME (LOSS)
  BEFORE TAXES....       98           25           123                    90        19           (33)          103           179
INCOME TAXES......       29           --            29      0.73          21         2            --             6            29
                     ------         ----        ------                ------      ----        ------          ----        ------
NET INCOME........   $   69         $ 25        $   94                $   69      $ 17        $  (33)         $ 97        $  150
                     ======         ====        ======                ======      ====        ======          ====        ======

     See accompanying notes to the pro forma combined financial statements

                               ACQUIRED COMPANIES

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying pro forma combined financial statement present the combined financial position of the Acquired Companies as of March 31, 1996 and the combined results of operations of the Acquired companies for the nine months ended March 31, 1996 and for the twelve months ended June 30, 1995. The combined financial statements have been adjusted, on a pro forma basis, to remove the effect of certain assets and liabilities which will not be included in the assets and liabilities of the Acquired Companies upon their acquisition by the Company. In addition, the combined results of operations have been adjusted on a pro forma basis to reflect the effect of changes to certain components of costs and expenses. These items include adjustments to compensation to owners and managers of the Acquired Companies to reflect agreed upon compensation levels subsequent to the acquisition by the Company, adjustments to rental expense to reflect agreed upon modifications to lease agreements to be effective subsequent to the acquisition by the Company and adjustments to certain other costs and expenses which are not ongoing costs of the businesses acquired and would not have been incurred had the Acquisition by the Company occurred at the beginning of the period presented.

2. CURRENCY CONVERSION

     The financial statements of those Acquired Companies, for whom the Canadian dollar is the functional currency, have been translated into U.S. dollars at the conversion rate then in effect in the case of the balance sheets and at the average conversion rate for the period in the case of the statements of operations.

3. PRO FORMA ADJUSTMENTS TO COMBINED BALANCE SHEET

     (a) Eliminates certain assets and related debt which will not be assets and liabilities of the Acquired Companies upon the acquisition by the Company.

     (b) Adjusts working capital to reflect pro forma adjustment to aggregate purchase price arising from working capital and funded debt provisions of purchase agreements.

4. PRO FORMA ADJUSTMENT TO COMBINED STATEMENT OF OPERATIONS

     (a) Eliminates interest expense and depreciation related to assets and liabilities eliminated from combined balance sheet.

     (b) Adjusts costs and expenses for items which are not ongoing costs of the business and which would not have been incurred had the Acquired Companies been owned by the Company as of the beginning of the period presented:

                                                    NINE MONTHS ENDED     TWELVE MONTHS ENDED
                                                     MARCH 31, 1996          JUNE 30, 1995
                                                    -----------------     -------------------
                                                                 (IN THOUSANDS)
        Compensation expense......................        $ 670                 $   931
        Facilities rent...........................          (27)                    (41)
        Other.....................................          109                     181
                                                         ------                 -------
                                                          $ 752                 $ 1,071
                                                    ==============        ===============

     The above costs represent the difference between historical compensation expense paid to the owners of the Acquired Companies and the compensation to be paid under contractual arrangements which become effective upon the Closing, adjustments to facilities rent pursuant to revised lease agreements which become effective upon the Closing and the elimination of other benefits and perquisites historically received by the owners of the Acquired Companies and which by contractual arrangement will not be available subsequent to the Closing.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of
K.H.B. & Associates Ltd.

     We have audited the consolidated balance sheets of K. H. B. & Associates Ltd. as at December 31, 1994 and 1995 and the consolidated statements of operations and retained earnings and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1994 and 1995 and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in Canada.

DELOITTE & TOUCHE

Winnipeg, Manitoba
March 8, 1996

                            K.H.B. & ASSOCIATES LTD.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                   DECEMBER 31
                                                                -----------------      MARCH 31
                                                                 1994       1995         1996
                                                                ------     ------     -----------
                                                                                      (UNAUDITED)
ASSETS
CURRENT
  Accounts receivable (Note 2)................................  $1,313     $1,343       $ 1,398
  Prepaid and other current assets (Note 3)...................     127        147           156
  Current portion of employee housing loan....................       8          8             8
                                                                ------     ------       -------
                                                                 1,448      1,498         1,562
PROPERTY AND EQUIPMENT -- net (Note 4)........................     550        570           543
OTHER ASSETS -- net (Note 5)..................................     441        361           363
                                                                ------     ------       -------
                                                                $2,439     $2,429       $ 2,468
                                                                ======     ======       =======
                                           LIABILITIES
CURRENT
  Bank indebtedness...........................................  $  727     $  934       $   772
  Commissions payable.........................................     124        114           278
  Accounts payable............................................     402        284           214
  Accrued liabilities.........................................     105         90           136
  Income taxes payable........................................      59         16            31
  Current portion of long-term debt (Note 6)..................      63         68            63
                                                                ------     ------       -------
                                                                 1,480      1,506         1,494
LONG-TERM DEBT (Note 6).......................................      59         85            67
                                                                ------     ------       -------
                                                                 1,539      1,591         1,561
                                                                ------     ------       -------
NON-CONTROLLING INTEREST (Note 7).............................     124        124           124
                                                                ------     ------       -------
COMMITMENTS AND CONTINGENT LIABILITY (Note 8)
                                      SHAREHOLDER'S EQUITY
  Share capital
     Authorized
       Unlimited number of
          1% to 12% non-cumulative, voting Class A preference
            shares redeemable at $1 per share
          1% to 6% non-cumulative, non-voting Class B
            preference shares redeemable at $1.00 per share
          Common shares
     Issued
       815,750 Class B preference shares......................      --         --            --
       484,250 Class A preference shares......................      --         --            --
     1,000,000 common shares..................................      --         --            --
  Retained earnings...........................................     776        714           783
                                                                ------     ------       -------
                                                                   776        714           783
                                                                ------     ------       -------
                                                                $2,439     $2,429       $ 2,468
                                                                ======     ======       =======

        See accompanying notes to the consolidated financial statements

                            K.H.B. & ASSOCIATES LTD.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                   THREE MONTHS
                                                                YEAR ENDED            ENDED
                                                               DECEMBER 31           MARCH 31
                                                             ----------------    ----------------
                                                              1994      1995      1995      1996
                                                             ------    ------    ------    ------
                                                                                   (UNAUDITED)
REVENUE....................................................  $8,502    $8,615    $2,182    $2,202
COST OF SALES..............................................   6,394     6,504     1,648     1,661
                                                             ------    ------    ------    ------
GROSS PROFIT...............................................   2,108     2,111       534       541
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................................   1,761     1,819       366       391
DEPRECIATION AND AMORTIZATION..............................     121       146        36        40
                                                             ------    ------    ------    ------
OPERATING INCOME...........................................     226       146       132       110
INTEREST EXPENSE...........................................      55        80        23        20
OTHER INCOME...............................................     (37)      (37)      (12)       (8)
                                                             ------    ------    ------    ------
INCOME BEFORE INCOME TAXES.................................     208       103       121        98
INCOME TAXES...............................................      67        20        41        29
                                                             ------    ------    ------    ------
NET INCOME.................................................     141        83        80        69
RETAINED EARNINGS, BEGINNING OF PERIOD.....................     635       776       776       714
                                                             ------    ------    ------    ------
                                                                776       859       856       783
DIVIDENDS PAID.............................................      --       145        --        --
                                                             ------    ------    ------    ------
RETAINED EARNINGS, END OF PERIOD...........................  $  776    $  714    $  856    $  783
                                                             ======    ======    ======    ======

        See accompanying notes to the consolidated financial statements

                            K.H.B. & ASSOCIATES LTD.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                 YEAR ENDED       THREE MONTHS
                                                                DECEMBER 31      ENDED MARCH 31
                                                               --------------    --------------
                                                               1994     1995     1995     1996
                                                               -----    -----    -----    -----
                                                                                  (UNAUDITED)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING
  ACTIVITIES
OPERATING
  Net income for the period..................................  $ 141    $  83    $  80    $  69
  Items not affecting cash
     Depreciation and amortization...........................    121      146       36       40
     Deferred income taxes...................................      2        1       --       --
     Loss on disposal of fixed assets........................     30        3       --       --
                                                               -----    -----    -----    -----
                                                                 294      233      116      109
  Changes in non-cash working capital balances
     Accounts receivable.....................................   (337)     (30)     140      (54)
     Prepaid expenses and supplies...........................     46      (20)      15       (9)
     Accounts payable and accrued liabilities................    238     (143)    (229)     140
     Income taxes payable....................................     23      (43)      26       15
     Dividends paid..........................................     --     (145)      --       --
                                                               -----    -----    -----    -----
                                                                 264     (148)      68      201
                                                               -----    -----    -----    -----
FINANCING
  Net (decrease) increase in long-term debt..................    (56)      32      (17)     (23)
                                                               -----    -----    -----    -----
INVESTING
  Property and equipment.....................................   (103)    (164)     (36)     (10)
  Proceeds on disposal of property and equipment.............     --        6       --       --
  Other assets...............................................   (251)      67       (5)      (6)
                                                               -----    -----    -----    -----
                                                                (354)     (91)     (41)     (16)
                                                               -----    -----    -----    -----
NET CASH INFLOW (OUTFLOW)....................................   (146)    (207)      10      162
BANK INDEBTEDNESS, BEGINNING OF PERIOD.......................   (581)    (727)    (727)    (934)
                                                               -----    -----    -----    -----
BANK INDEBTEDNESS, END OF PERIOD.............................  $(727)   $(934)   $(717)   $(772)
                                                               =====    =====    =====    =====

        See accompanying notes to the consolidated financial statements

                            K.H.B. & ASSOCIATES LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

1. ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and conform in all material respects with those of the United States. The Company's significant accounting policies are as follows:

  Basis of presentation

     These consolidated financial statements include the accounts of the Company and its subsidiary Zipper Transportation Services Ltd./Services de Transport Zipper Ltee.

  Inventory

     Supplies and uniforms on hand are recorded at the lower cost and net realizable value.

  Property and equipment

     Fixed assets are recorded at cost and depreciation is provided at the following rates:

        Vehicles........................................  30% diminishing-balance basis
        Furniture, fixtures and equipment...............  20% diminishing-balance basis
        Radio equipment.................................  10% straight-line basis
        Computer and telephone equipment................  20% straight-line basis
        Leasehold improvements..........................  Over the term of the lease;
                                                          minimum 5 years

  Capital leases

     Lease agreements which transfer the risks and rewards of ownership of the leased assets are accounted for as capital leases, whereby the fair market value of the leased asset is capitalized and amortized over its useful life to the company. A corresponding obligation under capital lease is recorded and reduced by the lease payments, based on the interest rate implicit in the lease.

  Goodwill

     Goodwill consists of the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over twenty years. Annually, the Company evaluates the net carrying value of goodwill to determine if there has been any impairment in value. This determination is made by reviewing projections of future cash flow to be generated by the acquired business.

  Deferred income taxes

     Deferred income taxes arise primarily as a result of the excess of depreciation recorded for book purposes in excess of capital cost allowance claimed for tax purposes.

                            K.H.B. & ASSOCIATES LTD.

                       (IN THOUSANDS OF CANADIAN DOLLARS)

2. ACCOUNTS RECEIVABLE

                                                                DECEMBER 31
                                                              ----------------     MARCH 31
                                                               1994      1995        1996
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
    Trade...................................................  $1,069    $  986       $  971
    Drivers and sundry......................................      21        33           20
    Staff advances..........................................       2         3            1
    Due from Alcrest Holdings Ltd. .........................      55        66           66
    Due from shareholder....................................     166       255          340
                                                              ------    ------       ------
                                                              $1,313    $1,343       $1,398
                                                              ======    ======       ======

     The amounts due from Alcrest Holdings Ltd., a related party, and from shareholder are non-interest bearing with no fixed terms of repayment.

3. PREPAID EXPENSES AND SUPPLIES

                                                                DECEMBER 31
                                                              ----------------     MARCH 31
                                                               1994      1995        1996
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
    Supplies................................................  $  107    $  107       $  101
    Uniforms................................................      11        13           13
    Other...................................................       9        27           42
                                                              ------    ------       ------
                                                              $  127    $  147       $  156
                                                              ======    ======       ======

4. PROPERTY AND EQUIPMENT

                                                                DECEMBER 31
                                                              ----------------     MARCH 31
                                                               1994      1995        1996
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
    Vehicles................................................  $  114    $   96       $   96
    Radio equipment.........................................     277       277          277
    Furniture, fixtures and equipment.......................     326       367          364
    Computer equipment......................................     220       249          249
    Leasehold improvements..................................     142       199          212
    Radio equipment under capital lease.....................     227       227          227
                                                              ------    ------       ------
                                                               1,306     1,415        1,425
    Less: Accumulated depreciation..........................     756       845          882
                                                              ------    ------       ------
                                                              $  550    $  570       $  543
                                                              ======    ======       ======

                            K.H.B. & ASSOCIATES LTD.

                       (IN THOUSANDS OF CANADIAN DOLLARS)

5. OTHER ASSETS

                                                                DECEMBER 31
                                                              ----------------     MARCH 31
                                                               1994      1995        1996
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
    Employee housing loan...................................  $  251    $  192       $  192
    Security deposits.......................................      32        23           28
    Deferred income taxes...................................      17        16           16
    Goodwill (net of amortization of $82 in 1994; $93 in
      1995; $96 in 1996)....................................     149       138          135
                                                              ------    ------       ------
                                                                 449       369          371
    Less: Current portion of employee housing loan..........       8         8            8
                                                              ------    ------       ------
                                                              $  441    $  361       $  363
                                                              ======    ======       ======

     The employee housing loan is non-interest bearing and is secured by a second mortgage on the employees residence. The loan is repayable in annual installments of $8.

6. LONG-TERM DEBT

                                                                DECEMBER 31
                                                              ----------------     MARCH 31
                                                               1994      1995        1996
                                                              ------    ------    -----------
                                                                                  (UNAUDITED)
    Bank loan, repayable in monthly principal installments
      of $1 plus interest at the bank's prime rate plus
      1.25%.................................................  $   35    $   --       $   --
    Bank loan, repayable in monthly principal installments
      of $3 plus interest at the bank's prime rate plus
      1.50%.................................................      --        90           82
    Bank loan, repayable in blended, monthly installments of
      $1, bearing interest at 9.90%.........................      --        29           26
    Obligation under capital lease..........................      87        34           22
                                                              ------    ------       ------
                                                                 122       153          130
    Current portion.........................................      63        68           63
                                                              ------    ------       ------
                                                              $   59    $   85       $   67
                                                              ======    ======       ======

     a) The bank loans and bank indebtedness are secured by the following:

        - registered general assignment of book debts and covering all assets;

        - assignment of insurance proceeds on all assets;

        - keyman life insurance in the amount of $400;

        - unlimited guarantee of the shareholder and an associated company;

        - assignment of the second mortgage on the home of the shareholder.

     (b) Expected principal repayments over the next 5 years are as follows:

                1996...................................................  $63
                1997...................................................   40
                1998...................................................   41
                1999...................................................    4

                            K.H.B. & ASSOCIATES LTD.

                       (IN THOUSANDS OF CANADIAN DOLLARS)

     (c) Interest expense on long-term debt during the year ended December 31, 1994 and 1995 and during the three months ended March 31, 1995 and 1996 amounted to $18, $14, $4 (unaudited) and $4 (unaudited), respectively.

     (d) The obligation under capital lease is comprised of the following:

                                                              DECEMBER 31
                                                             -------------      MARCH 31
                                                             1994     1995        1996
                                                             ----     ----     -----------
                                                                               (UNAUDITED)
        Minimum lease payments in:
          1995.............................................  $61      $--          $--
          1996.............................................   36       36           23
                                                             ---      ---          ---
                                                              97       36           23
        Less amounts representing interest.................  (10)      (2)          (1)
                                                             ---      ---          ---
                                                             $87      $34          $22
                                                             ===      ===          ===

7. NON-CONTROLLING INTEREST

     The non-controlling interest is comprised of 119,000 Class C preference shares issued by the Company's subsidiary. These shares which carry non-cumulative dividend entitlements of 1% to 12%, may be redeemed for $124 at the option of the subsidiary or the holder. The holder is related to the shareholder of the Company.

8. COMMITMENTS AND CONTINGENT LIABILITY

     (a) The Company has entered into various lease agreements for premises, vehicles and equipment with expiry dates to 1998. Minimum annual rents, net of anticipated recovery of rental charges for leased vehicles and premises, for each of the next three years is as follows:

                1996...................................................  $62
                1997...................................................   21
                1998...................................................   12

     (b) The Company has provided guarantees and postponements of claim of the debts of an affiliated corporation, Alcrest Holdings Ltd. As at March 31, 1996, these debts amounted to $766 (unaudited).

9. RELATED PARTY TRANSACTIONS

     The financial statements include rent paid to Alcrest Holdings Ltd., a company affiliated by common control, in the amount of $204, $204, $51 (unaudited) and $51 (unaudited) for the year ended December 31, 1994 and 1994 and the three months ended March 31, 1995 and 1996, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Action Delivery and Messenger Service Limited

     We have audited the consolidated balance sheets of Action Delivery and Messenger Service Limited as at December 31, 1994 and 1995 and the consolidated statements of operations and retained earnings and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1994 and 1995, and the results of its operations and the changes in its financial position for the years then ended, in accordance with accounting principles generally accepted in Canada.

DELOITTE & TOUCHE

Halifax, Nova Scotia
March 29, 1996

                 ACTION DELIVERY AND MESSENGER SERVICE LIMITED

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                    DECEMBER 31
                                                                  ----------------     MARCH 31
                                                                   1994      1995        1996
                                                                  ------    ------    -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT
  Accounts receivable (net of allowance for doubtful accounts of
     $12, $15 and nil (unaudited) at December 31, 1994 and 1995
     and March 31, 1996, respectively)..........................  $  437    $  425      $   427
  Due from parent company.......................................      31        94          109
  Income taxes recoverable......................................       3        --           --
  Inventories...................................................      18        15           15
  Prepaid expenses..............................................      12         8           12
  Current portion of term loans receivable (Note 4).............      20        14           10
                                                                  ------    ------      -------
                                                                     521       556          573
PROPERTY AND EQUIPMENT -- net (Note 3)..........................     784       725          731
TERM LOANS RECEIVABLE (Note 4)..................................      15        --           --
                                                                  ------    ------      -------
                                                                  $1,320    $1,281      $ 1,304
                                                                  ======    ======      =======
                                           LIABILITIES
CURRENT
  Bank indebtedness (Note 5)....................................  $  330    $  313      $   323
  Accounts payable..............................................      62        73           46
  Accrued liabilities...........................................      19        --           12
  Accrued driver wages..........................................      64        75           88
  Income tax payable............................................      --         2            2
  Current portion of long-term debt.............................      43        44           44
                                                                  ------    ------      -------
                                                                     518       507          515
DEFERRED INCOME TAXES...........................................       3         3            3
LONG-TERM DEBT (Note 6).........................................     542       507          497
                                                                  ------    ------      -------
                                                                   1,063     1,017        1,015
                                                                  ------    ------      -------
COMMITMENTS AND CONTINGENT LIABILITY (Notes 8 and 9)
                                      SHAREHOLDERS' EQUITY
Share capital
  Authorized
     1,000 4% non-cumulative, non-voting, redeemable,
           retractible preference shares with a redemption value
           of $1 each
     4,000 common shares
  Issued
       500 preferred shares.....................................       1         1            1
       100 common shares........................................      --        --           --
                                                                  ------    ------      -------
                                                                       1         1            1
Retained earnings...............................................     256       263          288
                                                                  ------    ------      -------
                                                                     257       264          289
                                                                  ------    ------      -------
                                                                  $1,320    $1,281      $ 1,304
                                                                  ======    ======      =======

        See accompanying notes to the consolidated financial statements

                 ACTION DELIVERY AND MESSENGER SERVICE LIMITED

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                    THREE MONTHS
                                                                   YEAR ENDED           ENDED
                                                                  DECEMBER 31         MARCH  31
                                                                ----------------    ------------
                                                                 1994      1995     1995    1996
                                                                ------    ------    ----    ----
                                                                                    (UNAUDITED)
SALES.........................................................  $3,100    $3,118    $777    $818
COST OF SALES.................................................   2,728     2,681     648     709
                                                                ------    ------    ----    ----
GROSS PROFIT..................................................     372       437     129     109
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..................     244       272      56      35
                                                                ------    ------    ----    ----
                                                                   128       165      73      74
DEPRECIATION..................................................      55        63      15      19
                                                                ------    ------    ----    ----
OPERATING INCOME..............................................      73       102      58      55
OTHER (INCOME) EXPENSES
  Interest....................................................     109       102      32      32
  Other.......................................................     (20)       (9)     (3)     (2)
                                                                ------    ------    ----    ----
INCOME (LOSS) BEFORE INCOME TAXES.............................     (16)        9      29      25
INCOME TAXES (RECOVERY OF) PROVISION FOR......................      (3)        2      --      --
                                                                ------    ------    ----    ----
NET INCOME (LOSS).............................................     (13)        7      29      25
RETAINED EARNINGS, BEGINNING OF PERIOD........................     307       256     256     263
                                                                ------    ------    ----    ----
                                                                   294       263     285     288
DIVIDENDS.....................................................      38        --      --      --
                                                                ------    ------    ----    ----
RETAINED EARNINGS, END OF PERIOD..............................  $  256    $  263    $285    $288
                                                                ======    ======    ====    ====

        See accompanying notes to the consolidated financial statements

                 ACTION DELIVERY AND MESSENGER SERVICE LIMITED

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                 YEAR ENDED       THREE MONTHS
                                                                DECEMBER 31      ENDED MARCH 31
                                                               --------------    --------------
                                                               1994     1995     1995     1996
                                                               -----    -----    -----    -----
                                                                                  (UNAUDITED)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING
  ACTIVITIES
OPERATING
  Net income (loss)..........................................  $ (13)   $   7    $  29    $  25
  Items not affecting cash
     Depreciation............................................     55       63       15       19
     Loss on disposal of property and equipment..............     --       (3)      (2)      --
                                                               -----    -----    -----    -----
                                                                  42       67       42       44
  Changes in non-cash operating working capital items........    (19)     (35)       2      (22)
                                                               -----    -----    -----    -----
                                                                  23       32       44       22
                                                               -----    -----    -----    -----
FINANCING
  Issue of share capital.....................................      1       --       --       --
  Reduction in term loans receivable.........................      4       20        4        3
  Issue of long-term debt....................................     93       14       --       --
  Repayment of long-term debt................................    (56)     (48)      (3)     (10)
  Dividends paid.............................................    (38)      --       --       --
                                                               -----    -----    -----    -----
                                                                   4      (14)       1       (7)
                                                               -----    -----    -----    -----
INVESTING
  Acquisition of property and equipment......................   (132)      (9)      (7)     (25)
  Proceeds on disposal of property and equipment.............     13        8        2       --
                                                               -----    -----    -----    -----
                                                                (119)      (1)      (5)     (25)
                                                               -----    -----    -----    -----
NET CASH INFLOW (OUTFLOW)....................................    (92)      17       40      (10)
BANK INDEBTEDNESS, BEGINNING OF PERIOD.......................   (238)    (330)    (330)    (313)
                                                               -----    -----    -----    -----
BANK INDEBTEDNESS, END OF PERIOD.............................  $(330)   $(313)   $(290)   $(323)
                                                               =====    =====    =====    =====

        See accompanying notes to the consolidated financial statements

                 ACTION DELIVERY AND MESSENGER SERVICE LIMITED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS OF CANADIAN DOLLARS)

1. DESCRIPTION OF BUSINESS

     Action Delivery and Messenger Service Limited is incorporated under the laws of the Province of Nova Scotia, and is primarily involved in the provision of same-day delivery service in the metropolitan Halifax area.

2. ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and conform in all material respects, with those of the United States, and include the following significant accounting policies:

  Consolidation

     The financial statements include the accounts of Action Delivery and Messenger Service Limited and its wholly owned subsidiaries, Atlantic Medical Transportation Services Limited and Atlantic Bonded Courier Services Limited.

  Inventories

     Inventory is valued at lower of cost and replacement cost.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the declining-balance method at the following annual rates:

                Building..............................................   4%
                Furniture and equipment...............................  20%
                Radios................................................  20%
                Computer equipment....................................  30%
                Vehicles..............................................  30%

3. PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                            -----------------      MARCH 31,
                                                             1994       1995         1996
                                                            ------     ------     -----------
                                                                                  (UNAUDITED)
    Land and land improvements............................  $  111     $  111        $  111
    Building..............................................     618        618           629
    Furniture and equipment...............................      83         84            85
    Radios................................................     122        122           122
    Computer equipment....................................     106        114           117
    Vehicles..............................................      94         30            40
                                                            ------     ------        ------
                                                             1,134      1,079         1,104
    Less: Accumulated depreciation........................     350        354           373
                                                            ------     ------        ------
                                                            $  784     $  725        $  731
                                                            ======     ======        ======

                 ACTION DELIVERY AND MESSENGER SERVICE LIMITED

                       (IN THOUSANDS OF CANADIAN DOLLARS)

4. TERM LOANS RECEIVABLE

                                                                   DECEMBER 31
                                                                   ------------     MARCH 31
                                                                   1994    1995       1996
                                                                   ----    ----    -----------
                                                                                   (UNAUDITED)
    11.50% term loan receivable, repayable in monthly
      installments of $0.5, principal and interest, until
      November, 1996.............................................  $ 9     $ 4         $ 3
    11.50% term loan receivable, repayable in monthly
      installments of $0.4, principal and interest, until July,
      1997.......................................................   10       5           4
    11.50% term loan receivable, repayable in monthly
      installments of $0.5, principal and interest, until
      October, 1996..............................................   10       5           4
    11.50% term loan receivable, repayable in monthly
      installments of $0.5, principal and interest, until
      October, 1995..............................................    6      --          --
                                                                   ---     ---         ---
                                                                    35      14          11
    Less: Current portion........................................   20      14          10
                                                                   ---     ---         ---
                                                                   $15     $--         $ 1
                                                                   ===     ===         ===

5. BANK INDEBTEDNESS

     The company's bank indebtedness is secured by a pledge of its accounts receivable and debentures in the amount of $750 providing first fixed and floating charges on all of the companys assets. Bank indebtedness includes the following amounts:

                                                                 DECEMBER 31
                                                                 ------------     MARCH 31,
                                                                 1994    1995       1996
                                                                 ----    ----    -----------
                                                                                 (UNAUDITED)
    Demand loan, bearing interest at prime plus 1.5%...........  $300    $235        $242
    Demand loan, bearing interest at prime plus 2%.............    --      70          70
    Cheques issued in excess of funds on deposit...............    30       8          11
                                                                 ----    ----        ----
                                                                 $330    $313        $323
                                                                 ====    ====        ====

6. LONG-TERM DEBT

                                                                 DECEMBER 31,
                                                                 ------------     MARCH 31,
                                                                 1994    1995       1996
                                                                 ----    ----    -----------
                                                                                 (UNAUDITED)
    8.5% mortgage, payable in monthly installments of $5
      including principal and interest. The mortgage is secured
      by land and building having a carrying value of $596.....  $474    $466       $ 463
    Term bank loan, bearing interest at prime plus 1.75%,
      payable in monthly installments of $2 including principal
      and interest, maturing September, 1999, secured by
      specific equipment.......................................    69      67          65
    Term bank loan, bearing interest at prime plus 2%, payable in monthly installments of $0.4 including principal and
      interest, maturing June, 1997, secured by a specific
      vehicle..................................................    10       6           5

                 ACTION DELIVERY AND MESSENGER SERVICE LIMITED

                       (IN THOUSANDS OF CANADIAN DOLLARS)

                                                                 DECEMBER 31,     MARCH 31,
                                                                 1994    1995       1996
                                                                 ----    ----       ----
                                                                                 (UNAUDITED)
    Term bank loan, bearing interest at prime plus 2%, payable in monthly installments of $0.4 including principal and
      interest, maturing December, 1996, secured by a specific
      vehicle..................................................    10       5           4
    Term bank loan, bearing interest at prime plus 2%, payable in monthly installments of $0.4 including principal and
      interest, maturing August, 1996, secured by a specific
      vehicle..................................................     8       4           2
    Term bank loan, bearing interest at prime plus 2%, payable in monthly installments of $0.4 including principal and
      interest, maturing October, 1996, secured by a specific
      vehicle..................................................     7       3           2
    Term bank loan, bearing interest at prime plus 2%, payable in monthly installments of $3 including principal and
      interest, matured February, 1995, secured by a specific
      vehicle..................................................     7      --          --
                                                                 ----    ----        ----
                                                                  585     551         541
    Less: Current portion......................................    43      44          44
                                                                 ----    ----        ----
                                                                 $542    $507       $ 497
                                                                 ====    ====        ====

     The principal due within each of the next five years on long-term debt, assuming financing of the mortgage under similar terms, is approximately as follows:

                1996...................................................  $44
                1997...................................................   33
                1998...................................................   33
                1999...................................................   24
                2000...................................................   15

7. RELATED PARTY TRANSACTIONS

     Management fees paid to an associated company for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 were $18, $36, $8 (unaudited) and $8 (unaudited), respectively.

8. CONTINGENT LIABILITY

     The company has outstanding letters of credit to I/F/O Canada Post totalling $40 which are due February 29, 1997.

9. COMMITMENT

     The company is renting office equipment and a truck under long-term leases expiring in 2000 and 2002, respectively. The annual rent is approximately $15.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Southbank Courier, Inc.

     We have audited the accompanying consolidated balance sheets of Southbank Courier, Inc. as at December 31, 1994 and 1995, and the related consolidated statements of operations and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Southbank Courier, Inc. as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE

Toronto, Ontario
May 22, 1996

                            SOUTHBANK COURIER, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31
                                                                   -------------      MARCH 31
                                                                   1994     1995        1996
                                                                   ----     ----     -----------
                                                                                     (UNAUDITED)
ASSETS
                              CURRENT
  Cash...........................................................  $ 45     $ --         $ 61
  Account receivable (net of allowance for doubtful accounts of
     $45, $45 and $45 (unaudited) at December 31, 1994 and 1995
     and March 31, 1996, respectively)...........................   260      298          338
  Other current assets (Note 2)..................................    17       21           25
                                                                   ----     ----         ----
                                                                    322      319          424
PROPERTY AND EQUIPMENT -- net (Note 3)...........................    19       24           23
                                                                   ----     ----         ----
                                                                   $341     $343         $447
                                                                   ====     ====         ====
                            LIABILITIES
CURRENT
  Bank indebtedness..............................................  $ --     $  6         $ --
  Accounts payable...............................................    18       10           21
  Accrued liabilities............................................     7        3            5
  Income taxes payable...........................................     6       --           --
                                                                   ----     ----         ----
                                                                     31       19           26
                                                                   ----     ----         ----
COMMITMENTS (Note 5)
                       SHAREHOLDERS' EQUITY
  Common stock; 200 shares authorized, 200 shares outstanding
     (Note 4)....................................................   374      374          374
  Retained earnings (deficit)....................................   (64)     (50)          47
                                                                   ----     ----         ----
                                                                    310      324          421
                                                                   ----     ----         ----
                                                                   $341     $343         $447
                                                                   ====     ====         ====

        See accompanying notes to the consolidated financial statements

                            SOUTHBANK COURIER, INC.

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                YEAR ENDED             ENDED
                                                                DECEMBER 31          MARCH 31
                                                             -----------------     -------------
                                                              1994       1995      1995     1996
                                                             ------     ------     ----     ----
                                                                                    (UNAUDITED)
SALES......................................................  $1,597     $2,006     $477     $576
COST OF SALES..............................................     739        957      245      259
                                                             ------     ------     ----     ----
GROSS PROFIT...............................................     858      1,049      232      317
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................................     759      1,002      215      213
DEPRECIATION AND AMORTIZATION..............................       8         22        1        1
                                                             ------     ------     ----     ----
OPERATING INCOME...........................................      91         25       16      103
INTEREST EXPENSE...........................................      13         --       --       --
                                                             ------     ------     ----     ----
INCOME BEFORE INCOME TAXES.................................      78         25       16      103
PROVISION FOR INCOME TAXES.................................      14         11       10        6
                                                             ------     ------     ----     ----
NET INCOME.................................................      64         14        6       97
(DEFICIT), BEGINNING OF PERIOD.............................    (128)       (64)     (64)     (50)
                                                             ------     ------     ----     ----
RETAINED EARNINGS (DEFICIT), END OF PERIOD.................  $  (64)    $  (50)    $(58)    $ 47
                                                             ======     ======     ====     ====

        See accompanying notes to the consolidated financial statements

                            SOUTHBANK COURIER, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                                 DECEMBER 31        MARCH 31
                                                                -------------     -------------
                                                                1994     1995     1995     1996
                                                                ----     ----     ----     ----
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
  Net income for the period...................................  $ 64     $ 14     $  6     $ 97
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization............................     8       22        1        1
     Interest expense converted to common stock...............    13       --       --       --
     Loss (gain) on disposal of fixed assets..................    11       (1)      --       --
                                                                ----     ----     ----     ----
                                                                  96       35        7       98
  Changes non-cash working capital balances
     Account receivable -- net................................   (59)     (38)     (66)     (40)
     Other current assets.....................................    (3)      (4)      (1)      (4)
     Accounts payable and accrued liabilities.................   (23)     (12)      58       13
     Income taxes payable.....................................    (2)      (6)      --       --
                                                                ----     ----     ----     ----
                                                                   9      (25)      (2)      67
                                                                ----     ----     ----     ----
FINANCING ACTIVITIES
  Long-term debt..............................................    18       --       --       --
                                                                ----     ----     ----     ----
INVESTING ACTIVITIES
  Acquisition of property and equipment.......................   (13)     (29)      --       --
  Proceeds on disposal of property and equipment..............    --        3       --       --
                                                                ----     ----     ----     ----
                                                                 (13)     (26)      --       --
                                                                ----     ----     ----     ----
INCREASE (DECREASE) IN CASH POSITION..........................    14      (51)      (2)      67
CASH POSITION, BEGINNING OF PERIOD............................    31       45       45       (6)
                                                                ----     ----     ----     ----
CASH POSITION, END OF PERIOD..................................  $ 45     $ (6)    $ 43     $ 61
                                                                ====     ====     ====     ====
CASH POSITION IS COMPRISED OF:
  Cash........................................................  $ 45     $ --     $ 43     $ 61
  Bank indebtedness...........................................    --       (6)      --       --
                                                                ----     ----     ----     ----
                                                                $ 45     $ (6)    $ 43     $ 61
                                                                ====     ====     ====     ====

        See accompanying notes to the consolidated financial statements

                            SOUTHBANK COURIER, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of Southbank Courier, Inc. include the accounts of the Company and its wholly-owned subsidiaries Van Man, Inc. and Flying Pigs, Inc.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization is provided at the following rates:

    Vehicles.........................................  20% diminishing-balance basis
    Computers........................................  20% diminishing-balance basis
    Radio equipment..................................  14% diminishing-balance basis
    Furniture & fixtures.............................  14% - 20% diminishing-balance basis
    Leasehold Improvements...........................  term of lease, straight-line

  Revenue Recognition

     Revenue is recognized when the services are rendered to customers.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. OTHER CURRENT ASSETS

                                                                  DECEMBER 31
                                                                 -------------      MARCH 31
                                                                 1994     1995        1996
                                                                 ----     ----     -----------
                                                                                   (UNAUDITED)
    Due from employees.........................................  $ 4      $10          $ 6
    Security deposits..........................................    8        8            8
    Other......................................................    5        3           11
                                                                 ---      ---          ---
                                                                 $17      $21          $25
                                                                 ===      ===          ===

                            SOUTHBANK COURIER, INC.

                                 (IN THOUSANDS)

3. PROPERTY AND EQUIPMENT

                                                                  DECEMBER 31
                                                                 -------------      MARCH 31
                                                                 1994     1995        1996
                                                                 ----     ----     -----------
                                                                                   (UNAUDITED)
    Vehicles...................................................  $ 4      $--          $--
    Furniture & fixtures.......................................    3        3            3
    Radio equipment............................................   29       33           33
    Computer equipment.........................................    5       27           27
    Leasehold improvements.....................................   11       11           11
                                                                 ---      ---          ---
                                                                  52       74           74
    Less: Accumulated depreciation and amortization............   33       50           51
                                                                 ---      ---          ---
                                                                 $19      $24          $23
                                                                 ===      ===          ===

4. RELATED PARTY TRANSACTIONS

     The companies paid management fees totalling $70, $172, $35 (unaudited), and $4 (unaudited) to a shareholder during the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively.

5. COMMITMENTS

     The Company leases office space under operating lease agreements which expire in September 1997.

     At December 31, 1995, future minimum lease payments for such leases are as follows:

                1996...................................................  $22
                1997...................................................   16
                                                                         ---
                                                                         $38
                                                                         ===

     Rent expense for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 was $58, $64, $16 (unaudited) and $20 (unaudited), respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Seko Enterprises, Inc. and Related Companies

     We have audited the combined balance sheets of Seko Enterprises, Inc. and Related Companies as at December 31, 1994 and 1995 and the combined statements of income and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Seko Enterprises, Inc. and Related Companies as at December 31, 1994 and 1995 and the results of their operations and the changes in their cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE

Toronto, Ontario
April 5, 1996

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                            COMBINED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                   DECEMBER 31
                                                                -----------------      MARCH 31
                                                                 1994       1995         1996
                                                                ------     ------     -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT
  Accounts receivable (net of allowance for doubtful accounts of $79; $72; $50 (unaudited) at December 31, 1994 and
     1995 and March 31, 1996, respectively)...................  $1,018     $  981       $     922
  Prepaid and other assets (Note 4)...........................     354        387             341
                                                                ------     ------     -----------
                                                                 1,372      1,368           1,263
PROPERTY AND EQUIPMENT -- net (Note 5)........................   1,791      1,785           1,790
INTANGIBLES -- net (Note 6)...................................      84        311             307
OTHER ASSETS (Note 7).........................................      13         17              18
                                                                ------     ------     -----------
                                                                $3,260     $3,481       $   3,378
                                                                ======     ======       =========
                                           LIABILITIES
CURRENT
  Bank indebtedness...........................................  $    3     $   34       $      60
  Accounts payable and accrued liabilities (Note 8)...........     392        418             394
  Due to stockholders.........................................     579        845             698
  Current portion of notes payable (Note 9)...................      --         70              70
  Current portion of long-term debt (Note 10).................       9         12              12
                                                                ------     ------     -----------
                                                                   983      1,379           1,234
NOTES PAYABLE (Note 10).......................................      --         93              88
LONG-TERM DEBT (Notes 11).....................................   1,093      1,082           1,082
                                                                ------     ------     -----------
                                                                 2,076      2,554           2,404
                                                                ------     ------     -----------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 11)
                                      SHAREHOLDERS' EQUITY
Common stock
  Seko -- (No par value; authorized 1,000 shares; issued 200 shares)
  Metro -- (No par value; authorized 1,000 shares; issued 100 shares)
  Attention -- (No par value; authorized 1,000 shares; issued
     100 shares)
  National -- (No par value; authorized 1,000 shares; issued
     100 shares)..............................................      10         10              10
Additional paid-in capital....................................      50         70             150
Retained earnings.............................................   1,124        847             814
                                                                ------     ------     -----------
                                                                 1,184        927             974
                                                                ------     ------     -----------
                                                                $3,260     $3,481       $   3,378
                                                                ======     ======       =========

          See accompanying notes to the combined financial statements

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                                                YEAR ENDED            ENDED
                                                               DECEMBER 31           MARCH 31
                                                             ----------------    ----------------
                                                              1994      1995      1995      1996
                                                             ------    ------    ------    ------
                                                                                   (UNAUDITED)
SALES......................................................  $9,053    $8,489    $2,104    $2,062
COST OF SALES..............................................   4,838     4,421     1,140     1,111
                                                             ------    ------    ------    ------
GROSS PROFIT...............................................   4,215     4,068       964       951
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.................................................   3,825     3,886       897       941
DEPRECIATION AND AMORTIZATION..............................     196       174        30        38
                                                             ------    ------    ------    ------
OPERATING INCOME (LOSS)....................................     194         8        37       (28)
                                                             ------    ------    ------    ------
OTHER (INCOME) EXPENSE
  Interest.................................................     129       129        36        38
  Other....................................................    (113)     (105)      (29)      (33)
                                                             ------    ------    ------    ------
                                                                 16        24         7         5
                                                             ------    ------    ------    ------
INCOME (LOSS) BEFORE TAXES.................................     178       (16)       30       (33)
INCOME TAXES...............................................       3        11        11        --
                                                             ------    ------    ------    ------
NET INCOME (LOSS)..........................................     175       (27)       19       (33)
RETAINED EARNINGS, BEGINNING OF PERIOD.....................     949     1,124     1,124       847
DIVIDENDS..................................................      --       250        --        --
                                                             ------    ------    ------    ------
RETAINED EARNINGS, END OF PERIOD...........................  $1,124    $  847    $1,143    $  814
                                                             ======    ======    ======    ======

          See accompanying notes to the combined financial statements

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS
                                                                 YEAR ENDED          ENDED
                                                                DECEMBER 31         MARCH 31
                                                               --------------    --------------
                                                               1994     1995     1995     1996
                                                               -----    -----    -----    -----
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)..........................................  $ 175    $ (27)   $  19    $ (33)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation and amortization...........................    196      174       30       38
     Increase in cash value of life insurance................     (2)      (4)      (1)      (1)
     Changes in operating assets and liabilities
       Accounts receivable, net..............................   (156)      37       41       59
       Prepaid and other current assets......................    (12)     (33)      36       46
       Accounts payable and accrued liabilities..............   (242)      26        7      (24)
       Due to stockholders...................................    336      266     (180)    (147)
                                                               -----    -----    -----    -----
  Net cash provided by (used in) operating activities........    295      439      (48)     (62)
INVESTING ACTIVITIES
  Additions to property and equipment, net...................    (86)    (158)      (7)     (39)
  Additions to intangibles, net..............................    (35)    (237)     (57)      --
                                                               -----    -----    -----    -----
  Net cash used in investing activities......................   (121)    (395)     (64)     (39)
                                                               -----    -----    -----    -----
FINANCING ACTIVITIES
  Principal payments on long-term debt.......................      3       (8)      (2)      --
  (Redemption) issuance of common stock......................     (1)      20       --       --
  Notes payable..............................................     --      163       77       (5)
  Payment of dividends and return of capital.................    (49)    (250)      --       80
                                                               -----    -----    -----    -----
  Net cash provided by (used in) financing activities........    (47)     (75)      75       75
                                                               -----    -----    -----    -----
NET DECREASE (INCREASE) IN BANK INDEBTEDNESS.................    127      (31)     (37)     (26)
BANK INDEBTEDNESS, BEGINNING OF PERIOD.......................   (130)      (3)      (3)     (34)
                                                               -----    -----    -----    -----
BANK INDEBTEDNESS, END OF PERIOD.............................  $  (3)   $ (34)   $ (40)   $ (60)
                                                               =====    =====    =====    =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for
     Interest................................................  $ 129    $ 129    $  36    $  38
     Income taxes............................................      2       --       --       --
                                                               -----    -----    -----    -----
                                                               $ 131    $ 129    $  36    $  38
                                                               =====    =====    =====    =====

          See accompanying notes to the combined financial statements

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

     Seko Enterprises, Inc., Metro Messenger, Inc., Attention Messenger, Inc. and National Messenger System, Inc. (collectively the "Companies") are engaged in the courier business primarily in the Chicago metropolitan area. The Companies provide courier services through the use of independent contractors.

2. PRINCIPLES OF COMBINATION

     The Companies are under common control of a single shareholder either directly or through wholly-owned companies and have been combined due to their interdependence and form of operations. The combined financial statements include the accounts of Seko Enterprises, Inc., Metro Messenger, Inc., Attention Messenger, Inc. and National Messenger System, Inc. after all intercompany balances have been eliminated.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets as indicated in the following table by use of the straight-line and the accelerated methods used for tax purposes.

                                                 YEARS                 METHOD
                                                 ------    -------------------------------
    Buildings and improvements.................   31.5     MACRS
    Leasehold improvements.....................    5       Straight-line
    Computers and programs.....................    5       Straight-line, ACRS, and MACRS
    Equipment and fixtures.....................   5-7      Straight-line, ACRS, and MACRS
    Vehicles...................................    5       ACRS and MACRS

  Intangibles

     Customer lists and covenants not to compete are amortized over 15 years under the straight-line method.

  Income Taxes

     Certain of the Companies are S Corporations for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the respective stockholders. The Companies have elected to have its stockholders taxed directly on all income pursuant to Section 1377 of the Internal Revenue Code. Accordingly, these combined financial statements, do not reflect income taxes for these S Corporations. Federal and state income taxes have been provided for C Corporations.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                                 (IN THOUSANDS)

4. PREPAID AND OTHER CURRENT ASSETS

     Prepaid and other current assets consist of the following:

                                                              DECEMBER 31
                                                          -------------------      MARCH 31
                                                           1994        1995          1996
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Prepaid insurance...................................  $    46     $    65       $    35
    Prepaid expenses....................................       31          49            17
    Employee receivables................................       12          19            16
    Deposits............................................        5          25            22
    Income taxes recoverable............................       --          41            35
    Due from shareholder................................       85          83            84
    Other...............................................      175         105           132
                                                          -------     -------       -------
                                                          $   354     $   387       $   341
                                                          =======     =======       =======

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              DECEMBER 31
                                                          -------------------      MARCH 31
                                                           1994        1995          1996
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Land................................................  $   343     $   343       $   343
    Buildings and improvements..........................    1,459       1,459         1,459
    Leasehold improvements..............................       17          17            17
    Computers and programs..............................      829         875           875
    Equipment and fixtures..............................    1,036       1,081         1,097
    Vehicles............................................      278         320           343
                                                          -------     -------       -------
                                                            3,962       4,095         4,134
    Less accumulated depreciation.......................   (2,171)     (2,310)       (2,344)
                                                          -------     -------       -------
                                                          $ 1,791     $ 1,785       $ 1,790
                                                          =======     =======       =======

6. INTANGIBLES

     Intangibles consist of the following:

                                                              DECEMBER 31
                                                          -------------------      MARCH 31
                                                           1994        1995          1996
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Goodwill............................................  $    41     $    16       $    16
    Customer lists......................................       98         240           240
    Covenants not to compete............................      117         130           130
                                                          -------     -------       -------
                                                              256         386           386
    Less accumulated amortization.......................     (172)        (75)          (79)
                                                          -------     -------       -------
                                                          $    84     $   311       $   307
                                                          =======     =======       =======

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                                 (IN THOUSANDS)

7. OTHER ASSETS

     Other assets consist of the following:

                                                                 DECEMBER 31
                                                                -------------     MARCH 31
                                                                1994     1995       1996
                                                                ----     ----    -----------
                                                                                 (UNAUDITED)
    Cash surrender value of life insurance policy.............   $13      $17         $18
                                                                 ===      ===         ===

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                 DECEMBER 31
                                                                -------------     MARCH 31
                                                                1994     1995       1996
                                                                ----     ----    -----------
                                                                                 (UNAUDITED)
    Accounts payable..........................................  $128     $145        $108
    Accrued payroll and related benefits and commissions......   214      167         130
    Income taxes payable......................................     2       --          --
    Other accrued liabilities.................................    48      106         156
                                                                ----     ----        ----
                                                                $392     $418        $394
                                                                ====     ====        ====

9. NOTES PAYABLE

     Notes payable consists of the following:

                                                                 DECEMBER 31
                                                                -------------     MARCH 31
                                                                1994     1995       1996
                                                                ----     ----    -----------
                                                                                 (UNAUDITED)
    Notes payable to competitors..............................   $--     $163        $158
    Less current portion......................................    --       70          70
                                                                 ---     ----        ----
                                                                 $--     $ 93        $ 88
                                                                 ===     ====        ====

     Certain of the Companies have acquired customer lists from competitors. As part of the consideration for the acquisition of these assets, the Companies are committed to pay a percentage of the gross sales derived from these customers of 5.83% to 10%, for terms of 36 months.

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                                 (IN THOUSANDS)

10. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                DECEMBER 31
                                                             -----------------     MARCH 31
                                                              1994       1995        1996
                                                             ------     ------    -----------
                                                                                  (UNAUDITED)
    Mortgage payable to NSK Enterprises, Inc.
      No set maturity, interest at 12% monthly payments of
      interest only secured by a first charge on
      9250 Ivanhoe Street property.........................  $  537     $  537       $  537
    Mortgage payable,
      Maturing June 1, 1995, interest at 10.5%, monthly
      payments of principal and interest, secured by a
      first charge on
      939 W. Lake Street property..........................     559         --           --
    Mortgage payable,
      Maturing August 1, 2005, interest at 9%, monthly
      payments of principal and interest, secured by a
      first charge on
      939 W. Lake Street property..........................      --        555          557
    Loan payable,
      Maturing May 1, 1996, interest at 3.9%, monthly
      payments of principal and interest, secured by
      automobile...........................................       6          2           --
                                                             ------     ------       ------
                                                              1,102      1,094        1,094
    Less current portion...................................       9         12           12
                                                             ------     ------       ------
                                                             $1,093     $1,082       $1,082
                                                             ======     ======       ======

     At March 31, 1996, the aggregate amounts of principal maturities of long-term obligations are as follows:

                                                                           (UNAUDITED)
        1996.............................................................    $    12
        1997.............................................................          8
        1998.............................................................          9
        1999.............................................................         10
        2000.............................................................         11
        Thereafter.......................................................      1,044
                                                                             -------
        Total............................................................    $ 1,094
                                                                             =======

11. COMMITMENTS AND CONTINGENT LIABILITIES

  Litigation

     The Companies are, from time to time, a party to litigation arising in the normal course of its business, most of which involve claims for personal injury and property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial position or results of operations of the Companies.

                  SEKO ENTERPRISES, INC. AND RELATED COMPANIES

                                 (IN THOUSANDS)

12. PENSION PLAN

     The pension plan covers employees of all of the Companies. Through 1994, the plan provided pension benefits based on years of service and the employee's compensation during the five highest consecutive years of participation. The pension plan benefit formula was amended effective April 1, 1989 to reflect new provisions of the Tax Reform Act of 1986. These amendments resulted in a decrease in the future benefits provided. The benefits earned as of April 1, 1989 by existing participants were not reduced; however, in many cases, these benefits exceed projected benefits under the amended formula. During 1995, the plan was amended to change the method by which participant benefits are calculated effective March 31, 1994, with benefits earned subsequently using the amended formula. The projected benefit obligation correspondingly decreased by approximately $223 and is being amortized over 19 years. The Companies' funding policy is to contribute annually an amount greater than the minimum or up to the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The plans assets consist principally of mutual funds.

     The following table sets forth the plan's funded status and amounts recognized in the Companies' balance sheets:

                                                                            DECEMBER 31
                                                                         -----------------
                                                                          1994       1995
                                                                         ------     ------
    Actuarial present value of benefit obligations:
    Accumulated benefit obligations, including vested benefits of $775
      and $26, respectively............................................  $  793     $   26
                                                                         ======     ======
    Projected benefit obligations for service rendered to date.........  $1,027     $   68
    Plan assets at fair value..........................................   1,127        519
                                                                         ------     ------
    Plan assets in excess of projected benefit obligation..............     100        450
    Unrecognized net loss from past experience different that
      assumed..........................................................     231         89
    Unrecognized prior service cost....................................      --       (212)
    Unrecognized net asset as of April 1, 1989, being recognized over
      19 years.........................................................    (260)      (242)
                                                                         ------     ------
    Prepaid pension cost included in prepaid and other current
      assets...........................................................  $   71     $   85
                                                                         ======     ======

     Net pension (benefit) cost for the years ended December 31, 1994 and 1995 include the following components:

                                                                          1994       1995
                                                                         ------     ------
    Service cost -- benefits earned during the year....................  $   53     $   56
    Interest cost on projected benefit obligation......................      72          1
    Plan assets at fair value..........................................       7        (29)
    Plan assets in excess of projected benefit obligation..............    (117)       (42)
                                                                         ------     ------
    Net periodic pension (benefit).....................................  $   15     $  (14)
                                                                         ======     ======

     Assumptions used in the above calculations are as follows:

                                                                      AS OF MARCH 31,
                                                                       1994 AND 1995
                                                                      ---------------
        Discount rates................................................         8.0%
        Rates of increase in compensation levels......................         5.0
        Expected long-term rate of return on assets...................         8.0

     The 1994 and 1995 figures include benefits for 19 employees of Metro Messenger, Inc. and 9 employees of National Messenger System, Inc., whose employees are covered under the same plan (83 in 1994; 82 in 1995 in total).

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of Seidel Delivery

     We have audited the accompanying combined balance sheets of Seidel Delivery as of December 31, 1994 and 1995, and the related combined statements of income and retained earnings and of cash flows for the years then ended. The combined financial statements include the accounts of Seidel Enterprises, Inc. and NOW Courier, Inc. (collectively "the Companies"), which do business as Seidel Delivery and are under common ownership by an individual shareholder. These financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Seidel Delivery as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Columbus, Ohio
March 22, 1996

                                SEIDEL DELIVERY

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       DECEMBER 31
                                                                       -----------    MARCH 31
                                                                       1994   1995      1996
                                                                       ----   ----   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT
  Cash and cash equivalents..........................................  $ 18   $ 40      $  64
  Accounts receivable................................................   196    181        175
  Prepaid expenses and other.........................................    41     53         40
                                                                       ----   ----      -----
                                                                        255    274        279
PROPERTY AND EQUIPMENT -- net (Note 3)...............................    62     50         46
                                                                       ----   ----      -----
                                                                       $317   $324      $ 325
                                                                       ====   ====      =====
                                          LIABILITIES
CURRENT
  Accounts payable
     Trade...........................................................  $ 28   $ 31      $  13
     Affiliate.......................................................    30     --         --
     Shareholder.....................................................    --      5          5
  Accrued expenses
     Payroll and related expenses....................................    30     33         17
     Other...........................................................    19     18         36
                                                                       ----   ----      -----
                                                                        107     87         71
                                                                       ----   ----      -----
                                      SHAREHOLDER'S EQUITY
  Common stock:
     Seidel -- 3,000 shares authorized, 1,660 shares issued and outstanding, no par value
     NOW -- 500 shares authorized, 50 shares issued and outstanding,
      no par value...................................................    12     12         12
  Retained earnings..................................................   198    225        242
                                                                       ----   ----      -----
                                                                        210    237        254
                                                                       ----   ----      -----
                                                                       $317   $324      $ 325
                                                                       ====   ====      =====

          See accompanying notes to the combined financial statements

                                SEIDEL DELIVERY

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                                YEAR ENDED         THREE MONTHS
                                                                DECEMBER 31          MARCH 31
                                                             -----------------     -------------
                                                              1994       1995      1995     1996
                                                             ------     ------     ----     ----
                                                                                    (UNAUDITED)
SALES......................................................  $1,929     $1,776     $457     $417
COST OF SALES..............................................   1,184      1,116      284      263
                                                             ------     ------     ----     ----
GROSS PROFIT...............................................     745        660      173      154
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............     701        628      150      137
DEPRECIATION AND AMORTIZATION..............................      20         19        5        5
                                                             ------     ------     ----     ----
OPERATING INCOME...........................................      24         13       18       12
OTHER INCOME...............................................       3         21        5        7
                                                             ------     ------     ----     ----
INCOME BEFORE PROVISION FOR INCOME TAXES...................      27         34       23       19
PROVISION FOR INCOME TAXES.................................       2          7        1        2
                                                             ------     ------     ----     ----
NET INCOME.................................................      25         27       22       17
RETAINED EARNINGS, BEGINNING OF PERIOD.....................     173        198      198      225
                                                             ------     ------     ----     ----
RETAINED EARNINGS, END OF PERIOD...........................  $  198     $  225     $220     $242
                                                             ======     ======     ====     ====

          See accompanying notes to the combined financial statements

                                SEIDEL DELIVERY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED       THREE MONTHS
                                                                 DECEMBER 31        MARCH 31
                                                                -------------     -------------
                                                                1994     1995     1995     1996
                                                                ----     ----     ----     ----
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
  Net income..................................................  $ 25     $ 27     $ 22     $ 17
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization............................    20       19        5        4
     Loss on disposal of property and equipment...............     3       --       --       --
     Change in operating assets and liabilities:
       Accounts receivable....................................    23       15       12        6
       Prepaid expenses and other.............................    (7)     (12)      12       13
       Accounts payable and accrued expenses..................   (44)     (20)     (32)     (16)
                                                                ----     ----     ----     ----
  Net cash provided by operating activities...................    20       29       19       24
INVESTING ACTIVITIES
  Capital expenditures for property and equipment.............    (9)      (7)      (5)      --
                                                                ----     ----     ----     ----
NET INCREASE IN CASH AND CASH EQUIVALENTS.....................    11       22       14       24
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD................     7       18       18       40
                                                                ----     ----     ----     ----
CASH AND CASH EQUIVALENTS, END OF PERIOD......................  $ 18     $ 40     $ 32     $ 64
                                                                ====     ====     ====     ====
SUPPLEMENTAL INFORMATION
  Cash paid during the period for income taxes................  $  3     $  7     $ --     $ --
                                                                ====     ====     ====     ====

          See accompanying notes to the combined financial statements

                                SEIDEL DELIVERY

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The combined financial statements of Seidel Delivery (collectively the "Companies") include the accounts of Seidel Enterprises, Inc. ("Seidel") and NOW Courier, Inc. ("NOW") and is engaged in the courier business primarily in central Ohio, and provide services through the use of independent contractors.

     Revenue Recognition -- Revenues are recorded when deliveries are complete.

     Nature of Combination -- The Companies are under the common control of a single shareholder and have been combined due to their interdependence and form of operations. Seidel is a management company with the sole purpose of providing management and administrative support to NOW, the operating company. NOW has no employees and relies on sub-contractors for all labor needs. For combined financial reporting purposes, all intercompany balances have been eliminated.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets as follows:

                                                                      YEARS
                                                                      ------
                Vehicles............................................    5
                Radio Equipment.....................................  5 - 10
                Office furniture and equipment......................    5

     Income Taxes -- Deferred tax assets and liabilities, if any, are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Companies had no deferred tax assets or liabilities at December 31, 1994 and 1995 and March 31, 1996.

     Cash and Cash Equivalents -- The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. REVENUES FROM SIGNIFICANT CUSTOMERS

     Revenues from five customers accounted for approximately 20% of the Companies' revenues for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1995 and 1996.

3. PROPERTY AND EQUIPMENT

                                                                DECEMBER 31
                                                               -------------      MARCH 31
                                                               1994     1995        1996
                                                               ----     ----     -----------
                                                                                 (UNAUDITED)
    Vehicles.................................................  $ 29     $ 29        $  14
    Radio equipment..........................................    55       57           61
    Office furniture and equipment...........................    72       69           71
                                                               ----     ----        -----
                                                                156      155          146
    Less: Accumulated depreciation...........................    94      105          100
                                                               ----     ----        -----
                                                               $ 62     $ 50        $  46
                                                               ====     ====        =====

                                SEIDEL DELIVERY

                                 (IN THOUSANDS)

4. RELATED PARTY TRANSACTIONS

     The Companies paid building rent to their shareholder during the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, totalling $42,000, $37,800, $10,500 (unaudited), and $10,500 (unaudited), respectively.

     The Companies paid certain license rental fees totaling $4,000 to a company wholly-owned by their shareholder during 1994.

5. PENDING TRANSACTION

     In March 1996, the shareholder entered into an agreement of intent for the sale of 100% of the Companies common stock to an unrelated third party.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
The Company...........................   11
Use of Proceeds.......................   12
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial
  Data................................   15
Pro Forma Financial Information.......   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   27
Management............................   37
Certain Transactions..................   43
Principal Stockholders................   45
Description of Capital Stock..........   46
Shares Eligible For Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   53
Additional Information................   53
Index to Financial Statements.........  F-1


                             ---------------------


  UNTIL SEPTEMBER 7, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                2,600,000 SHARES


                                 [DYNAMEX LOGO]

                                  COMMON STOCK
                         ------------------------------

                                   PROSPECTUS


                                AUGUST 13, 1996


                         ------------------------------
                            WILLIAM BLAIR & COMPANY


                         HOAK BREEDLOVE WESNESKI & CO.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amount shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.

    Securities and Exchange Commission registration fee.......................  $ 14,752
    NASD filing fee...........................................................     4,778
    Nasdaq National Market listing fee........................................    33,274
    Legal fees and expenses...................................................   150,000
    Accounting fees and expenses..............................................   275,000
    Printing and engraving expenses...........................................   175,000
    Transfer agent and registrar fees and expenses............................    10,000
    Blue Sky fees and expenses................................................    15,000
    Miscellaneous expenses....................................................   122,196
                                                                                --------
              Total...........................................................  $800,000
                                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors to the Company and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

     The Company's Bylaws provide that the Company shall indemnify each of its directors and officers, acting in such capacity, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law. The Company is also required to advance to such persons payment for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified.

     The Company also maintains a directors' and officers' liability insurance policy insuring directors and officers of the Company for up to $5.0 million of covered losses as defined in the policy. Reference is also made to the indemnification and contribution provisions of the Underwriting Agreement filed as an exhibit to this Registration Statement. The Company has entered into Indemnification Agreements with each of its directors and certain of its officers contractually requiring the Company to provide such indemnification to the extent permitted by applicable law.

     Pursuant to the Underwriting Agreement to be entered among the Company and the Underwriters, officers and directors of the Company are indemnified for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

     Since August 1, 1992, the Company has sold or issued the following unregistered securities:

          1. On November 16, 1993, (i) the Company declared a 17.2542-to-1 stock dividend on the shares of Common Stock outstanding as of such date; (ii) the Company issued to George M. Siegel 30,912 shares of Common Stock at a purchase price of $3.24 per share, which purchase price was payable by Mr. Siegel pursuant to a promissory note issued by Mr. Siegel to the Company on such date; (iii) the Company issued to Cypress 1,236,096 shares of the Company's convertible preferred stock and 309,024 shares of the Company's Common Stock at a purchase price of $3.24 per share, which purchase price was paid in cash by Cypress; and (iv) the Company issued to McFarland, Grossman & Co. ("MGC") 5,000 shares of Common Stock at a purchase price of $3.24 per share, which purchase price was paid in cash by MGC.

          2. On May 31, 1995, at a purchase price of $4.25 per share (i) Cypress converted its shares of convertible preferred stock and the dividends and interest accrued thereon into Common Stock; (ii) the Company issued to Cypress 294,116 shares of Common Stock, which purchase price was paid in cash by Cypress; (ii) the Company issued to Preferred Risk Life Insurance Company 147,056 shares and Preferred Risk Mutual Insurance Company purchased 147,060 shares of Common Stock, which purchase prices were paid in cash by such entities; and (iii) George M. Siegel purchased 20,000 shares of Common Stock, which purchase price was payable by Mr. Siegel pursuant to a promissory note issued by Mr. Siegel to the Company on such date.

          3. On December 28, 1995, the Company issued and delivered approximately $1.8 million of Bridge Notes to James M. Hoak, approximately $1.0 million of Bridge Notes to Cypress, and approximately $1.8 million of Bridge Notes to various limited partners of Cypress and affiliates of its general partner in exchange for cash in the corresponding amounts. The holders of the Bridge Notes received the Bridge Warrants which enable the holders to purchase an aggregate of 1,080,000 shares of Common Stock at a price of $.025 per share, which number of shares shall be reduced to 540,000 in the event that the Company has redeemed the Bridge Notes by June 30, 1996, which such date shall be extended to a date no later than December 31, 1996 if the Company is actively engaged in the initial public offering process during such time.


          5. Pursuant to Acquisition Agreements that were executed prior to the date the Registration Statement was initially filed with the Securities and Exchange Commission, the stockholders of certain of the Acquired Companies agreed to accept as partial consideration for consummation of such Acquisitions an aggregate of approximately $1.4 million in shares of Common Stock at the initial public offering price. Consequently, the Company will issue an aggregate of 173,485 shares of Common Stock upon consummation of such Acquisitions.



          6. Between August 1, 1992 and April 30, 1996, the Company granted options to approximately six persons or entities, as the case may be, to purchase an aggregate of 226,384 shares of the Company's Common Stock pursuant to the Option Plan for purchase prices ranging from $3.24 to $4.25 per share. Options to purchase 17,000 shares have expired. In connection with the Offering, the Company intends to grant options to 13 persons to purchase an aggregate of 259,000 shares of the Company's Common Stock pursuant to the Option Plan at the initial public offering price.


     In issuing such securities, the Company relied on the exemption from the registration and prospectus delivery requirements of the Securities Act provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

      EXHIBIT
       NUMBER                                      DESCRIPTION
      -------                                      -----------
         1.1(2)      -- Form of Underwriting Agreement.
         2.1(2)      -- Share Purchase Agreement, by and among Dynamex Inc., Action Delivery and Messenger Service Limited, Nancy Smithers, David Nantau,
                        Naturally Nova Scotia Health Products Limited and 2306080 Nova Scotia
                        Limited dated June 20, 1996.

      EXHIBIT
       NUMBER                                      DESCRIPTION
      -------                                      -----------
         2.2(2)      -- Share Purchase Agreement, by and among Dynamex Inc., Zipper
                        Transportation Services Ltd., KHB & Associates Ltd, Kenneth Bishop
                        and Bruce Bishop, dated June 3, 1996.
         2.3(2)      -- Stock Purchase Agreement, by and among Dynamex Inc., NSK Enterprises,
                        Inc., Seko Enterprises, Inc., YS Corporation d/b/a Metro Messenger
                        Service Inc., Attention Messenger Service of Illinois, Inc., Dynamex
                        Inc., Norman Koppel and Joe Garcia, dated June 3, 1996.
         2.4(2)      -- Stock Purchase Agreement, by and among Dynamex Inc., Express-It
                        Acquisition Corp., Express-It Inc., Barry J. Steingard and William
                        Castor, dated June 3, 1996.
         2.5(2)      -- Agreement and Plan of Merger, by and among Dynamex Inc., SEI
                        Acquisition Corp., NCI Acquisition Corp., Seidel Enterprises, Inc,
                        Now Courier, Inc. and Edward F. Seidel, Jr., dated June 3, 1996.
         3.1(2)      -- Restated Certificate of Incorporation of Dynamex Inc.
         3.2(2)      -- Bylaws, as amended and restated, of Dynamex Inc.
         4.1(2)      -- Rights Agreement between Dynamex Inc. and Harris Trust and Savings
                        Bank, dated July 5, 1996.
         5.1(2)      -- Opinion of Crouch & Hallett, L.L.P.
        10.1(2)      -- Employment Agreement of Richard K. McClelland.
        10.2(2)      -- Consulting Agreement of George M. Siegel.
        10.3(2)      -- Dynamex Inc. 1996 Stock Option Plan.
        10.4(2)      -- Marketing and Transportation Services Agreement, between Purolator
                        Courier Ltd. and Parcelway Courier Systems Canada Ltd., dated
                        November 20, 1995.
        10.5(2)      -- Form of Indemnification and Hold Harmless Agreements with Executive
                        Officers and Directors.
        10.6(2)      -- Registration Rights Agreement by and among Dynamex Inc., Cypress,
                        McFarland Grossman & Co. and George M. Siegel, dated November 16,
                        1993, as amended by that Amendment No. 1 to Registration Rights
                        Agreement, dated May 31, 1995.
        10.7(2)      -- Registration Rights Agreement, by and among Dynamex Inc., Preferred
                        Risk Mutual Insurance Company, Preferred Life Insurance Company and
                        Richard K. McClelland, dated May 31, 1995.
        10.8(2)      -- Amended and Restated Credit Agreement by and among the Company and
                        NationsBank of Texas, N.A., as agent for the lenders named therein, dated July 5, 1996.
        10.9(2)      -- Subordinated Renewal Promissory Note, payable by Dynamex Inc. to Air
                        Canada, in the original principal amount of Cdn $3,225,000, dated
                        December 28, 1995.
        10.10(2)     -- Form of Junior Subordinated Debenture, payable by Dynamex Inc., dated
                        December 28, 1995.
        10.11(2)     -- Form of Dynamex Inc. Common Stock Purchase Warrant, dated December
                        28, 1995.
        10.12(2)     -- Asset Purchase Agreement by and among Dynamex Operations East, Inc.,
                        Dynamex Operations West, Inc., Parcelway Courier Systems Canada Ltd.,
                        Mayne Nickless Incorporated, Mayne Nickless Canada Inc., Mayne
                        Nickless Courier Systems, Inc., Mayne Nickless Messenger Services,
                        Inc. and Mayne Nickless Transport Inc., dated December 29, 1995.
        10.13(2)     -- Asset Purchase Agreement by and among Parcelway Courier Systems
                        Canada Ltd. and Air Canada, dated May 31, 1995.
        11.1(2)      -- Statement re computation of earnings per share.
        21.1(2)      -- Subsidiaries of the Registrant.

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
        23.1(1)      -- Independent Auditors' Consent of Deloitte & Touche.
        23.2(1)      -- Independent Auditors' Consent of Deloitte & Touche LLP.
        23.3(1)      -- Independent Auditors' Consent of Price Waterhouse.
        23.4(2)      -- Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5.1).
        23.5(2)      -- Consent of Kenneth Bishop as Nominee Director of Dynamex Inc.
        23.6(2)      -- Consent of E. T. Whalen as Nominee Director of Dynamex Inc.
        24.1(2)      -- Power of Attorney (included on page II-5).


- ---------------

(1) Filed herewith

(2) Previously filed

     (b) Financial Schedules and Reports of Independent Auditors are as follows:

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising from the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 13th day of August, 1996.


                                            DYNAMEX INC.

                                            By: /s/  ROBERT P. CAPPS
                                                ----------------------------
                                                   Robert P. Capps, Vice
                                                     President-Finance
                                                 and Corporate Development


     Pursuant to the requirements of the Securities Act of 1933, this amendment to this Registration Statement has been signed by the following persons in the capacities on the 13th day of August, 1996.


                    NAME                                           TITLE
                    ----                                           -----
                      *                        President, Chief Executive Officer and
- ---------------------------------------------    Chairman of the Board (Principal Executive
            Richard K. McClelland                Officer)

            /s/  ROBERT P. CAPPS               Vice President-Finance and Corporate
- ---------------------------------------------    Development (Principal Financial Officer)
               Robert P. Capps

                      *                        Controller and Secretary (Principal
- ---------------------------------------------    Accounting Officer)
              Martin A. Piccolo

                      *                        Director
- ---------------------------------------------
                James M. Hoak

                      *                        Director
- ---------------------------------------------
                 Wayne Kern

                      *                        Director
- ---------------------------------------------
              Stephen P. Smiley

                      *                        Director
- ---------------------------------------------
               Brian J. Hughes

        *By     /s/  ROBERT P. CAPPS
- ---------------------------------------------
               Robert P. Capps
              Attorney-in-Fact

                               INDEX TO EXHIBITS

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         1.1(2)      -- Form of Underwriting Agreement.
         2.1(2)      -- Share Purchase Agreement, by and among Dynamex Inc., Action Delivery and Messenger Service Limited, Nancy Smithers, David Nantau,
                        Naturally Nova Scotia Health Products Limited and 2306080 Nova Scotia
                        Limited dated June 20, 1996.
         2.2(2)      -- Share Purchase Agreement, by and among Dynamex Inc., Zipper
                        Transportation Services Ltd., KHB & Associates Ltd, Kenneth Bishop
                        and Bruce Bishop, dated June 3, 1996.
         2.3(2)      -- Stock Purchase Agreement, by and among Dynamex Inc., NSK Enterprises,
                        Inc., Seko Enterprises, Inc., YS Corporation d/b/a Metro Messenger
                        Service Inc., Attention Messenger Service of Illinois, Inc., Dynamex
                        Inc., Norman Koppel and Joe Garcia, dated June 3, 1996.
         2.4(2)      -- Stock Purchase Agreement, by and among Dynamex Inc., Express-It
                        Acquisition Corp., Express-It Inc., Barry J. Steingard and William
                        Castor, dated June 3, 1996.
         2.5(2)      -- Agreement and Plan of Merger, by and among Dynamex Inc., SEI
                        Acquisition Corp., NCI Acquisition Corp., Seidel Enterprises, Inc,
                        Now Courier, Inc. and Edward F. Seidel, Jr., dated June 3, 1996.
         3.1(2)      -- Restated Certificate of Incorporation of Dynamex Inc.
         3.2(2)      -- Bylaws, as amended and restated, of Dynamex Inc.
         4.1(2)      -- Rights Agreement between Dynamex Inc. and Harris Trust and Savings
                        Bank, dated July 5, 1996.
         5.1(2)      -- Opinion of Crouch & Hallett, L.L.P.
        10.1(2)      -- Employment Agreement of Richard K. McClelland.
        10.2(2)      -- Consulting Agreement of George M. Siegel.
        10.3(2)      -- Dynamex Inc. 1996 Stock Option Plan.
        10.4(2)      -- Marketing and Transportation Services Agreement, between Purolator
                        Courier Ltd. and Parcelway Courier Systems Canada Ltd., dated
                        November 20, 1995.
        10.5(2)      -- Form of Indemnification and Hold Harmless Agreements with Executive
                        Officers and Directors.
        10.6(2)      -- Registration Rights Agreement by and among Dynamex Inc., Cypress,
                        McFarland Grossman & Co. and George M. Siegel, dated November 16,
                        1993, as amended by that Amendment No. 1 to Registration Rights
                        Agreement, dated May 31, 1995.
        10.7(2)      -- Registration Rights Agreement, by and among Dynamex Inc., Preferred
                        Risk Mutual Insurance Company, Preferred Life Insurance Company and
                        Richard K. McClelland, dated May 31, 1995.
        10.8(2)      -- Amended and Restated Credit Agreement by and among the Company and
                        NationsBank of Texas, N.A., as agent for the lenders named therein, dated July 5, 1996.
        10.9(2)      -- Subordinated Renewal Promissory Note, payable by Dynamex Inc. to Air
                        Canada, in the original principal amount of Cdn $3,225,000, dated
                        December 28, 1995.

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
        10.10(2)     -- Form of Junior Subordinated Debenture, payable by Dynamex Inc., dated
                        December 28, 1995.
        10.11(2)     -- Form of Dynamex Inc. Common Stock Purchase Warrant, dated December
                        28, 1995.
        10.12(2)     -- Asset Purchase Agreement by and among Dynamex Operations East, Inc.,
                        Dynamex Operations West, Inc., Parcelway Courier Systems Canada Ltd.,
                        Mayne Nickless Incorporated, Mayne Nickless Canada Inc., Mayne
                        Nickless Courier Systems, Inc., Mayne Nickless Messenger Services,
                        Inc. and Mayne Nickless Transport Inc., dated December 29, 1995.
        10.13(2)     -- Asset Purchase Agreement by and among Parcelway Courier Systems
                        Canada Ltd. and Air Canada, dated May 31, 1995.
        11.1(2)      -- Statement re computation of earnings per share.
        21.1(2)      -- Subsidiaries of the Registrant.
        23.1(1)      -- Independent Auditors' Consent of Deloitte & Touche.
        23.2(1)      -- Independent Auditors' Consent of Deloitte & Touche LLP.
        23.3(1)      -- Independent Auditors' Consent of Price Waterhouse.
        23.4(2)      -- Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5.1).
        23.5(2)      -- Consent of Kenneth Bishop as Nominee Director of Dynamex Inc.
        23.6(2)      -- Consent of E. T. Whalen as Nominee Director of Dynamex Inc.
        24.1(2)      -- Power of Attorney (included on page II-5).


- ---------------

(1) Filed herewith

(2) Previously filed